Exhibit 4.129

[***] Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 4.129

ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

by and between

NGP BLUE MOUNTAIN I LLC,

a Delaware limited liability company

(as Owner)

And

ORMAT NEVADA INC.,

a Delaware corporation

(as Contractor)

for the

BLUE MOUNTAIN GEOTHERMAL POWER PROJECT

Dated as of March 28, 2008

SD\617012.13

1	.	DEFINITIONS AND RULES OF INTERPRETATION		2

2	.	AGREEMENT, EXHIBITS, CONFLICTS		18

		2.1	Exhibits	18
		2.2	Terms; References	18
		2.3	Conflicts in Documentation	18
		2.4	Documentation Format	18
		2.5	Construction of Terms	19

3	.	RESPONSIBILITIES OF OWNER		19

		3.1	Project Representative	19
		3.2	Ministerial Assistance	19
		3.3	Owner Acquired Permits	19
		3.4	Access to Site	19
		3.5	Owner Provided Work	20
		3.6	Owner Provided Security	20
		3.7	Owner Provided Trainees	21
		3.8	Cooling Tower Make-Up Water	21
		3.9	Hazardous Materials	21
		3.10	Use of Spare Parts	21
		3.11	Owner Responsibilities	21

4	.	RESPONSIBILITIES OF CONTRACTOR		21

		4.1	Turnkey Basis	21
		4.2	Performance of Work	21
		4.3	Design and Construction of Project	22
		4.4	Temporary Facilities and Utilities	22
		4.5	Organization	22
		4.6	Contractor Acquired Permits	22
		4.7	Maintenance of Site	22
		4.8	Price Allocation Schedule	22
		4.9	Safeguards	22
		4.10	Expediting	23
		4.11	Temporary Work	23
		4.12	Applicable Laws/Permits	23
		4.13	Quality Assurance Program	23
		4.14	Access	24
		4.15	Data; Drawings	24
		4.16	Training of Owner’s Personnel	24
		4.17	Spare Parts Schedule, Contractor Spare Parts	25
		4.18	Performance Test Personnel	25

5	.	COVENANTS, WARRANTIES AND REPRESENTATIONS		25

		5.1	Of Contractor	25

-i-

		5.2	Of Owner	27

6	.	COST OF WORK		28

		6.1	Contract Price	28
		6.2	All Items of Work Included	29
		6.3	Nevada Sales and Use Taxes	29

7	.	TERMS OF PAYMENT		30

		7.1	Milestones	30
		7.2	Contractor’s Invoices	30
		7.3	Subcontractor Statements	31
		7.4	Owner Review	31
		7.5	Payments	31
		7.6	Retainage	32
		7.7	Final Payment	32
		7.8	Method of Payment	33
		7.9	Disputes	33
		7.10	Holdbacks.	33
		7.11	Application of Monies	34
		7.12	Contract Interest Rate	34

8	.	COMMENCEMENT AND SCHEDULING OF THE WORK		34

		8.1	Notice to Proceed	34
		8.2	Prosecution of Work	35
		8.3	Key Date Schedule	35
		8.4	Action Plan	36
		8.5	Progress Reporting	36
		8.6	Meetings	36
		8.7	Acceleration of Work	36

9	.	FORCE MAJEURE AND Excusable Events		37

		9.1	Force Majeure	37
		9.2	Notice	37
		9.3	Scope of Suspension; Duty to Mitigate	37
		9.4	Removal of Force Majeure	38
		9.5	Each Party’s Responsibility	38
		9.6	Contractor’s Remedies for Force Majeure and Excusable Event	38
		9.7	Termination for Extended Force Majeure	39

10	.	SUBCONTRACTORS		39

		10.1	Use of Major Subcontractors and Vendors	39
		10.2	No Approvals; Contractor Responsible for Work	39
		10.3	Assignment	39
		10.4	Information; Access	40

-ii-

		10.5	Subcontracts	40
		10.6	Cooperation	40

11	.	LABOR RELATIONS		40

		11.1	General Management of Employees	40
		11.2	Labor Disputes	41
		11.3	Personnel Documents	41
		11.4	Key Personnel	41
		11.5	Replacement at Owner’s Request	41
		11.6	Project Manager	41

12	.	INSPECTION; EFFECT OF REVIEW AND COMMENT		41

		12.1	Right to Have Defective Work Remedied	41
		12.2	Inspection	41
		12.3	Owner Review of Documents	42
		12.4	Remedy of Flaws	42
		12.5	Limitation on Owner’s Obligations	42
		12.6	Inspection by Contractor	43

13	.	SITE CONDITIONS		43

		13.1	Site Conditions	43
		13.2	Differing Site Conditions	43
		13.3	Unforeseen Site Conditions	43

14	.	PERFORMANCE GUARANTEES AND TESTS		44

		14.1	Performance Guarantees and Other Requirements	44
		14.2	Performance Test Procedures	44
		14.3	Performance Test Schedules	44
		14.4	Performance Tests	44
		14.5	Non-Conforming Work	45
		14.6	Certificate of Completion of Performance Test	45
		14.7	Revenues	45

15	.	MECHANICAL, SUBSTANTIAL AND FINAL COMPLETION OF THE PROJECT		45

		15.1	Punchlist	45
		15.2	Notice of Mechanical Completion	46
		15.3	Substantial Completion	46
		15.4	Notice of Substantial Completion	47
		15.5	Final Completion	48
		15.6	Contractor’s Access After Substantial Completion	49
		15.7	Changes in Guaranteed Dates	49

-iii-

16	.	DELAY DAMAGES, early completion bonus, BUY DOWN AMOUNTS AND PERFORMANCE BONUS		49

		16.1	Delay Liquidated Damages and Early Completion Bonus	49
		16.2	Buy-Down for Performance Tests	50
		16.3	Payment of Buy Down Amount	51
		16.4	Cure Period	51
		16.5	Offset	54
		16.6	Sole Remedy	55
		16.7	Enforceability	55

17	.	CHANGES IN THE WORK		55

		17.1	Change In Work	55
		17.2	By Owner	56
		17.3	By Contractor	56
		17.4	Procedures	57
		17.5	Owner Directives.	58
		17.6	Additional Relief	59
		17.7	No Suspension	59

18	.	WARRANTIES CONCERNING THE WORK		59

		18.1	Work Warranties	59
		18.2	Materials Warranty	59
		18.3	Warranty Period	60
		18.4	Enforcement by Owner	60
		18.5	Exclusions	60
		18.6	Assignment of Subcontractor Warranties	61
		18.7	Correction of Defects	61
		18.8	Limitations On Warranties	62

19	.	EQUIPMENT IMPORTATION; TITLE		63

		19.1	Importation of Equipment and Materials	63
		19.2	Title	63
		19.3	Protection	63
		19.4	Owner Possession	63

20	.	DEFAULT		63
		20.1	Contractor Events of Default	63
		20.2	Owner’s Rights and Remedies	64
		20.3	Damages for Contractor Default	65
		20.4	Owner Event of Default	66
		20.5	Contractor’s Rights and Remedies	67

21	.	EARLY TERMINATION		67

-iv-

		21.1	General	67
		21.2	Claims for Payment	68

22	.	SUSPENSION		69

		22.1	General	69
		22.2	Contractor’s Termination Right	69
		22.3	Extension of Time and Compensation Rights	69

23	.	INSURANCE		70

		23.1	General	70
		23.2	Subrogation Waivers	71
		23.3	Subcontractor Insurance	71
		23.4	Insurance Coverages	71
		23.5	Failure to Maintain Insurance	71

24	.	RISK OF LOSS OR DAMAGE		71

		24.1	Contractor Assumption of Risk	71
		24.2	Risk of Loss After Substantial Completion	72

25	.	INDEMNIFICATION		72

		25.1	By Contractor	72
		25.2	By Owner	73
		25.3	Actions by Government Authorities	74
		25.4	Patent Infringement and Other Indemnification Rights	74
		25.5	Claim Notice	75

26	.	TREATMENT OF CONFIDENTIAL INFORMATION		76

		26.1	Confidential Information.	76

27	.	INVENTIONS AND LICENSES		76

		27.1	Contractor Patents and Proprietary Licenses	76
		27.2	Software Licenses	77

28	.	ASSIGNMENT BY OWNER		77

29	.	ASSIGNMENT BY CONTRACTOR		77

30	.	HAZARDOUS MATERIALS		78

31	.	NON-PAYMENT CLAIMS		78

32	.	NOTICES AND COMMUNICATIONS		79

		32.1	Requirements	79

-v-

		32.2	Representatives	80

33	.	LIMITATIONS OF LIABILITY AND REMEDIES		80

		33.1	Limitations on Damages	80
		33.2	Limitations on Contractor’s Liability.	81
		33.3	Limitation on Owner’s Liability	81
		33.4	Releases, Indemnities and Limitations	81
		33.5	Representations and Remedies	81

34	.	DISPUTES		82

		34.1	Negotiations	82
		34.2	Arbitration	82
		34.3	Entry of Judgment	83
		34.4	Confidentiality	83
		34.5	Work to Continue	83
		34.6	Claims	84

35	.	MISCELLANEOUS		84

		35.1	Severability	84
		35.2	Governing Law	84
		35.3	Survival of Termination	84
		35.4	No Oral Modification	84
		35.5	No Waiver	84
		35.6	Time is of the Essence	84
		35.7	Headings for Convenience Only	85
		35.8	Third Party Beneficiaries	85
		35.9	Financing Matters.	85
		35.10	Further Assurances	85
		35.11	Record Retention	86
		35.12	Binding on Successors, Etc	86
		35.13	Merger of Prior Contracts	86
		35.14	[reserved]	86
		35.15	Counterpart Execution	86
		35.16	[reserved]	86
		35.17	Set-ff	86
		35.18	Attorneys’ Fees	86
		35.19	Announcements; Publications	86
		35.20	Independent Contractor	87
		35.21	Audit	87

-vi-

EXHIBITS

A

STATEMENT OF WORK AND SPECIFICATIONS

B

COST CALCULATIONS

C

CONTRACTOR ACQUIRED PERMITS

D

PAYMENT SCHEDULE

E

CHANGE IN WORK FORM

F

FORM OF CONTRACTOR’S INVOICE

F-1

FORM OF CONDITIONAL WAIVER AND RELEASE UPON PROGRESS PAYMENT

F-2

FORM OF UNCONDITIONAL WAIVER AND RELEASE UPON PROGRESS PAYMENT

F-3

FORM OF CONDITIONAL WAIVER AND RELEASE UPON FINAL PAYMENT

F-4

FORM OF UNCONDITIONAL WAIVER AND RELEASE UPON FINAL PAYMENT

G

[RESERVED]

H

INTERFACE POINT DIAGRAM

I

TEST AND CORRECTION CURVES

J

APPROVED MAJOR SUBCONTRACTS & VENDORS

K

KEY DATE SCHEDULE

L

FORM OF MONTHLY PROGRESS REPORT

M

FORM OF LETTER OF CREDIT

N

OWNER PROVIDED DATA

O

WARRANTY PROCEDURES

P

FORM OF ASSIGNMENT CLAUSE

Q-1

CONTRACTOR ACQUIRED INSURANCE

Q-2

OWNER ACQUIRED INSURANCE

Q-3

GENERAL INSURANCE PROVISIONS

This ENGINEERING, PROCUREMENT, AND CONSTRUCTION CONTRACT is made and entered into as of this 28th day of March, 2008, by and between NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company (“Owner”), and ORMAT NEVADA INC., a Delaware corporation (“Contractor”). Owner and Contractor are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties”.

RECITALS

A.

Owner intends to develop, own and operate a geothermal electric generating facility capable of producing 42.3 megawatts of net electrical power (meaning the sum of electrical power delivered to the electricity grid measured at the high side of the step-up transformer or measured at the low side of the step-up transformer, including compensation for step-up transformer losses, and the electrical power for the geothermal gathering system and any other Owner Provided Work power consumption) and associated geothermal production and reinjection wells into the geothermal resource located at the site commonly referred to as the Blue Mountain site in Humboldt County, Nevada (the “Project”).

B.

Owner desires to engage Contractor to design, engineer, procure, construct and test the Power Plant at the Project and to train the Project staff who will operate and maintain the Power Plant, all on a turnkey, fixed price, date certain to complete basis, and Contractor desires to provide such services, all in accordance with the terms and conditions set forth in this Contract.

C.

Contractor has:

(1)

prepared the conceptual drawings for the Project, and has been provided with all other documents, design conditions and other information relating to the Power Plant, in each case to the extent Contractor has deemed necessary in order for Contractor to assume its obligations under this Contract,

(2)

inspected the real property on which the Power Plant shall be constructed, and

(3)

performed or reviewed such other investigations, studies, and analyses (exclusive of subsurface conditions) which Contractor has determined to be necessary or prudent in connection with entering into this Contract.

D.

Contractor is willing to guarantee the timely completion and operating performance of the Power Plant, in accordance with the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the sums to be paid to Contractor by Owner and of the covenants and agreements set forth herein, the Parties agree as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION

For the purposes of this Contract, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings. The meanings specified are applicable to both singular and plural.

1.1

Abandon. To permanently remove all personnel or required equipment from the Site, such that, in the reasonable opinion of Owner, Contractor has substantially ceased execution of the Work.

1.2

Abnormally Severe Weather Conditions. Typhoons, hurricanes, tornadoes, lightening storms and other climatic and weather conditions that are abnormally severe for the period of time when, and the area where, such storms or conditions occur, in each case occurring at the Site, the access roads to the Site, or any other location where Work is then being performed. For the avoidance of doubt, the term “Abnormally Severe Weather Conditions” specifically includes snow accumulation above one foot, and specifically excludes changes in temperature, unless associated with another weather condition that independently constitutes Abnormally Severe Weather Conditions.

1.3

Action Plan. The term “Action Plan” shall have the meaning set forth in
Section 8.4.

1.4

Adjusted Net Deliverable Output. The “Net Deliverable Output”, as defined in
Exhibit “I”, adjusted, if necessary, to Performance Design Conditions by application of the correction curves set forth in Exhibit “I”, as determined accordance with Exhibit “I” and the Performance Test Procedures.

1.5

Affiliate. With respect to any Person, another Person that is controlled by, that controls, or is under common control with, such Person. For purposes of this definition, “control” with respect to any Person shall mean the ability to effectively control, directly or indirectly, the operations and business decisions of such Person whether by voting of securities or partnership interests or any other method.

1.6

Applicable Laws. The term “Applicable Laws” shall mean any applicable and binding statute, law, rule, regulation, code, ordinance, judgment, decree, writ, legal requirement, or order of any national, federal, state or local Governmental Authority, and the written interpretations thereof, having jurisdiction over the Contractor, the Site or the performance of any portion of the Work or the Work taken as a whole. For the avoidance of doubt, “Applicable Laws” shall include the provisions of each code section identified in Exhibit “A” with which Contractor must comply or cause the Power Plant to comply, as applicable, during Contractor’s prosecution of the Work.

1.7

Applicable Permits. If binding and applicable to the Work, each and every national, state, or local license, consent, authorization, ruling, exemption, variance, order, judgment, decree, declaration, regulation, certification, filing, recording, permit or other approval with, from or of any Governmental Authority, including, without limitation, each and every environmental, construction or operating permit, that is required by any Applicable Law or Permit Requirement, or that is otherwise necessary for the performance of the Work. Applicable Permits consist of the Owner Acquired Permits and Contractor Acquired Permits.

1.8

Business Day. A Day, other than a Saturday or Sunday or a public holiday, on which banks are generally open for business in the State of Nevada.

1.9

Buy Down Amount. The amount to be paid by Contractor to Owner in accordance with the provisions of Section 16.2.2 for the failure of the Power Plant to achieve the Performance Guarantee (Buy Down).

1.10

CAPP Authority to Construct. The authorization for construction of the Project required by the State of Nevada pursuant to NRS 459.3829.

1.11

CAPP Permit to Operate. The permit for the Project to Operate required by the
State of Nevada pursuant to NRS 459.3829.

1.12

Change In Law. Any of the following:

(a)

the enactment, adoption, promulgation, modification, or repeal after the date of this Contract of any Applicable Law of a national, state or local Governmental Authority within the United States;

(b)

the modification, after the later of the date of any Applicable Permit or the date of this Contract, of any Permit Requirement for any Contractor Acquired Permit issued by a federal, state or local Governmental Authority within the United States in a manner that establishes requirements that adversely affect Contractor’s costs or schedule for performing the Work; or

(c)

the modification, issuance or provision to Contractor after the date which is ten days prior to the date of this Contract of any Owner Acquired Permit, or, to the extent that Owner requires Contractor to comply with the same or Contractor is otherwise compelled by legal process to comply with the same, other Owner provided reports, contracts or other information (other than the geotechnical report referred to in Section 13.3, with respect to which relief may be afforded to Contractor as and to the extent set forth in Section 13.3), including any third party interconnection requirements, and leases or easements for or with respect to access to the Site, in each case, that establishes requirements that adversely affect Contractor’s costs or schedule for performing the Work;

provided, however, that no change in any national, federal or any other income tax law or any other law imposing a tax, duty, levy, impost, fee, royalty, or similar charge based on the importation or exportation of any item or service for which Contractor is responsible hereunder shall constitute a Change in Law.

1.13

Change In Work. A change in the Work implemented in accordance with the requirements of Article 17.

1.14

Change In Work Form. The change order form to be used to document Changes In Work attached hereto as Exhibit “E”.

1.15

Change Order Profit Margin. Fifteen Percent (15%).

1.16  Claim Notice. The term “Claim Notice” shall have the meaning set forth in Section 25.5.

1.17  Conditional Waiver and Release Upon Final Payment. A written statement, in form of Exhibit “F-3”, containing a waiver and release of liens prepared and executed by Contractor or a Subcontractor or Major Vendor, as applicable.

1.18  Conditional Waiver and Release Upon Progress Payment. A written statement, in the form of Exhibit “F-1”, containing a waiver and release of liens prepared and executed by Contractor or a Subcontractor or Major Vendor, as applicable.

1.19  Confidential Information. Information, ideas or materials now or hereafter owned by or otherwise in the possession or control of, or otherwise relating to, one Party or any of its Affiliates, including without limitation, inventions, business or trade secrets, know-how, techniques, data, reports, drawings, specifications, blueprints, flow sheets, designs, or engineering, construction, environmental, operations, marketing or other information, together with all copies, summaries, analyses, or extracts thereof, based thereon or derived therefrom, disclosed by one Party (the “transferor”) to the other Party or any of its Affiliates or any of their respective directors, employees or agents (the “transferee”), in each case which are identified at the time of disclosure as being “confidential”, “proprietary” or related to the Project; provided, however, that “Confidential Information” shall not include any information that (w) is already in the public knowledge or which becomes public knowledge absent any violation of the terms of this Contract, (x) was already in the possession of a Party prior to disclosure by the other Party, (y) a Party obtains from another Person which such Party reasonably believes was not under an obligation of confidentiality, or (z) is or becomes generally available to, or is independently known to or has been or is developed by, any Party or any of its Affiliates other than materially as a result of any disclosure of proprietary information by the transferor to the transferee.

1.20  Contract. This Engineering, Procurement, and Construction Contract, including all Exhibits hereto, as the same may be modified, amended, or supplemented from time to time in accordance with Section 35.4.

1.21  Contract Price. The fixed amount for performing the Work that is payable to Contractor as set forth in Section 6.1, as the same may be modified from time to time in accordance with Articles 9 and 17, Section 22.3 and Article 30.

1.22  Contractor. The term “Contractor” shall have the meaning set forth in the preamble.

1.23  Contractor Acquired Permits. The CAPP Authority to Construct and the CAPP Permit to Operate, and all of the Applicable Permits specified on Exhibit “C”, and any Applicable Permit described in the following clauses (a) through (e) that is not otherwise specified on Exhibit “C”:

(a)

labor or health standard permits and approvals reasonably related to construction of the Power Plant;

(b)

business permits reasonably related to the conduct of the operations of Contractor and all Subcontractors in the State of Nevada and any other location where such permits may be required for performance of the Work (including all contractors’ licenses and related documents);

(c)

permits, visas, approvals and certifications necessary for Contractor’s employees to legally perform the Work in the State of Nevada (including documentation of citizenship or legal residency in the United States);

(d)

permits for temporary construction utilities and temporary sanitary facilities, dump permits, permits related to the Contractor’s or any Subcontractor’s use, storage and disposal of Hazardous Materials, and permits issued pursuant to any building, mechanical, electrical, plumbing or similar codes, each as required by Applicable Law in order to permit Contractor to perform the Work, including its warranty obligations hereunder; and

(e)

permits (including permits required for any specialized construction, wide-load or heavy-laden vehicle used in connection with the Work to pass over roads, if applicable), approvals, consents or agreements from or with any Governmental Authority necessary for the transportation or importation of Equipment and Materials or for the transportation or importation of equipment, tools, machinery and other items used by Contractor in performance of the Work.

1.24  Contractor Deliverables. Each of the design criteria, system descriptions, Required Manuals, Drawings and Specifications, design calculations, quality assurance reports and all other material documents relating to the Power Plant identified in the Statement of Work in accordance with Exhibit “A”.

1.25  Contractor Event of Default. The term “Contractor Event of Default” shall have the meaning set forth in Section 20.1.

1.26  Contractor Hazardous Materials. Hazardous Materials (a) placed or discharged or released at the Site, or brought onto the Site, by Contractor, any Subcontractor or Vendor, or any of their respective employees, officers, agents or subcontractors, or (b) generated at the Site by Contractor, any Subcontractor, or any of their respective employees, officers, agents or subcontractors in connection with the performance of the Work.

1.27  Contractor Lien. The term “Contractor Lien” shall have the meaning set forth in Article 31.

1.28  Contractor’s Indemnitee. The term “Contractor’s Indemnitee” shall have the meaning set forth in Section 25.2.

1.29  Contractor’s Invoice. An invoice from Contractor to Owner in accordance with Section 7.2 and in the form of Exhibit “F” hereto.

1.30  Corrective Actions. (a) With respect to the Performance Guarantee (Buy Down), all the materials, tasks and Work, if any, required to be obtained, supplied or performed during the Cure Period to cause the Power Plant to meet such Performance Guarantee (Buy Down), and (b) with respect to each Performance Guarantee (Non-Buy Down) implicated in connection with a Remedial Plan under Section 16.4.3.1(a) and (b), all the materials, tasks and Work, if any, required to be obtained, supplied or performed after the completion of any

Performance Test applicable to such Performance Guarantee (Non-Buy Down) to cause the Power Plant to meet such Performance Guarantee (Non-Buy Down).

1.31  Cure Period. The term “Cure Period” shall have the meaning set forth in Section 16.4.1.

1.32  Day or day. A calendar day, unless otherwise specified.

1.33  Deemed Satisfaction. For each of Substantial Completion and Final Completion, Contractor has performed the requirements of such milestone to the greatest extent possible but for the occurrence and continuance of one or more Owner Caused Delays whose aggregate duration extends for sixty (60) days beyond the applicable date in the Key Date Schedule for performance of the corresponding item of Owner Provided Work, but only to the extent that Contractor was delayed in achieving the Substantial Completion Guaranteed Date or Scheduled Final Completion Date, as applicable, as a result of such Owner Caused Delays; provided that, subject to Sections 9.2 and 9.3, such sixty (60) day period within which Owner may remedy any Owner Caused Delay shall be extended by the period of time that Owner is delayed as a result of any Force Majeure Event.

1.34  Defect. Any design, engineering, Drawings and Specifications, Equipment and Materials, or installation or other Work which:

(a)

does not conform to this Contract or, in the case of Work other than Drawings and Specifications, does not conform to the Drawings and Specifications (either contained in this Contract or separately prepared by Contractor in accordance with this Contract);

(b)

is of improper or inferior workmanship or material; or

(c)

is inconsistent with Industry Standards.

1.35  Delay Liquidated Damages. Liquidated damages for delay as set forth in Section 16.1.

1.36  Dollars or “$”. Lawful currency of the United States of America.

1.37  Drawings and Specifications. Drawings, specifications, drawing logs, procurement specifications, conformed technical specifications, manufacturers’ drawings and data, plans and designs that are part of or identified in the Statement of Work.

1.38  Early Completion Bonus. The bonus for early achievement of Substantial Completion as set forth in Section 16.1.

1.39  Early Completion Deadline. December 31, 2009, as extended on a day-for-day basis by the number of days, if any, by which Contractor was delayed in achieving Substantial Completion as a result of any Owner Caused Delay.

1.40  Equipment and Materials. All materials, supplies, apparatus, device, machinery, equipment, parts, tools, special tools, components, construction utilities to the extent provided in Exhibit “A”, instruments, appliances, spare parts and appurtenances thereto that are:

(a)

required for the design or construction of the Power Plant in accordance with Industry Standards, including to the extent required so that the Power Plant is capable of operating in accordance with Industry Standards; or

(b)

described in, required by, or reasonably inferable from the Statement of Work and the Drawings and Specifications.

For the avoidance of doubt, Temporary Work is not “Equipment and Materials”. 1.41  Excusable Event. Any of the following:

(a)

Owner Caused Delay; or

(b)

a delay in or adverse effect on costs to Contractor relating to Contractor’s performance of any portion of the Work which is caused by (i) a Change In Law, (ii) an Unforeseen Site Condition, or (iii) errors in the reports, data, drawings or specifications that constitute, or are included in, the Owner Provided Data;

provided, however, subject to Sections 9.2 and 9.3, Excusable Events shall not include any delays or adverse cost effects which arises solely from a Force Majeure Event.

1.42  Exhibits. Each Exhibit listed in the table of contents and attached hereto as incorporated herein in its entirety by this reference.

1.43  Final Completion. Satisfaction by Contractor or waiver by Owner, as the case may be, of the conditions for Final Completion set forth in Section 15.5, or Deemed Satisfaction in respect of the Final Completion Date.

1.44  Final Completion Date. The date on which Final Completion of the Power Plant occurs.

1.45  Final Contractor’s Invoice. The final Contractor’s Invoice submitted in accordance with Section 7.7.

1.46  Final Payment. The final payment made by Owner or the Financing Entities to Contractor in accordance with Section 7.7.

1.47  Financing Entities. The holders of, and the agents or trustees representing the holders of, any debt, lease, or equity financing for or secured by the Project, and the independent engineer representing such holders or agents or trustees. The term “Financing Entities” includes, for the avoidance of doubt, any Person or Persons that own the Project and lease the Project to Owner or an Affiliate of Owner, as applicable, under a lease, sale leaseback or synthetic lease structure, or the Person or Persons providing letters or letters of credit or other guarantees or insurance in support of any such debt, lease or equity financing or providing any other letters of credit in connection with the construction or development of the Project.

1.48  Force Majeure Event. Any of the following events, matters, or things to the extent such events, matters and things (a) are beyond the control of the Party affected, (b) could not reasonably be prevented, avoided or removed by such affected Party with the exercise of reasonable diligence, and (c) cause such affected Party to be delayed in performance of, or unable to perform, its obligations under this Contract (other than any obligation for the payment of money): any war, declared or not, hostilities, belligerence, blockade, revolution, insurrection, riot, or public disorder including general labor disturbances not specific to Contractor’s or a Subcontractor’s or Vendor’s personnel; expropriation, requisition, confiscation, or nationalization; export or import restrictions by any Governmental Authorities; closing of harbors, docks, canals, or other assistances to or adjuncts of the shipping or navigation of or within any place; rationing or allocation, whether imposed by law, decree, or regulation, or by compliance of industry at the insistence of any Governmental Authorities; fire, flood, unusually severe earthquake, volcano, tide, tidal wave, or perils of the sea; Abnormally Severe Weather Conditions; accidents of navigation or breakdown or injury of vessels, accidents to harbors, docks, canals, or other assistances to or adjuncts of the shipping or navigation; or epidemic or quarantine; provided, however, that the following events, matters or things shall not constitute Force Majeure Events: (i) any labor disturbance or dispute specific to Contractor’s personnel or those of any Subcontractors at the Site or any Vendors, (ii) Site Conditions other than Unforeseen Site Conditions, (iii) storms and other climatic or weather conditions other than Abnormally Severe Weather Conditions, (iv) mechanical failures (including mechanical failures of Contractor’s or any Subcontractor’s or Vendor’s equipment) unless caused by a Force Majeure Event, and (v) the unavailability or shortages of labor or Equipment and Materials unless caused by a Force Majeure Event.

1.49  Full Notice to Proceed. A written Notice signed by a duly authorized officer of Owner to Contractor authorizing Contractor to commence and complete all Work under this Contract, and which may be issued only upon and pursuant to fulfillment of the other conditions precedent for the Full Notice to Proceed Date.

1.50  Full Notice to Proceed Date. The Business Day after Owner provides Contractor with a Full Notice to Proceed and fulfills all of the other conditions precedent as described in Section 8.1.3 hereto.

1.51  Gathering System. The geothermal resource and cooling tower make-up water gathering system and gathering field for the Project, including the Make-Up Water Wells, geothermal production and re-injection wells, blow down water wells, pads, roads, production pumps, injection pumps, pump auxiliaries, piping system and a control system and all associated real property and access rights.

1.52  Governmental Authorities. Applicable national, federal, state, and local governments and all agencies, authorities, departments, instrumentalities, or courts of the foregoing, lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or other subdivisions of any of the foregoing having jurisdiction over the Site, the Project, the Power Plant, the Work or, with respect to the Contractor, Contractor, and, with respect to the Owner, Owner.

1.53  Hazardous Materials. Any substance or material regulated or governed by any Applicable Permit, or any substance, emission or material now or hereafter deemed by any Governmental Authority to be a “regulated substance”, “hazardous material”, “hazardous waste”, “hazardous constituent”, “hazardous substance”, “toxic substance”, “radioactive substance”, “pesticide” or any similar classification, including by reason of deleterious properties, ignitability, corrosivity, reactivity, carcinogenicity or reproductive toxicity.

1.54  IBA. The term “IBA” shall have the meaning set forth in Section 34.2.

1.55  ICC. The term “ICC” shall have the meaning set forth in Section 34.2.

1.56  ICC Court. The term “ICC Court” shall have the meaning set forth in Section 34.2.

1.57  Industry Standards or Industry Grade. Those standards of design, engineering, construction, operation, maintenance, workmanship, Equipment and Materials, and components specified in Exhibit “A”; provided, however, if the relevant standard is not so specified or is ambiguous therein, then “Industry Standards” or “Industry Grade” shall mean those practices, methods, standards, acts and equipment that are commonly used in geothermal industry engineering consistent with that degree of care and skill ordinarily exercised by other internationally recognized engineering and construction firms in performing services of a nature similar to the Work for facilities in the State of Nevada of a type and size similar to the Power Plant and exercising reasonable judgment and care in light of the facts known at the time, and in all cases performed in accordance with equipment manufacturers’ specifications and accomplishing the desired result in a manner consistent with Applicable Laws and Permit Requirements; provided, further, that in all cases “Industry Standards” or “Industry Grade” shall include only those standards of design, engineering, construction, operation, maintenance, workmanship, Equipment and Materials, and components that equal or exceed the standards utilized by Contractor in the design, engineering, procurement and construction of power plants similar to the Power Plant that Contractor has constructed for itself or an Affiliate in the State of Nevada, including the Burdette plant (commonly known as Galena I).

1.58  Intellectual Property Claim.  A claim or legal action for unauthorized use of any trade secret, patent, copyright, or trademark arising from Contractor’s performance (or that of its Affiliates or Subcontractors or Vendors) under this Contract that:

(a)

concerns any Equipment and Materials or other items or services provided by Contractor, any of its Affiliates, or any Subcontractor or Vendor under this Contract;

(b)

is based upon or arises out of the performance of the Work by Contractor, any of its Affiliates, or any Subcontractor or Vendor, including the use of any tools or other implements of construction by Contractor, any of its Affiliates, or any Subcontractor or Vendor; or

(c)

is based upon or arises out of the design or construction of any item by Contractor under this Contract or the operation of any item according to directions embodied in Contractor’s final process design, or any revision thereof, prepared or approved by Contractor.

1.59 Interconnection Utility. Sierra Pacific Power Company.

1.60  Interface Points. The points of interface between the Power Plant and between the Owner Provided Work, which are set forth in Section 3 of Exhibit A.

1.61  Key Date Item. Any discrete portion of the Work to be completed by the applicable date set forth in the Key Date Schedule.

1.62  Key Date Schedule. The listing of dates prepared by Contractor and attached as Exhibit “K”, including, but not limited to, the Substantial Completion Guaranteed Date, describing the dates of completion of each Key Date Item and for completion of the Work by Contractor and of completion of certain key Owner Provided Work items (upon which Contractor dates of completion are dependent and with respect to which Contractor may be afforded relief for failure to achieve such items only to the extent provided in the definition of Deemed Satisfaction and under Articles 9, 17, 22 or 24, and/or Section 30(d)), as such schedule may be modified in accordance with Articles 9, 17, 22 or 24, and/or Section 30(d).

1.63  Lienable Work Subcontractors and Vendors. (a) All Subcontractors performing Work at the Site, and (b) any Major Vendors.

1.64  Letter of Credit. The term "Letter of Credit" shall have the meaning set forth in Section 3.6 hereto.

1.65  LNTP Agreement. That certain Limited Notice to Proceed Agreement, dated February 8, 2008, by and between Owner and Contractor, pursuant to which Owner authorized Contractor to perform certain preliminary aspects of the Work and agreed to certain specified compensation therefor.

1.66  LNTP Delay Period.

In respect of any Owner Caused Delay described under clause (b) of the definition thereof, the "LNTP Delay Period" shall be computed as the sum of the following: [***].

1.67  Loss. Actual, demonstrable and direct liabilities (including but not limited to liabilities arising out of the application of the doctrine of strict liability), losses, and damages, arising in equity, at common law, by statute, or under the law of contracts, torts or property, due to the acts or omissions of a Party in performance of this Contract, despite the other Party’s reasonable commercial efforts to mitigate the effects of the same, but excluding any consequential, punitive, exemplary or indirect liabilities, losses or damages.

1.68  Major Subcontractors and Vendors. The Vendors and Subcontractors identified on Exhibit “J”, together with each other Vendor or Subcontractor whose contract or contracts (in the aggregate) with Contractor, or any of its Subcontractors, require payments by Contractor (or any such Subcontractor) of at least Two Hundred Fifty Thousand Dollars ($250,000).

1.69  Major Vendors. The Vendors identified on Exhibit “J” as Major Vendors, together with each other Vendor supplying Equipment and Materials whose contract or contracts (in the aggregate) with Contractor, or any of its Subcontractors, require payments by Contractor (or any such Subcontractor) of at least Two Hundred Fifty Thousand Dollars ($250,000).

1.70  Make-Up Water Wells. The cooling tower make-up water wells for the Project.

1.71  Materials Warranty. The warranty of Contractor under Section 18.2.

1.72  Maximum Contractor Buy Down Amounts. Subject to the [***] aggregate cap for Buy Down Amounts and Delay Liquidated Damages set forth in Section 33.2.2(c), [***] of the Contract Price (as the Contract Price may be adjusted from time to time in accordance with the terms hereof).

1.73  Maximum Contractor Delay Liquidated Damages. Subject to the [***] aggregate cap for Buy Down Amounts and Delay Liquidated Damages set forth in Section 33.2.2(c), [***] of the Contract Price (as the Contract Price may be adjusted from time to time in accordance with the terms hereof).

1.74  Mechanical Completion. Satisfaction of the following requirements:

(a)

the Power Plant is mechanically, electrically and structurally sound and has been mechanically, electrically and structurally constructed in accordance with the requirements of this Contract, the Statement of Work and Industry Standards, except for Non-Critical Deficiencies;

(b)

the Power Plant can be electrically connected to Interconnection Utility’s transmission grid and operated without damage to the Project or other property and without injury to any person;

(c)

all required tie-ins have been made between the Power Plant and the Owner Provided Work at the Interface Points, or all required tie-ins are ready to be made at the Power Plant in all respects except that the Owner Provided Work is not ready;

(d)

the Power Plant is ready to be energized and started-up consistent with the requirements of this Contract and Industry Standards; and

(e)

Contractor has Successfully Run each of the Mechanical Completion Tests (as defined in Exhibit “I”).

1.75  Mechanical Completion Date. The date on which Mechanical Completion actually occurs.

1.76  Milestone. A discrete portion of the Work identified as a Milestone on the Payment Schedule.

1.77  Milestone Payment. A discrete portion of the Contract Price payable pursuant to the Payment Schedule as a progress payment due upon completion of a Milestone in accordance with Section 7.1.

1.78  Minimum Capacity Requirement. Subject to payment by Contractor of appropriate Buy Down Amounts for performance shortfalls, [***].

1.79  Minor Change In Work. Any Change In Work that individually results in a change to the Contract Price not exceeding Two Hundred Fifty Thousand Dollars ($250,000).

1.80  Monthly Progress Report. A written monthly progress report prepared by Contractor in form and content generally in accordance with Exhibit “L”.

1.81  Nevada Sales and Use Taxes. The sales and use taxes imposed by NRS 372.

1.82  Non-Critical Deficiencies. Each item of Work that:

(a)

Owner or Contractor identifies as requiring completion or containing Defects;

(b)

does not, in Owner’s reasonable judgment, impede the safe or efficient operation of the Project or the Power Plant in accordance with Industry Standards; and

(c)

does not, in Owner’s reasonable judgment, affect the operability, safety or mechanical or electrical integrity of the Project or the Power Plant.

1.83  Notice For Payment of Buy Down Amount. A Notice from Owner to Contractor specifying the Buy Down Amount and the actual performance levels of the Power Plant during the Performance Tests used in calculating the Buy Down Amount.

1.84  Notice of Final Completion. A Notice from Contractor to Owner in accordance with Section 15.5(i) that the Power Plant has satisfied the requirements for Final Completion.

1.85  Notice of Mechanical Completion. A Notice from Contractor to Owner in accordance with Section 15.2 that the Power Plant has satisfied the requirements for Mechanical Completion.

1.86  Notice of Substantial Completion. A Notice from Contractor to Owner in accordance with Section 15.4 that the Power Plant has satisfied the requirements for Substantial Completion.

1.87  Notice or notice. A written communication between the Parties required or permitted by this Contract and conforming to the requirements of Article 32.

1.88  Owner. The term “Owner” shall have the meaning set forth in the preamble.

1.89  Owner Acquired Permits. The term “Owner Acquired Permits” shall have the meaning set forth in Section 3.3.

1.90  Owner Caused Delay. A delay in Contractor’s performance of any milestones or activities which is caused by:

(a)

failure by Owner or any Owner Controlled Subcontractor to timely perform any of Owner’s undertakings or obligations hereunder, including Owner’s obligation to provide the Owner Provided Work meeting the requirements of this Contract at the time set forth in the Key Date Schedule; or

(b)

Owner’s failure to either (i) fulfill any of the conditions precedent under Section 8.1.3 for the Full Notice to Proceed Date or (ii) to issue a second limited notice to proceed in a form mutually agreed in accordance with the LNTP Agreement, in either case on or before April 30, 2008. Subject to Section 8.1.4, for purposes of a Change In Work resulting from any Owner Caused Delay described in this clause (b) the Substantial Completion Guaranteed Date and all other Contractor milestones in the Key Date Schedule shall be extended by the LNTP Delay Period, and, if the LNTP Delay Period is determined to be the period described under clause (c) or (d) of the definition thereof, the Contract Price shall be adjusted in accordance with rises in the PPI Index “Finished Goods Less Food” from the index published for December, 2007 until the index published in respect of the month in which the Full Notice To Proceed Date occurs (it being understood that the Contract Price shall not be adjusted as a result of any such Owner Caused Delay if the corresponding LNTP Delay Period is determined to be the period described under clause (a) or (b) of the definition thereof).

1.91  Owner Controlled Subcontractor. Each contractor or other Person that performs or provides any of the Owner Provided Work, excluding, for the avoidance of doubt, Contractor, each Subcontractor and Vendor, each employee, officer, director, partner, member or other Affiliate of Contractor or any Subcontractor or Vendor, and each other Person in contractual privity with Contractor that performs or provides any of the Work.

1.92 Owner Directive. The term “Owner Directive” shall have the meaning set forth in Section 17.5.

1.93  Owner Event of Default. The term “Owner Event of Default” shall have the meaning set forth in Section 20.4.

1.94  Owner Indemnitee. The term “Owner Indemnitee” shall have the meaning set forth in Section 25.1.

1.95  Owner Hazardous Materials. All Hazardous Materials other than Contractor Hazardous Materials.

1.96  Owner Provided Data. The documents, data and drawings listed on Exhibit “N”, copies of which have been provided to Contractor at least ten business days prior to the date of this Contract and, subject to Section 13.3, the geotechnical report delivered to Contractor.

1.97  Owner Provided Work. All of the engineering, procurement and construction of the portions of the Project located outside of the Power Plant Fence-Line, including the Transmission Line, the Gathering System and the Make-Up Water Wells.

1.98  Owner’s Certificate of Final Completion. A certificate of Owner certifying that Final Completion has occurred.

1.99  Owner’s Certificate of Mechanical Completion. A certificate of Owner certifying that Mechanical Completion has occurred.

1.100  Owner’s Certificate of Substantial Completion. A certificate from Owner certifying that Substantial Completion has occurred.

1.101  Party or Parties. The term “Party” or “Parties” shall have the meaning set forth in the preamble.

1.102  Payment Schedule. The payment schedule attached as Exhibit “D” setting forth payments to Contractor for completion of various Milestones of the Work.

1.103  Performance Bonus. The bonus for performance exceeding the applicable Performance Guarantee for Adjusted Net Deliverable Output as described in Section 16.2.1.

1.104  Performance Design Conditions. The operating conditions for the Power Plant specified in Exhibit “I”, including minimum quantity and quality requirements for the geothermal fluid and cooling water make up, under which Contractor guarantees that the Power Plant will achieve the Performance Guarantees, as set forth in this Contract.

1.105  Performance Guarantees. Each of the Performance Guarantee (Buy Down) and the Performance Guarantees (Non-Buy Down).

1.106  Performance Guarantee (Buy Down). The Performance Guarantee for Adjusted Net Deliverable Output of the Power Plant, measured and adjusted to Performance Design Conditions by application of correction curves set forth in , and as otherwise provided in Exhibit “I” and the Performance Test Procedures, which is guaranteed by Contractor to be 42.3 megawatts.

1.107  Performance Guarantees (Non-Buy Down). Each of the criteria for successful completion of each Performance Test (including the Capacity Test (as defined in Exhibit “I”)).

1.108  Performance Testing Period. The term “Performance Testing Period” shall have the meaning set forth in Section 14.3(a).

1.109  Performance Tests. The term “Performance Tests” shall mean the tests (including the Mechanical Completion Tests) as set forth in Exhibit “I”.

1.110  Performance Test Procedures. The written test procedures, standards, protective settings, and the testing program produced by Contractor and agreed to by Owner for the Performance Tests in accordance with Section 14.2.

1.111  Permit Requirement. Any requirements or conditions contained within any Applicable Permit (including any application incorporated therein), or otherwise applicable with respect to the maintenance or renewal of any Applicable Permit.

1.112  Person. Any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority.

1.113  Power Plant. That portion of the Project comprised of the Work, as generally described in, and including all items described in or reasonably inferable from, this Contract and Exhibit “A”, all of which shall be designed, engineered, procured, installed, constructed, commissioned and performance tested by Contractor in accordance with and subject to the terms of this Contract; provided, however, that the “Power Plant” shall not include (a) the Gathering

System, the Transmission Line, the Make-Up Water Wells or any other portion of the Project located outside of the Power Plant Fence-Line, (b) any contractual rights or authorizations necessary for the production, delivery and sale of electrical power produced by the Project, (c) any real property rights associated with or necessary for the Project or the Work, or (d) any contractual rights or Applicable Permits for which Contractor is not responsible pursuant to this Contract.

1.114  Power Plant Fence-Line. The boundary of the Power Plant established by the Interface Points. The location and design of such Interface Points are shown in Exhibit “H”.

1.115  Prime Rate. The rate of interest published as the “prime rate” for Dollars in The Wall Street Journal.

1.116  Project. The term “Project” shall have the meaning set forth in the recitals.

1.117  Project Manager. The Project Manager designated by Contractor and approved by Owner pursuant to Section 11.6.

1.118  Project Representative. The Project Representative designated by Owner pursuant to Section 3.1.

1.119  Proposed Punchlist. The term “Proposed Punchlist” shall have the meaning set forth in Section 15.1.1.

1.120  Punchlist. A schedule of Non-Critical Deficiencies developed pursuant to Section 15.1.1.

1.121  Remedial Plan. The term “Remedial Plan” shall have the meaning set forth in Section 16.4.4.

1.122  Request for Arbitration. The term “Request for Arbitration” shall have the meaning set forth in Section 34.2.

1.123  Required Manuals. All operating data and manuals, spare parts lists, integrated and coordinated operation and maintenance manuals and instructions, and training aids, whether created by Contractor or any Subcontractor or Vendor, which are reasonably necessary to safely and efficiently commission, test, operate, maintain and shut down the Power Plant (including, but not limited to, those manuals identified on Exhibit “A”).

1.124  Retainage. The term “Retainage” shall have the meaning set forth in Section 7.6.

1.125  Scheduled Final Completion Date. The date that is two (2) months after the Substantial Completion Guaranteed Date.

1.126  Site. The fourteen (14) acre area designated by Owner in Exhibit “A” for the performance of Work.

1.127  Site Conditions. The physical and other conditions at the Site and the surrounding area as a whole, including conditions relating to the environment, transportation,

access, waste disposal, handling and storage of materials, the availability and quality of electric power, the availability and quality of water, the availability and quality of roads, the availability and quality of labor personnel and local work and labor rules, climatic conditions and seasons, topography, air and water quality conditions, raw water conditions, ground surface conditions, surface soil conditions, sound attenuation, subsurface geology, nature and quantity of surface and subsurface materials to be encountered (including Hazardous Materials), the geological and subsurface conditions of the Site as set forth in the Owner Provided Data, all other local and other conditions which may be material to Contractor’s performance of its obligations under this Contract, and the location of underground utilities, equipment and facilities needed before and during performance of Contractor’s obligations under this Contract.

1.128  Statement of Work.. The “Statement of Work” set forth in Exhibit “A”.

1.129  Subcontractor. Any Person, other than Contractor or any Owner Controlled Subcontractor, that performs any on-Site services which constitute a portion of the Work in furtherance of Contractor’s obligations under this Contract, regardless of whether such Person is in direct contractual privity with Contractor.

1.130  Substantial Completion. Satisfaction by Contractor or waiver by Owner, as the case may be, of all of the conditions for Substantial Completion set forth in Section 15.3, or Deemed Satisfaction in respect of the Substantial Completion Date.

1.131  Substantial Completion Date. The date on which Substantial Completion actually occurs.

1.132  Substantial Completion Guaranteed Date. December 31, 2009, as the same may be extended pursuant to Articles 9, 17 and 22 , and Sections 24.1 and 30(d).

1.133  Successfully Run. The term “Successfully Run” shall mean that:

(a) with respect to the Performance Tests used to determine whether the Power Plant has satisfied the Performance Guarantees (Non Buy Down):

(i)

the applicable Performance Test was conducted within the design range conditions for testing set forth in Exhibits “A” and “I” and was otherwise completed in accordance with the requirements for the proper performance of such test set forth in Exhibit “I”, the Performance Test Procedures, and the other provisions of this Contract applicable to any such test; and

(ii)

the results from such Performance Test demonstrate that the Power Plant (or the applicable component thereof) has successfully achieved the criteria for successful completion of such test set forth in Exhibit “I”; and

(b) with respect to the Performance Test of the Performance Guarantee (Buy Down) for Adjusted Net Deliverable Output used to determine whether the Power Plant has satisfied the Performance Guarantee (Buy Down):

(i)

the applicable Performance Test was conducted within the design range conditions for testing set forth in Exhibits “A” and “I” and was otherwise completed in accordance with the requirements for the proper performance of such test set forth in Exhibit “I”, the Performance Test Procedures, and the other provisions of this Contract applicable to any such test; and

(ii)

the results from the Performance Test of the Performance Guarantee (Buy Down) for Adjusted Net Deliverable Output demonstrate that the Power Plant has successfully achieved the Minimum Capacity Requirement.

1.134  Temporary Work. Supplies, services or equipment required for the performance of the Work but which do not form a permanent part of the completed Work, including without limitation, all temporary structures and other equipment or facilities required for the proper and safe performance and completion of the Work or that Contractor must provide for the use of Contractor or other parties, and that do not form part of the Work, including but not limited to office trailers, hoarding, fences, covered ways, temporary footways and stairs, protection for workers such as guardrails, fences, notices, temporary lights, power, water, steam, and other consumables, utilities and services, erection structures and equipment such as shoring, falsework, forming materials, scaffolding, temporary stairs, staging, and all sanitary, safety, and first aid and fire prevention facilities of a temporary nature.

1.135  Transmission Line. The overhead transmission line to be constructed by or on behalf of Owner that will connect to the Power Plant at the Transmission Line Interface Point on the high side of the step-up transformer and interconnect with Interconnection Utility’s transmission grid, including all associated real property rights.

1.136  Transmission Line Interface Point. The physical location where the Transmission Line will interconnect with the Power Plant and which shall be at the last dead-end pole of the Transmission Line located at the Power Plant’s substation fence-line.

1.137  Tribunal. The term “Tribunal” shall have the meaning set forth in Section 34.2.

1.138  Unconditional Waiver and Release Upon Final Payment. Subject to Contractor’s right to deliver a bond or a letter of credit in lieu of certain lien waivers from Lienable Work Subcontractors and Vendors under Sections 7.3 and 7.7(c), a written statement in the form of Exhibit “F-4”, containing an unconditional waiver and release of liens prepared and executed by Contractor or a Subcontractor or Major Vendor, as applicable.

1.139  Unconditional Waiver and Release Upon Progress Payment. Subject to Contractor’s right to deliver a bond or a letter of credit in lieu of certain lien waivers from Lienable Work Subcontractors and Vendors under Section 7.3, a written statement in the form of Exhibit “F-2”, containing an unconditional waiver and release of liens prepared and executed by Contractor or a Subcontractor or Major Vendor, as applicable.

1.140  Unforeseen Site Condition. The term “Unforeseen Site Condition” shall have the meaning set forth in Section 13.3.

1.141  U.S. Customary System. The primary system of weights and measures (other than the metric system) used in the U.S. today, which system was inherited from, but is now different from, the British Imperial System of weights and measures, except as may be required by applicable codes.

1.142  Vendors. Persons that supply Equipment and Materials to Contractor or any Subcontractor in connection with the performance of the Work.

1.143  Warranty Period. The twelve (12) month period commencing on the Substantial Completion Date, as extended with respect to any given item of Equipment and Materials under Section 18.3.

1.144  Warranty Procedures. Those warranty procedures set forth on Exhibit “O”.

1.145  Work. All obligations, duties, and responsibilities assigned to or undertaken by Contractor under this Contract with respect to the Power Plant, including all engineering, design and construction of the Power Plant and interconnection of the Power Plant to the Owner Provided Work at the Interface Points, all procurement and provision of Equipment and Materials, all erection and installation of Equipment and Materials, and all training, start-up (including calibration, inspection, and start-up operation), and testing included in or required for the Power Plant, all as generally described in, and including all items described in or reasonably inferable from, this Contract and Exhibit “A”. Where this Contract (including the Statement of Work) describes a portion of the Work in general, but not in complete detail, the Parties acknowledge and agree that the Work includes any work required (a) for the design or construction of the Power Plant in accordance with Industry Standards, and (b) for the Power Plant to be capable of being operated in accordance with Industry Standards while meeting the Performance Guarantees.

1.146  Work Warranties. The warranties of Contractor under Section 18.1.

2.

AGREEMENT, EXHIBITS, CONFLICTS

2.1

Exhibits. This Contract includes the Exhibits annexed hereto and any reference in this Contract to an “Exhibit” by letter designation or title shall mean one of the Exhibits identified in the table of contents and such reference shall indicate such Exhibit herein.

2.2

Terms; References. Terms defined in a given number, tense, or form shall have the corresponding meaning when used in this Contract with initial capitals in another number, tense, or form. Except as otherwise expressly noted, reference to specific Articles, Sections, and Exhibits are references to such provisions of or attachments to this Contract. References containing terms such as “hereof”, “herein”, “hereto”, “hereinafter” and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Contract taken as a whole. “Includes” or “including” shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation. The term “or” is not exclusive.

2.3

Conflicts in Documentation. If there is an express conflict between the provisions contained within the body of this Contract and the provisions of any Exhibit hereto, then the body of this Contractor shall take precedence, except with respect to technical specifications and requirements pertaining to the design, engineering, operation or testing of the Power Plant, with respect to which the conflicting Exhibit shall take precedence.

2.4

Documentation Format. This Contract and all documentation to be supplied hereunder shall be in the English language and all units of measurement in the design process,

specifications, drawings and other documents shall be specified in U.S. Customary System dimensions, except as may be required by applicable codes.

2.5

Construction of Terms. Unless the context clearly intends to the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a masculine or feminine gender shall be deemed to include the other.

3.

RESPONSIBILITIES OF OWNER

In addition to its obligation to pay amounts when due under this Contract, Owner shall, at Owner’s cost and expense:

3.1

Project Representative. Designate (by a Notice delivered to Contractor) a Project Representative, who shall act as a single point of contact for Contractor with respect to the prosecution of the Work (but who shall not be authorized to execute or make any amendments to, or provide waivers under, this Contract except that such Project Representative shall be authorized to execute Change in Work Forms under Article 17). Other than with respect to the above exceptions, Contractor is entitled to rely upon the Project Representative’s instructions and decisions on behalf of the Owner.

3.2

Ministerial Assistance. Execute applications as Contractor may reasonably request in connection with obtaining Contractor Acquired Permits and, in connection with the CAPP Authority to Construct and the CAPP Permit to Operate, provide reasonable necessary assistance to Contractor in Contractor’s preparation of required construction and operating plans and other deliverables to the extent required information is reasonably available to Owner; provided that Contractor shall submit such construction and operating plans and other deliverables without input from Owner if Owner fails to provide such necessary assistance and/or review after being afforded reasonable time after notice from Contractor to provide the same by the times required to obtain the CAPP Authority to Construct and/or the CAPP Permit to Operate in accordance with the Key Date Schedule; provided, further that Owner hereby releases Contractor from all liability for Losses occasioned by reason of the presence or absence of any information within such construction and operating plans and other deliverables with respect to which Owner failed to provide requested assistance and/or review.

3.3

Owner Acquired Permits. Timely obtain, with Contractor’s reasonable assistance (if not material, to be provided at no cost to Owner, if material, to be reimbursed by Owner), and maintain and pay for all the Applicable Permits other than the Contractor Acquired Permits (the “Owner Acquired Permits”). Prior to the initial Site mobilization, Owner shall deliver to Contractor evidence that the Owner Acquired Permits necessary to begin construction of the Power Plant have been received by Owner.

3.4

Access to Site. Subject to Section 4.14, provide Contractor with access to the Site 24 hours per day, seven days per week, and otherwise make the Site reasonably available to Contractor, including laydown and sufficient soil disposal areas on the Site, and assure reasonable rights of ingress and egress to and from the Site for Contractor for performance of the Work. Owner shall maintain the access road to the Site free and clear of all obstructions. After Final Completion, Owner shall further cooperate with Contractor and provide Contractor access to the Site and the Project and reasonable access to available office and temporary facilities and utilities to allow Contractor to perform all of its warranty obligations hereunder in a timely and efficient manner.

3.5

Owner Provided Work. Owner, and not Contractor, shall be responsible for the design, engineering, procurement and construction of all facilities outside of the Power Plant Fence. Owner shall cause the construction of the Owner Provided Work up to the Interface Points and make the same ready for Contractor to interconnect the Power Plant with the Owner Provided Work at such Interface Points on or before the time established therefor under the Project Schedules, and cause the Interconnection Utility to accept electricity generated by the Power Plant as needed for commissioning and the Performance Tests and provide electric power, hot brine, and cooling tower make up water required for the commissioning and testing of the Power Plant all in accordance with the Project Schedules and other Exhibits; provided that failure to satisfy the requirements in this Section 3.5 shall not constitute a breach or default by Owner, but shall give rise to an Owner Caused Delay and Deemed Satisfaction to the extent set forth in the definitions thereof.

3.6

Owner Provided Security. Except if already issued to Contractor under the
LNTP Agreement and has been maintained, upon execution of this Contract, provide and thereafter maintain until the Substantial Completion Date and receipt of all payments payable prior to and with respect to the Substantial Completion Date an irrevocable, unconditional, standby letter of credit in favor of Contractor, issued by a reputable financial institution reasonably approved by Contractor and substantially in the form attached hereto as Exhibit “M” (the “Letter of Credit”). The Letter of Credit shall constitute security for Owner’s payment obligations to Contractor hereunder, and shall be freely assignable to any Contractor Affiliate. Contractor shall have the right to draw upon the Letter of Credit for amounts due and payable by presenting a draw certificate in the form specified in the Letter of Credit, or in case it is not renewed, replaced or replenished during the period stated below (in which case the proceeds of any such draw shall be held by Contractor as security for Owner’s payment obligations hereunder). The Letter of Credit shall be in effect and remain valid (including by renewal or replacement, if necessary) until the earlier of (a) the Substantial Completion Date and receipt of payments payable with respect thereto, and (b) termination of this Contract and payment in full of all accrued and outstanding payment obligations of Owner to Contractor, at which point Contractor shall mark the Letter of Credit “cancelled” and promptly return the same to Owner.

If the Parties shall mutually agree to a second limited notice to proceed pursuant to the LNTP Agreement, the letter of credit issued under the LNTP Agreement shall be amended and increased by way of amendment or replacement to a stated amount of [***], and in such manner that it shall also secure Owner payment obligations under all of the LNTP Agreement and any second limited notice to proceed. On or prior to the Full Notice to Proceed Date, Owner shall replace such letter of credit issued under the LNTP Agreement by the Letter of Credit in the original face value of [***] in substantially the form of Exhibit M. In the case of any draw(s) in accordance with its terms after the Full Notice to Proceed Date, Owner shall promptly replenish the Letter of Credit to the face amount of [***] throughout the period from the Full Notice to Proceed Date until the Substantial Completion Date; provided, however, that at such time prior to the Substantial Completion Date as Owner (at Owner’s election) pays the [***] in deferred payments arising under this Contract (and which were not payable with respect to the LNTP Scope as such term is defined in the LNTP Agreement) for

May and June of 2008 (as detailed in Notes 1 and 2 on the Payment Schedule), Contractor shall promptly thereafter cause the stated amount of the Letter of Credit to be reduced to [***] by delivery of any required certificates to the issuing bank in accordance with the terms of the Letter of Credit.

All costs and expenses with respect to the Letter of Credit shall be born by Owner, provided that until such time as the Letter of Credit is reduced to [***] in accordance with the foregoing proviso, solely with respect to [***] of actual banking costs to the issuing bank incurred by Owner for the period between the Full Notice to Proceed Date and the Substantial Completion Date, Contractor shall reimburse such expenses to Owner.

3.7

Owner Provided Trainees. Commencing ninety (90) days prior to the earlier of the Substantial Completion Guaranteed Date or the estimated Substantial Completion Date, provide personnel in numbers reasonably required for the testing, startup operation and commissioning of the Power Plant to work under the supervision of Contractor during the startup commissioning and testing of the Power Plant. These operating personnel, including not less than ten (10) staff personnel, including supervisory personnel, shall be provided for training by Contractor as provided in Section 4.16, and for participating in the startup, commissioning, testing, maintenance and upkeep of the Power Plant under the supervision of Contractor through Substantial Completion. Each person designated for training by Company shall be a qualified technician and said trainees shall not be deemed employees, Subcontractors or Vendors of Contractor.

3.8

Cooling Tower Make-Up Water. Owner remains solely responsible for providing cooling tower make-up water with the characteristics described in Exhibit “A” in a timely manner (as specified in the Key Date Schedule) to permit Contractor to perform the Work and the Performance Tests.

3.9

Hazardous Materials. Remediate and dispose of in accordance with Applicable Law any Owner Hazardous Materials that are found or are uncovered on or about the Site.

3.10

Use of Spare Parts. Allow Contractor free use of Owner Spare Parts provided that Contractor shall promptly replace such used Spare Parts at its own expense.

3.11

Owner Responsibilities. It is Owner’s responsibility to fully and satisfactorily perform each and all of its obligations and responsibilities arising under this Article 3, including, Owner Provided Work.

4.

RESPONSIBILITIES OF CONTRACTOR. In order for Contractor to complete the Work, Contractor shall:

4.1

Turnkey Basis. On a turnkey basis, perform, furnish, be responsible for, and pay the cost of, all of the Work, including all services, labor, Equipment and Materials and supervision necessary to provide an operable Power Plant in accordance with the provisions of this Contract.

4.2

Performance of Work. Perform and complete all of the Work, and cause each Subcontractor and Vendor to perform and complete each such Subcontractor’s or Vendor’s respective work, without any Defects, in accordance with the terms of the Contract and in compliance with Industry Standards and Applicable Laws and Permit Requirements.

4.3

Design and Construction of Project. Design and construct the Power Plant so that it is capable of operation, at the design levels specified in the Statement of Work, in compliance with Industry Standards, Applicable Laws, Permit Requirements and the Performance Guarantees, and, to the extent described in the Owner Provided Data, consistent with requirements for interconnection to the Owner Provided Work at the Interface Points and to the Interconnection Utility’s transmission grid. Contractor shall provide all engineering and design services necessary to set forth in detail the specifications, drawings and requirements for the procurement of Equipment and Materials and for the construction of the entire Power Plant in a manner which satisfies the requirements of this Contract. All of such procurement specifications shall call for new (as opposed to used or refurbished) Equipment and Materials.

4.4

Temporary Facilities and Utilities. Until Substantial Completion, provide all temporary communication facilities, water, power distribution, sanitary utilities and other facilities specified in the Statement of Work to be used by Contractor and Subcontractors and their respective employees during the performance of the Work.

 4.5

Organization. Maintain a qualified and competent organization at the Site with adequate capacity and numbers of construction and start-up personnel, equipment, and facilities to execute the Work in a safe, efficient, environmentally sound and professional manner at a rate of progress in accordance with the Key Date Schedule.

4.6

Contractor Acquired Permits. Obtain all Contractor Acquired Permits.

4.7

Maintenance of Site. Maintain the Site reasonably clear of debris, waste material, and rubbish. Contractor shall dispose of such debris, waste material, and rubbish in accordance with Applicable Law and Permit Requirements.

4.8

Price Allocation Schedule. Provide a price allocation schedule for the Work and other information reasonably necessary for Owner to maintain segregated accounts for its tax records and fixed asset records.

4.9

Safeguards. Comply with the requirements of Exhibit “A” and provide all necessary and reasonably appropriate safeguards at the Site for the protection of the Work, the Power Plant, and all persons and other property related thereto, including lights and barriers, guard service, controlled access, and other measures developed pursuant to a safety and security assurance program acceptable to Owner, or otherwise reasonably required to prevent vandalism, theft, and danger to the Power Plant and personnel. No later than sixty (60) prior to mobilization at the Site, Contractor shall provide a Notice to Owner describing the safety and security assurance program to be used by Contractor in the performance of the Work. Owner shall have the right to promptly review and comment on such program as described in such Notice from Contractor; provided, however, that Contractor shall remain solely responsible for complying with the requirements of this Section 4.9. If Owner provides any comments with respect to such safety and security assurance program to Contractor, then Contractor promptly respond to Owner’s comments and shall not unreasonably refuse to incorporate changes into the safety and security assurance program addressing such comments. Any resubmission of the safety and security assurance program as a result of such comments shall not be considered a Change In

Work. If Owner fails to comment within twenty (20) Business Days after receipt of such Notice, Owner shall be deemed to have accepted such safety and security assurance program. Contractor shall perform the Work in accordance with the final safety and security assurance program. Contractor shall promptly provide Owner with:

(a)

written accident reports for O.S.H.A. lost time and recordable accidents that occur at the Site prepared in accordance with the safety and security assurance program approved by Owner pursuant to this Section 4.9; and

(b)

copies of all written communications with Governmental Authorities and insurance companies (including any notices) with respect to accidents that occur at the Site, and thereafter provide such written reports relating thereto as Owner may reasonably request.

4.10

Expediting. Arrange for complete handling of all Equipment and Materials, and construction equipment for the Power Plant, including inspection, expediting, quality assurance, shipping, loading, unloading, customs clearance, receiving, storage, and claims. All Equipment and Materials shall be stored and maintained in storage in strict accordance with the applicable manufacturer’s recommendations.

4.11

Temporary Work. Provide the initial fill of all consumable materials and supplies and such other consumable materials and supplies reasonably necessary or appropriate for the operation and maintenance of the Power Plant until synchronization and all Temporary Work, supplies, construction facilities, special tools and consumable materials (other than consumable materials specified in this Contract to be provided by Owner) reasonably necessary or appropriate for the construction, start-up, testing and commissioning of the Power Plant. By delivery of a Notice to Owner prior to the disposition of any surplus construction materials, or supplies remaining on the Site on the Substantial Completion Date (other than materials and supplies necessary to achieve Final Completion), Contractor shall give Owner the option to purchase each such item at a price not exceeding Contractor’s cost therefor, less the reduction in the reasonable value of such item as a result of Contractor’s use of such item. Owner shall exercise such right, if it so elects, within thirty (30) after receipt of such Notice.

4.12

Applicable Laws/Permits. Promptly provide readily available technical support and information, and other reasonably requested information at no additional cost, to enable Owner to apply for and obtain Owner Acquired Permits. Comply in all respects with all Applicable Laws and Permit Requirements relating to the Power Plant, the Site, and the performance of the Work, and perform the Work so that, upon Substantial Completion, the Power Plant shall satisfy, and will be capable of being operated in compliance with, all requirements of Applicable Laws and Permit Requirements using methods and Equipment and Materials that meet or exceed Industry Standards.

4.13

Quality Assurance Program. Use effective quality assurance programs, acceptable to Owner and consistent with the requirements of Exhibit “A”, in performing the Work. Within sixty (60) days after the Full Notice to Proceed Date, Contractor shall provide a Notice to Owner describing such quality assurance programs to be used by Contractor in the performance of the Work. Owner shall have the right within thirty (30) days after submission by Contractor to review and comment on such programs. If Owner provides any comments with respect to such quality assurance programs to Contractor, then Contractor shall promptly respond to Owner’s comments and shall not unreasonably refuse to incorporate changes into the quality assurance programs addressing such comments. Any resubmission of the quality assurance programs as a result of such comments shall not be considered a Change In Work. If Owner fails to comment within thirty (30) days after submission by Contractor, Owner shall be deemed to have accepted such quality assurance programs. Contractor shall comply with the final quality assurance program.

4.14

Access. Use only the entrances to the Site specified by Owner for ingress and egress of all personnel, Equipment and Materials, and vehicles. Contractor shall perform the Work consistent and in accordance with Owner’s ownership, leasehold, license and easements rights in and to the Site to the extent Owner has brought any restrictions or specific requirements to Contractor’s attention. Contractor shall observe and comply with all applicable provisions of the leases and easements for the Site respecting entry upon and activities on the Site which have been provided to Contractor; provided, however, that in no event shall Contractor be responsible for compliance with any provisions of which it has not received a copy prior from Owner. Contractor shall not conduct any direct dealings or communications with any landowners under such leases or easements without the prior written consent of Owner.

4.15

Data; Drawings. Provide all operating data and preliminary, construction and final as-built drawings necessary to safely and efficiently commission, test, operate, shut down, and maintain the Power Plant (including those set forth in Exhibit “A”). Contractor shall also promptly deliver to Owner and, if requested, the Financing Entities copies of all material test reports and Subcontractor and Vendor reports upon receipt thereof by Contractor. In order to facilitate observations and inspections, after mobilization at the Site Contractor shall maintain at the Site (in a safe place) one working copy of the current Key Date Schedule and all drawings, specifications, addenda, executed Changes in Work, graphic or written instructions, interpretations and clarifications, and all other documents related to the Work, in good order and marked currently to record all changes made during construction, together with blueprints, general arrangements, manufacturing and shop drawings, product data and samples, and copies of all electrical, plumbing and public safety codes applicable to the Work. Such documents shall be available to Owner and the Financing Entities for such parties’ reference, copying and use.

4.16

Training of Owner’s Personnel.

4.16.1  Commencement of Training. Commencing on the date set forth in the Key Date Schedule for the commencement of such activities, train Owner’s designated operating personnel in the requirements for the operation and maintenance of, and safety, general process understanding and emergency procedures for, the Power Plant and all of its sub-systems, all in accordance with the training program approved by Owner pursuant to Section 4.16.2.

4.16.2  Design and Review of Training Program. Design and prepare a written narrative description of the training program (in accordance with the provisions of Exhibit “A”) and the proposed written materials to be used in the training program, and submit such description to Owner by no later than the date that is one hundred eighty (180) days before the Substantial Completion Guaranteed Date or, if sooner, the then-anticipated Substantial Completion Date. Owner will review, comment on, and approve or disapprove such program in writing within thirty (30) days after such submission by Contractor. If Owner conditions its approval on reasonable changes in the program submitted by Contractor, then Contractor will effect such changes at no additional cost to Owner and resubmit the program to Owner within ten (10) days after Contractor receives Owner’s conditional approval. If Owner fails to respond within the period specified above, Owner shall be deemed to have approved the program submitted by Contractor.

4.17

Spare Parts Schedule, Contractor Spare Parts. Provide all spare parts required for the performance of the Work. In addition, no later than the date that is four hundred fifty (450) days before the Substantial Completion Guaranteed Date or, if sooner, the then-anticipated Substantial Completion Date, Contractor shall deliver to Owner a schedule describing the spare parts that Contractor reasonably believes that Owner should obtain from Contractor for the successful operation and maintenance of the Power Plant, as well as a price list setting forth the anticipated unit cost to Contractor for such parts. Owner shall be entitled at any time and from time to time to purchase from Contractor any of the spare parts identified on such spare parts schedule at a cost of one hundred ten percent (110%) of the cost to Contractor of such spare parts, to be paid by Owner concurrently with the delivery of the applicable spare parts; provided that the aggregate price for all spare parts ordered by Owner at such discounted price may not exceed Seven Hundred Fifty Thousand Dollars ($750,000). If Owner’s order for spare parts is received no later than the date that is three hundred sixty five (365) days before the Substantial Completion Guaranteed Date, Contractor shall deliver to Owner prior to the Substantial Completion Date any spare parts ordered by Owner no later than Substantial Completion Guaranteed Date or, if sooner, the Substantial Completion Date.

4.18

Performance Test Personnel. Provide or cause to be provided appropriate installation and start-up representatives, supervising personnel, all equipment, tools, construction and temporary material necessary for all Performance Tests. The Parties acknowledge that commissioning and testing shall be performed by Owner’s operators in accordance with the directives of Contractor; provided that so long as Owner has made such operating personnel available to Contractor in accordance with Section 3.7, Contractor shall not be relieved of any of its obligations in respect of the commissioning or testing of the Power Plant on account of any action or inaction by such operators, including any liability of Contractor for Delay Liquidated Damages or Buy Down Amounts.

5. COVENANTS, WARRANTIES AND REPRESENTATIONS

5.1

Of Contractor. Contractor covenants, represents, and warrants to Owner that:

5.1.1 Organization, Standing and Qualification. Contractor is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing under the laws of the State of Nevada and in each other jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

5.1.2 Professional Skills. Contractor has all the required authority, ability, skills, experience and capacity necessary to perform and shall diligently perform the Work in a timely and professional manner, utilizing sound engineering principles, project management procedures, construction procedures and supervisory procedures, all in accordance with Industry Standards. Contractor has the experience and skills necessary to determine, and Contractor has reasonably determined, that Contractor can perform the Work for the Contract Price.

5.1.3  Enforceable Contract. This Contract has been duly authorized, executed, and delivered by or on behalf of Contractor and is, upon execution and delivery, the legally valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

5.1.4  No Conflict. The execution, delivery and performance by Contractor of this Contract will not (a) conflict with or cause any default under (i) its organizational documents, (ii) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which Contractor is a party or by which it or its properties may be bound or affected, or (iii) any Applicable Laws, or (b) subject the Project or any component part thereof, the Power Plant or the Site or any portion thereof to any lien other than as contemplated or permitted by this Contract.

5.1.5  Government Approvals. The Contractor Acquired Permits either have been obtained by Contractor and are in full force and effect on the date hereof or will be obtained by Contractor and will be in full force and effect on or prior to the date on which they are required, under this Contract and Applicable Law and Permit Requirements, to be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Key Date Schedule. Other than with respect to the Contractor Acquired Permits, neither the execution nor delivery by Contractor of this Contract requires the consent or approval of, or the giving of notice to or registration with, or the taking of any other action in respect of, any Governmental Authority.

5.1.6  No Suits, Proceedings. There are no actions, suits, proceedings, patent or license infringements, or investigations pending or, to Contractor’s knowledge, threatened against it at law or in equity before any court (either in the United States or elsewhere) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Contractor or in any impairment of its ability to perform its obligations under this Contract. Contractor has no knowledge of any violation or default with respect to any order, writ, injunction, or decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

5.1.7  Patents. Contractor owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, and permits necessary to perform the Work without conflict with the rights of others.

5.1.8  Business Practices. Contractor and its representatives have not made any payment or given anything of value, and Contractor will not, and Contractor will direct its employees, agents, and Subcontractors and Vendors directly contracting with Contractor, and their employees or agents to not, make any payment or give anything of value, in either case to any government official (including any officer or employee of any Governmental Authority) to influence his, her, or its decision or to gain any other advantage for Owner or Contractor in connection with the Work to be performed hereunder. None of Contractor, its Subcontractors or Vendors, or any of their employees or agents shall take any action that in any way violates the United States Foreign Corrupt Practices Act or any similar Applicable Law. Contractor shall immediately notify Owner of any violation of this covenant.

5.1.9  Turnkey Project. Contractor acknowledges that this Contract constitutes a fixed price obligation to engineer, design in accordance with the requirements of this Contract, procure, construct, test and commission through Substantial Completion a turnkey Power Plant, complete in every detail, within the time and for the purpose designated herein. References to the obligations of Contractor under this Contract as being “turnkey” and performing the Work on a “turnkey basis” means that Contractor is obligated to supply all of the Equipment and Materials, labor and design services and to supply and perform all of the Work, in each case as may reasonably be required, necessary, incidental, or appropriate (whether or not specifically set forth in this Contract) to complete the Work such that the Power Plant satisfies the applicable terms, conditions, Performance Guarantees and other guarantees and requirements set forth in this Contract and Exhibit “I”, all for the Contract Price.

5.1.10  Owner Provided Information. Subject to any relief to which Contractor may be entitled under Section 13.3 in connection with Unforeseen Site Conditions, Owner may provide or may have provided Contractor with copies of certain studies, reports or other information (including oral statements) and Contractor acknowledges that all such documents or information have been or will be provided as background information and as an accommodation to Contractor.

5.1.11  Legal Requirements. Contractor has knowledge of all of the Applicable Laws that must be followed in performing the Work and Contractor’s warranty obligations herein. The Power Plant shall be built in conformity with Applicable Laws and Permit Requirements. The Work and Contractor’s warranty obligations herein will be performed in conformity with all Applicable Laws and Permit Requirements.

5.1.12  Financial Condition. Contractor is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under this Contract.

5.1.13  Licenses. All Persons who will perform any portion of the Work have and will have all business and professional certifications or licenses required by Applicable Law and Permit Requirements to perform the services under this Contract. Contractor is a licensed contractor in the State of Nevada qualified under Applicable Law to perform the Work. Contractor holds Nevada Contractor’s License No. 0038370.

5.2

Of Owner. Owner covenants, represents, and warrants to Contractor that:

5.2.1  Organization, Standing and Qualification. Owner is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business Owner presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and active in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

5.2.2  Enforceable Contract. This Contract has been duly authorized, executed, and delivered by or on behalf of Owner and is, upon execution and delivery, the legally valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

5.2.3  No Conflict. The execution, delivery and performance by Owner of this Contract will not conflict with or cause any default under (a) its organizational documents, (b) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which Owner is a party or by which it or its properties may be bound or affected, or (c) any Applicable Laws.

5.2.4  Governmental Approvals. No authorization, approval, exemption, or consent by any Governmental Authority is required in connection with the execution, delivery, and performance of this Contract by Owner. The Owner Acquired Permits either have been obtained and are in full force and effect on the date hereof or will be obtained and will be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Key Date Schedule.

5.2.5  No Suits, Proceedings. There are no material actions, suits, proceedings, or investigations pending or, to Owner’s knowledge, threatened against it at law or in equity before any court (in the United States or elsewhere) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Owner or in any impairment of its ability to perform its obligations under this Contract. Owner has no knowledge of any violation or default with respect to any order, writ, injunction, or any decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

5.2.6  Business Practices. Owner will not, and will direct each of its employees, agents, and subcontractors not to, make any payment or give anything of value to any government official (including any officer or employee of any Government Authority) to influence his, her, or its decision or to gain any other advantage for Owner or Contractor in connection with the Work to be performed hereunder. Neither Owner nor any of its employees or agents shall take any action that violates the United States Foreign Corrupt Practices Act or any similar Applicable Law. Owner shall immediately notify Contractor of any violation of this covenant.

5.2.7  Financial Condition. Owner is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital and has or shall obtain readily available funds from Financing Entities to complete its obligations and to make all payments as they become due under this Contract.

6.  COST OF WORK

6.1

Contract Price. In addition to the Early Completion Bonus and Performance Bonus, if any, as full compensation for the Work and all of Contractor’s obligations hereunder Owner shall pay to Contractor a fixed price amount of Seventy Six Million Seventy Thousand Dollars ($76,070,000) (the “Contract Price”). The Contract Price shall be changed only by Changes In Work approved in accordance with Article 17. The Contract Price shall be paid in accordance with Article 7. The Contract Price shall be invoiced on a separated basis as described in Section 7.2. No Nevada Sales and Use Taxes on Equipment and Materials are

included in the Contract Price and, subject to the last sentence of Section 6.3.1, any such taxes that become due shall be the responsibility of Owner as and to the extent set forth in Section 6.3

6.2

All Items of Work Included. Except as specifically set forth in the last sentence of Section 6.1, (A) the Contract Price includes payment for (a) all costs of Equipment and Materials, temporary equipment, labor, transportation, engineering, design and other services relating to Contractor’s performance of its obligations under this Contract and the Work (including any intellectual property rights licensed under this Contract, expressly or by implication) provided by Contractor or its Subcontractors or Vendors; (b) all United States federal, state, regional, and local taxes, goods and services taxes, and other sales taxes effective or enacted as of the date of execution of this Contract or thereafter, each as imposed on Contractor or its Subcontractors or Vendors or the Work; (c) all other taxes, duties, levies, imposts, fees, or charges of any kind (whether in the United States or elsewhere and including, without limitation, any of the foregoing related to the importation of any items into the United States) arising out of Contractor’s or any such Subcontractor’s or Vendor’s performance of the Work, including any increases thereof that may occur during the term of this Contract; and

(d) any duties, levies, imposts, fees, charges, and royalties (and including, without limitation, any of the foregoing related to the importation of any items into the United States) imposed on Contractor or its Subcontractors or Vendors with respect to any Equipment and Materials, labor, or services provided under this Contract; and (B) the taxes covered hereby include occupational, excise, unemployment, FICA, sales, use, ownership, value-added, gross receipts, and income taxes, state and federal gasoline and fuel taxes, property taxes on Contractor’s equipment, tools and supplies and any and all other taxes and duties on any item or service that is part of the Work, whether such tax is normally included in the price of such item or service or is normally stated separately, all of which shall be for the account of Contractor. The Contract Price shall not be increased with respect to any of the foregoing or with respect to any withholdings that Owner may be required to make in respect of any of the foregoing items. Notwithstanding the foregoing, Contractor shall not be liable for, and the Contract Price shall not include, any real estate taxes or ownership taxes on the Site.

6.3

Nevada Sales and Use Taxes.

6.3.1  Contractor shall, and shall cause each of its Subcontractors and Vendors with whom it contracts to, purchase all Equipment and Materials pursuant to a resale exemption certificate permitting it to purchase taxable tangible personal property and taxable services for resale (regardless of the state of other jurisdiction where such Equipment and Materials are purchased) and, accordingly shall not pay any state and local sales and use taxes (including Nevada Sales and Use Tax) with respect to the purchase of the foregoing. Contractor shall issue such a resale exemption certificate to its Subcontractors and Vendors with respect to all Equipment and Materials and, accordingly shall not pay any state and local sales and use taxes (including Nevada Sales and Use Tax) with respect to the purchase of the same from any of its Subcontractors and Vendors. Any payments made in contravention of this Section 6.3.1 shall not be deemed reimbursable costs of any nature hereunder and Owner shall have no liability to reimburse such costs to Contractor or to any Subcontractor or Vendor.

6.3.2  Contractor shall charge Owner as a separate line item in each applicable Contractor’s Invoice, and Owner shall directly pay Contractor, as a reimbursable cost in addition to the Contract Price, any and all Nevada Sales and Use Taxes with respect to Equipment and

Materials purchased by Owner directly from Contractor. Contractor shall remit such Nevada Sales and Use Taxes reimbursement payments to the State of Nevada.

6.3.3

Notwithstanding Section 6.3.2, to the extent that Owner provides Contractor with an exemption certificate from the appropriate Governmental Authority in the State of Nevada to permit Owner to purchase Equipment and Materials without application of any Nevada Sales and Use Tax based on the use of the Equipment and Materials or otherwise, Contractor shall not charge such Nevada Sales and Use Taxes to Owner.

7.

TERMS OF PAYMENT. Payments to Contractor shall be made as follows:

7.1

Milestones. Subject to the provisions of this Article 7, Owner shall make monthly payments to Contractor on account of the Contract Price equal in amount to the Milestone Payment for those Milestones that Contractor has completed through the end of the previous month and for which Contractor has not previously been paid; provided, however, that payments to Contractor shall be subject to adjustment for the Retainage under Section 7.6 and for holdbacks under Section 7.10. Each Milestone Payment shall be due and payable only to the extent it is supported by the completion or partial completion of the corresponding individual Milestones without Defects (other than Non-Critical Deficiencies); it being acknowledged and understood that no Milestone Payment shall be made for any improperly completed individual Milestones. Notwithstanding the foregoing, in no event shall the cumulative amount paid for any month exceed one-hundred percent (100%) of the cumulative amounts of payments payable for such month and, subject to completion of the corresponding Milestones, the following two months set forth in the column labeled “Expected Milestone Value” on the Payment Schedule. The Parties acknowledge that each Milestone does not represent the cost of the Work included in such Milestone; accordingly, the Milestone Payments do not represent an actual measure of the progress of the Work.

7.2

Contractor’s Invoices. On or about the tenth (10th) day of each month after Contractor receives the Full Notice to Proceed, Contractor shall submit a Contractor’s Invoice in the form of Exhibit “F” to Owner (with a copy to any Financing Entity that may from time to time be designated by Owner) for the Work completed hereunder in the then immediately preceding month. Contractor specifically agrees that it shall not request in any Contractor’s Invoice the payment of any sum attributable to Work:

(a)

for which Contractor has already been paid; or

(b)

which has been rejected by Owner or Contractor and not remedied prior to issuance of the invoice.

Each Contractor’s Invoice:

(x)

shall describe (i) the completion of the applicable Milestones identified in the Payment Schedule, (ii) the related Milestone Payments set forth on the Payment Schedule that are then due as of the end of the immediately preceding calendar month, and (iii) any other amounts then payable by Owner to Contractor under Article 17 or any other provision hereof (without limiting Owner’s right to dispute any amounts requested for payment);

(y)

shall include reasonable documentary evidence of the completion of each Milestone described in such Contractor’s Invoice sufficient for Owner to verify that such Milestone has been completed; and

(z)

shall include a Conditional Waiver and Release Upon Progress Payment of Contractor conditioned only upon payment of the amounts set forth therein, and shall include an Unconditional Waiver and Release Upon Progress Payment of Contractor for payments previously made by Owner pursuant to this Contract.

Contractor understands and agrees that any Contractor’s Invoice that is inaccurate or incomplete or that lacks reasonable detail, specificity, or supporting documentation required by this

Section 7.2, Section 7.3 and, with respect to a Contractor’s Invoice requesting the Final Payment, Section 7.7, shall not, to the extent of such deficiency, constitute a valid request for payment.

7.3

Subcontractor Statements. In addition to the requirements of Section 7.2, with each Contractor’s Invoice, Contractor shall submit to Owner from each Lienable Work Subcontractor and Vendor (a) a Conditional Waiver and Release Upon Progress Payment conditioned only upon payment of the amounts set forth therein, and an Unconditional Waiver and Release Upon Progress Payment, as applicable, unless such Subcontractor or Major Vendor has already delivered a Conditional Waiver and Release Upon Final Payment, and (b) if such Subcontractor or Major Vendor has completed all Work that such Subcontractor or Major Vendor is to perform, a Conditional Waiver and Release Upon Final Payment conditioned only upon payment of the amounts set forth therein, or if such Conditional Waiver and Release Upon Final Payment has already been delivered by such Subcontractor or Major Vendor, an Unconditional Waiver and Release Upon Final Payment; provided, however, that if Contractor is unable to obtain the foregoing, Contractor may provide Owner with a bond or a letter of credit in form and substance acceptable to Owner and the Financing Entities to indemnify such Persons against any lien or other claim by such Subcontractor or Major Vendor with respect to its right to be paid in connection with performance of the Work.

7.4

Owner Review. Without limiting Owner’s rights of review under Article 12, within twenty (20) days after Owner receives a Contractor’s Invoice and all accompanying documentation required by Section 7.2 and Section 7.3, Owner and the Financing Entities shall, in consultation with their respective engineers, determine whether (a) the Work covered thereby has been completed as described by Contractor, (b) the Work performed conforms with the requirements of this Contract and (c) the Contractor’s Invoice has been properly submitted. Owner shall notify Contractor within such twenty (20) day period of any invoiced amount that is in dispute and the basis for such dispute, and shall deposit such invoiced, disputed amount(s) in an interest bearing account (subject to the security interest of the Financing Entities) for release to Contractor if such dispute is resolved in Contractor’s favor. Subject to Section 7.12, interest accrued on such amounts shall accrue to Owner; provided, however, that with respect to invoices for the months of May 2008 and June 2008, such twenty (20) day period shall be reduced to ten (10) days.

7.5

Payments. Within thirty (30) days after Owner receives a Contractor’s Invoice for all months other than May and June, 2008, for which such period shall be reduced to ten (10) days, Owner shall pay all Milestone Payments and other amounts that are then payable and not in dispute; provided, however, that Owner may offset against such payment any undisputed amount then due from Contractor to Owner pursuant to Section 16.1, Section 16.2 or any other provision of this Contract. Contractor shall use commercially reasonable efforts to, by an appropriate agreement with each of the Major Subcontractors and Vendors, contractually require each of such Major Subcontractors and Vendors to make payments to its Subcontractors and Vendors in a similar manner.

7.6

Retainage.

7.6.1

Amount of Retainage. Owner shall retain and withhold payment of ten percent (10%) of all payments made to Contractor (the “Retainage”) with respect to each Contractor’s Invoice. Such amount shall be held by Owner as security for the performance of Contractor’s obligations hereunder.

7.6.2

Release of Retainage. Owner shall hold the Retainage until the Substantial Completion Date, at which time Owner shall pay the Retainage to Contractor, subject to the holdbacks described below in this Section 7.6.2. On the Substantial Completion Date, Owner, as security for the performance of Contractor’s ongoing obligations under this Contract, shall continue to withhold and deduct from the Retainage that would otherwise be released to Contractor an amount equal to one hundred fifty percent (150%) of the cost to complete all remaining items on the Punchlist. Owner shall release amounts withheld against each of the Punchlist items, and shall release all amounts withheld under Section 7.6.1 upon the later to occur of (1) Substantial Completion and (2) the date on which Contractor shall have completed the respective items on the Punchlist, unless Owner shall have relieved Contractor of its obligations to complete such Non-Critical Deficiencies under Section 15.1.3. Owner shall release all remaining Retainage Amounts upon Final Completion.

7.6.3

Interest on Retainage. Any interest accruing on the Retainage shall accrue for the account of Owner and not Contractor.

7.7

Final Payment. Upon the delivery of Owner’s Certificate of Final Completion in accordance with Section 15.5(i), Contractor shall submit a final Contractor’s Invoice which shall set forth all amounts due to Contractor that remain unpaid (including amounts relating to the items on the Punchlist), and upon approval thereof by Owner, Owner or the Financing Entities shall pay to Contractor the amount due under such Final Contractor’s Invoice. Subject to Sections 7.9, 15.1.3, 15.5, and Article 16, Final Payment shall include release of the amount withheld from the Retainage pursuant to Section 7.6 and all other withheld amounts, if any. Owner shall make Final Payment to Contractor within twenty five (25) days after receipt of the Final Contractor’s Invoice if and only if Contractor has delivered the following items to Owner:

(a)

with respect to each Lienable Work Subcontractor and Vendor either:

(i)

a Conditional Waiver and Release Upon Final Payment conditioned only upon payment of the amounts set forth therein or, if such Conditional Waiver and Release Upon Final Payment has already been delivered by such Subcontractor or Major Vendor, an Unconditional Waiver and Release Upon Final Payment; or

(ii)

a bond or a letter of credit in form and substance acceptable to Owner and the Financing Entities to indemnify and fully protect such Persons against any claim by such Subcontractor or Major Vendor with respect to its right to be paid in connection with the Power Plant or the performance of the Work; and

(b)

with respect to Contractor, a Conditional Waiver and Release Upon Final Payment conditioned only upon payment of the amounts set forth therein.

Owner shall pay the Final Payment within twenty-five (25) days after receipt of the properly completed Final Contractor’s Invoice and the waivers of liens, or the bonds or letters of credit required by Sections 7.7(a) and (b) above.

(c)

Contractor covenants that it shall deliver to Owner an Unconditional Waiver and Release Upon Final Payment (or a bond or letter of credit in form and substance acceptable to Owner and the Financing Entities to indemnify and fully protect such Persons against any claim by a Subcontractor or Vendor with respect to its right to be paid in connection with the Power Plant or the performance of the Work) ten (10) days after Contractor’s receipt of Final Payment.

7.8

Method of Payment. All payments to be made to Contractor under this Contract shall be paid in Dollars and shall be wire transferred in immediately available funds on the date due or, if such date is not a Business Day, on the immediately succeeding Business Day to such account as may be designated by Contractor from time to time by Notice to Owner in accordance with Article 32.

7.9

Disputes. Subject to the escrowing of funds which are in dispute and the timely payment of invoices and those portion of invoices which are not in dispute, failure by Owner to pay any amount in dispute and identified pursuant to Section 7.4 until resolution of such dispute in accordance with this Contract shall neither in any respect alleviate, diminish, modify nor excuse the performance of Contractor’s obligations to perform hereunder, including Contractor’s obligation to meet the Substantial Completion Guaranteed Date. Contractor’s acceptance of any payment shall not be deemed to constitute a waiver of amounts that are then in dispute. Contractor and Owner shall use their reasonable efforts to resolve all disputed amounts expeditiously and in accordance with the provisions of Article 34 for expedited payment dispute resolution. No payment made hereunder shall be construed to be acceptance or approval of that part of the Work to which such payment relates or to relieve Contractor of any of its obligations hereunder.

7.10

Holdbacks.

7.10.1 Owner Holdbacks. Any provision hereof to the contrary notwithstanding, in addition to the Retainage, upon the occurrence and during the continuance of any of the following events, Owner may withhold such portion (including all) of any payment due to Contractor under this Contract as described hereunder:

(a)

Contractor shall have improperly failed to make prompt payments to any Subcontractor or Vendor for material or labor used in the Work or any claim shall be made by any Subcontractor or Vendor to such effect, including a lien claim, and Contractor shall not have removed such lien claim or provided a bond or letter of credit or alternative security in favor of Owner in the value of the underlying amount of such lien claim, in which case Owner may withhold the actual or reasonably expected amount of the underlying claim (until its release); and

(b)

Subject to Section 23.5, Contractor shall have failed to provide appropriate evidence of insurance in conformance with the requirements of this Contract, in which case Owner may withhold an amount which is the value of the reasonably estimated premium for the remaining term for which Contractor is liable to provide such insurance coverage (until such coverage is obtained by Contractor).

7.10.2  Limitation on Contractor’s Rights. Notwithstanding the provisions of Sections 20.5 and 34.3, Contractor shall not have any rights of termination or suspension under Section 20.5 as a result of Owner’s exercise of its rights under this Section 7.10.

7.11

Application of Monies. Contractor shall use the sums paid to it pursuant to this Article 7 for the purpose of performing the Work and designing, equipping, testing and commissioning the Power Plant in accordance with this Contract (including the Statement of Work). No provision hereof shall be construed, however, to require Owner or any Financing Entity to see to the proper disposition or application of the monies so paid to Contractor, or to prohibit Contractor from commingling funds.

7.12

Contract Interest Rate. Overdue payment obligations of the Owner and the Contractor hereunder (regardless of whether such payment obligation is imposed by the terms of this Contract or pursuant to Applicable Law, or otherwise) shall bear interest from the date due until the date paid at a rate per annum equal to the lesser of (a) the Prime Rate in effect from time to time plus two percent (2%), and (b) the highest rate permitted by Applicable Law. In the case of disputed invoices which were later determined payable, such interest rate shall be computed from the original invoice date until the date paid.

8. COMMENCEMENT AND SCHEDULING OF THE WORK

8.1

Notice to Proceed

8.1.1

LNTP Agreement. Prior to the execution of this Contract, the Parties executed the LNTP Agreement. From and after the Full Notice to Proceed Date:

(a)

all work performed by Contractor, whether directly itself or indirectly through Subcontractors or Vendors, pursuant to the LNTP Agreement shall be deemed Work performed pursuant to this Contract and shall be subject to the terms and conditions of this Contract;

(b)

any amounts paid as compensation to Contractor for such work under the LNTP Agreement shall be deemed payments by Owner in respect of the Contract Price pursuant to this Contract with respect to the corresponding Work; and

(c)

the LNTP Agreement and any other agreement entered into by Owner and Contractor in connection with the Power Plant (including a second notice to proceed agreement, if any) shall be terminated and superseded by this Contract, and such agreements shall have no further force or effect other than with respect to those provisions of such agreements which survive termination and with respect to those asserted obligations that accrued prior to such termination but have not been satisfied.

8.1.2

Full Notice to Proceed. On the Full Notice to Proceed Date, Contractor shall commence with the performance of the Work in accordance with the Key Date Schedule and shall thereafter diligently pursue the Work assigning to it a priority that should reasonably permit the attainment of Substantial Completion on or before the Substantial Completion Guaranteed Date.

8.1.3

Conditions Precedent to the Full Notice to Proceed Date. The following are all conditions precedent to the Full Notice to Proceed Date and to the commencement the Work and the obligations of Owner to make payment therefor under this Contract, which shall occur on the date the last of the following conditions have occurred, if and only if all of the below have been fulfilled:

(a)

issuance of a Full Notice to Proceed by Owner;

(b)

the issuance and maintenance of the Letter of Credit;

(c)

the receipt by Contractor of all payments due under the LNTP Agreement, any second notice to proceed agreement (if any), and of the first payment due under this Contract; and

(d)

Owner shall have entered into a binding financing agreement with Financing Entities sufficient for Owner to meet its obligations under this Contract and to timely perform and complete the Owner Provided Work. At Contractor’s request, Owner shall provide evidence that such financing has closed.

Until the Full Notice to Proceed Date, the terms and conditions of the LNTP Agreement and, if applicable, the second notice to proceed agreement, shall apply, and Contractor shall continue to perform the Work on the terms and conditions, and only to the extent, set forth in the LNTP Agreement and, where applicable, the second notice to proceed agreement.

8.1.4

Right to Terminate. If the Full Notice to Proceed Date has not occurred by June 30, 2008, Contractor and Owner each shall have the right to terminate this Contract upon Notice to the other Party, following which neither Party shall have any further rights or obligations hereunder (other than such rights and obligations that are accrued and outstanding as of such termination or that otherwise by the express terms of this Contract survive the expiration or earlier termination of this Contract). If neither Party exercises such right to terminate, all prices, schedules and guaranteed dates shall be subject to renegotiation and equitable adjustment by the Parties upon notification by Contractor to Owner.

8.2

Prosecution of Work. Contractor shall expend all reasonable efforts to prosecute the Work in accordance with the Key Date Schedule. Contractor shall cause Substantial Completion to occur on or before the Substantial Completion Guaranteed Date (as such dates may be extended pursuant to this Contract, including Articles 9, 17, 22, Section 24.1, Section  3 0(d) or any other provision hereof).

8.3

Key Date Schedule. Attached hereto as Exhibit “K” is the Key Date Schedule which lists the Key Date Items, including, but not limited to the Substantial Completion Guaranteed Date, and the applicable dates of completion for each such Key Date Item.

8.4

Action Plan. Contractor shall expend all reasonable efforts to achieve Substantial Completion by the Substantial Completion Guaranteed Date. If Contractor fails to complete any of the Contractor Key Date Items set forth in the Key Date Schedule within sixty (60) days after the date set forth on the Key Date Schedule for completion of such item (as the date for completion of such item on the Key Date Schedule may be extended pursuant to Section 9.6 in the case of Force Majeure Events or Excusable Events and where such delay is not attributable to an Owner failure to meet any of the Owner Key Date Items set forth in the Key Date Schedule), then Contractor shall, within ten (10) days after Contractor becomes aware of such delay, submit to Owner, a written plan (the “Action Plan”) describing the actions the Contractor will take so that it will be reasonably likely that Substantial Completion will occur by or around the Substantial Completion Guaranteed Date and Contractor shall immediately undertake such actions of the Action Plan which it, in its discretion, finds necessary or desirable. Within fifteen (15) days after receipt of the Action Plan, Owner may deliver written comments (if any) to the Action Plan to Contractor. If Owner’s comments are received, Contractor shall reasonably consider such comments, and, if acceptable, as the case may be, and integrate such comments in its performance of its Action Plan. Approval or no comment by Owner of an Action Plan shall not be deemed in any way to relieve Contractor of its obligations under this Contract relating to the failure to achieve Substantial Completion by the Substantial Completion Guaranteed Date, shall not be a basis for an increase in the Contract Price, and shall not limit the rights of Owner under Section 16.1.

8.5

Progress Reporting. Following the Full Notice to Proceed Date, Contractor shall prepare a true and correct Monthly Progress Report in the form of Exhibit “L” and submit it to Owner within ten (10) days after the end of each calendar month. Contractor also shall keep daily logs at the Site and, after the commencement of on Site works, shall provide to Owner bi- weekly reports of actual construction progress as compared with scheduled progress.

8.6

Meetings. Contractor shall schedule and conduct monthly meetings with Owner and any Financing Entities desiring to attend at Contractor’s office or such other location as the Parties may agree, and after mobilization, on a monthly basis at the Site, or such other location as the Parties may agree, for the purpose of reviewing the progress of the Work and adherence to the Key Date Schedule. The frequency of such meetings shall be established and modified, from time to time, by mutual agreement of the Parties; provided, however, such meetings shall occur no less frequently than monthly. Contractor’s representative at such meeting shall provide a rolling three-week look ahead schedule outlining the Work to be performed at the Site during the three calendar weeks following such meeting.

8.7

Acceleration of Work. Owner shall have the right to request of Contractor that the Work be accelerated by means of overtime, additional crews or additional shifts or resequencing of the Work notwithstanding that the Work is progressing without delay in accordance with the established Project Schedules. If Contractor consents to such request, Contractor shall deliver to Owner a Change in Work Form prepared in accordance with Section 17.4.1 which shall include Contractor’s good faith reasonable estimate of the increase in cost required to complete the Work if the Work is accelerated. Within fifteen (15) days after receipt of such Change in Work Form, Owner shall deliver written approval or disapproval to Contractor. If Owner approves the Change in Work Form, Contractor shall promptly proceed with accelerating the Work in the manner specified by the Change in Work Form and with any additional work as may be required thereunder. As compensation for such acceleration and additional work, the Contract Price shall be increased by the amount of Contractor’s estimate of increased cost as set forth in the approved Change in Work Form. The Contract Price shall not be modified as a result of such acceleration except as provided in this Section 8.7.

9. FORCE MAJEURE AND EXCUSABLE EVENTS

9.1

Force Majeure. No failure or omission to carry out or observe any of the terms, provisions, or conditions of this Contract (other than the obligation to pay money) shall give rise to any claim by either Party against any other Party hereto, or be deemed to be a breach or default of this Contract if such failure or omission shall be caused by or arise out of a Force Majeure Event. No obligations of either Party that arose before the occurrence of a Force Majeure Event causing the suspension of performance shall be excused as a result of such occurrence.

9.2

Notice. If either Party’s ability to perform its obligations under this Contract is affected by a Force Majeure Event or Excusable Event, such Party shall, promptly, and in any event within twenty (20) days after such Party becomes aware or reasonably should have become aware of such delay, give Notice to the other Party of the occurrence of such event, together with reasonable evidence to the other Party of the nature of the event, its anticipated duration and effect upon the performance of such Party’s obligations, and any action being taken to avoid or minimize its effect. Notwithstanding anything to the contrary herein, no Party that fails to provide the foregoing Notice with the time period permitted above shall be entitled to any relief or excuse for nonperformance of its obligations as a result of such Force Majeure Event or Excusable Event. The Party claiming a Force Majeure Event or Excusable Event shall have a continuing obligation to deliver to the other Party additional documentation and/or analysis supporting its claim regarding a Force Majeure Event or Excusable Event promptly after such information is available to the Party claiming such Force Majeure Event or Excusable Event. The burden of proof shall be on the Party claiming to be affected pursuant to this Section 9.2. Within twenty (20) days after a Force Majeure Event or an Excusable Event has ended, the Party that was affected by such Force Majeure Event or Excusable Event shall give Notice to the other Party of (i) the length of time such Force Majeure Event or Excusable Event was in effect, (ii) in the case of Excusable Events, the effect such party claims the Excusable Event had on the Contract Price, and (iii) the effect such party claims such Force Majeure Event or Excusable Event had on the Substantial Completion Guaranteed Date and the Key Date Schedule.

9.3

Scope of Suspension; Duty to Mitigate. The suspension of performance due to a Force Majeure Event or Excusable Event shall be of no greater scope and no longer duration than is required by such event, including a reasonable time for recovery, and reasonable demobilization and reasonable remobilization. The excused Party shall use its reasonable efforts:

(a)

to mitigate the duration of, and costs arising from, any suspension or delay in the performance of its obligations under this Contract;

(b)

to continue to perform its obligations hereunder; and

(c)

to remedy its inability to perform.

When the affected Party is able to resume performance of its obligation under this Contract, such affected Party shall give the other Party Notice to that effect.

9.4

Removal of Force Majeure. If, within a reasonable time after the occurrence of a Force Majeure Event that has caused Contractor to suspend or delay performance of the Work, Owner has identified and recommended to Contractor action to be undertaken at the expense of Owner pursuant to an approved Change In Work Form or an Owner Directive issued in accordance with Section 17.5, and Contractor has failed within ten (10) Business Days after receipt of Notice thereof from Owner to take such action and Contractor could lawfully and reasonably initiate such action then Owner may, in its sole discretion and after Notice to Contractor, initiate the same and thereafter require Contractor to resume full or partial performance of the Work. To the extent Contractor’s failure to take such measures results in expense in addition to what Owner would have paid to Contractor (whether as part of the original Contract Price or as additional compensation to the extent the requested measures constituted a Change In Work altering the scope of the Work) had Contractor taken such measures, such additional expense shall be for Contractor’s account.

9.5

Each Party’s Responsibility. Damages or injuries to persons or properties resulting from a Force Majeure Event during the performance of the obligations provided for in the Contract shall not relieve the Contractor or Owner, respectively, of the responsibility with respect to such damage or injuries to bear the cost of the damage or injuries.

9.6

Contractor’s Remedies for Force Majeure and Excusable Event.

9.6.1

Force Majeure. Subject to Section 9.7, if a Force Majeure Event occurs, then:

(a)

the Substantial Completion Guaranteed Date and/or the Key Date Schedule, as applicable, shall be extended by the period of time, if any, that Contractor is delayed in the performance of one or more activities or milestones as a result of such Force Majeure Event; and

(b)

with respect to mitigation measures implemented at Owner’s request as set forth in Section 9.4 or otherwise implemented at Contractor’s request as may be agreed by Owner in accordance with Article 17, the Contract Price shall be modified to reflect the amount of the increased or decreased costs and expenses (including allowances for overhead and profit determined in accordance with Section 17.3) incurred by Contractor as a result of such mitigation measures, subject to the requirements and as set forth in Section 17.3.

9.6.2

Excusable Event. Without derogating from the provisions regarding fulfillment of the requirements of Substantial Completion and Final Completion in circumstances of a Deemed Satisfaction, if an Excusable Event shall occur, then:

(a)

the Substantial Completion Guaranteed Date and/or the Key Date Schedule, as applicable, shall be extended by the period of time, if any, that Contractor is delayed in the performance of activities or milestones as a result of such Excusable Event; and

(b)

the Contract Price shall be modified to reflect the amount of the increased or decreased costs and expenses (including allowances for overhead and profit determined in accordance with Section 17.3) incurred by Contractor as a result of such Excusable Event, subject to the requirements and as set forth in Section 17.3.

9.7

Termination for Extended Force Majeure. If the aggregate delay caused by Force Majeure Events exceeds 180 days, then, subject to the following proviso, either Party shall have the right to terminate the Contract upon five (5) Business Days written notice to the other Party and such termination shall be treated as Early Termination under Article 21; provided, that, in the case of an election by Contractor to terminate this Contract in accordance with this Section 9.7, Owner may, by delivery of notice thereof within five (5) days after receipt of Contractor’s termination notice, notify of its request to keep this Contract in place notwithstanding such termination notice, and, subject to mutual agreement of modification of the Contract Price to reflect the increased costs and performance time to Contractor resulting from Force Majeure Events and for an equitable adjustment of the Key Date Schedule, this Contract then shall remain in full force and effect and Contractor and Owner shall each remain bound by the terms hereof.

10. SUBCONTRACTORS

10.1

Use of Major Subcontractors and Vendors. Attached hereto as Exhibit ”J” is a schedule of major Equipment and Materials items and services and the approved Major Subcontractors and Vendors (including Affiliates of Contractor) with whom Contractor may contract (whether by contract or purchase order) for the acquisition of such major Equipment and Materials items and services; it being understood that Contractor shall not permit any Vendor that is one of the Major Vendors to perform any Work until such Vendor is included on Exhibit  “J”. Contractor may from time to time update such Exhibit “J” with additional Major Vendors, Any additions or changes to the Vendors listed on Exhibit ”J” are subject to the written approval of Owner, which approval by Owner shall not be unreasonably withheld or delayed. Vendors supplying Equipment and Materials or services not listed in Exhibit ”J” and that do not otherwise constitute Major Vendors do not require Owner approval.

All Subcontractors must be licensed in the State of Nevada. Prior to entering into subcontracts with a Subcontractor, Contractor shall provide to Owner, for informational (and not approval) purposes, a list of Subcontractors that Contractor intends to directly engage to perform any Work; Contractor shall consider all reasonable comments of Owner timely received in respect of Subcontractors, provided, however, that Contractor shall not under any circumstances engage Black Gold Farms (1981) Ltd., Black Gold Drilling or any of their Affiliates in connection with the Work.

10.2

No Approvals; Contractor Responsible for Work. The review by Owner of any of the Major Subcontractors and Vendors under this Article 10 and the review by Owner of any Subcontractor and Vendor in general shall not (a) constitute any approval of the Work undertaken by any such Person, (b) cause Owner to have any responsibility for the actions, the Work, or payment of such Person or to be deemed to be in an employer-employee relationship with any such Person, or (c) in any way relieve Contractor of its responsibilities and obligations under this Contract.

10.3

Assignment. No subcontract or purchase order shall bind or purport to bind Owner, but each subcontract and purchase order entered into by Contractor with one of the Major Subcontractors and Vendors shall name Owner as an intended third-party beneficiary and contain a provision in the form of Exhibit “P” permitting its assignment to Owner or the Financing Entities, upon Owner’s written request, following default by Contractor or termination or expiration of this Contract (other than due to an Owner default).

10.4  Information; Access. Contractor shall furnish such information and access relative to its Subcontractors and Vendors as Owner may reasonably request.

10.5  Subcontracts. All subcontracts shall conform to the requirements of this Contract, insofar as applicable. All Work performed for Contractor by a Subcontractor or Vendor shall be pursuant to an appropriate written agreement between Contractor and the Subcontractor or Vendor.

10.6  Cooperation.

(a)

Each Party shall cooperate and cause its subcontractors and vendors performing Work or Owner Provided Work on its behalf, as applicable, to cooperate with the other Party and such other Party’s subcontractors and vendors who may be working at or near the Site in order to assure that neither Party, nor any of its subcontractors or vendors, unreasonably interferes with the work being performed by or on behalf of the other Party.

(b)

In furtherance of the foregoing, each of Contractor and Owner understands the Power Plant will interconnect with the Owner Provided Work at the Interface Points. Contractor and Owner shall coordinate the Work and the Owner Provided Work to prepare for interconnection at the Interface Points at the time established therefor in the Key Date Schedule. Without limiting the generality of the foregoing, each of Contractor and Owner shall, as reasonably requested by the other Party from time to time, cooperate with the other Party (and, in the case of the Transmission Line Interface Point, Interconnection Utility) to permit the interconnection and disconnection of the Power Plant to the Owner Provided Work at the applicable Interface Points for testing of the Owner Provided Work, such cooperation to include providing all the necessary information to and, where specifically requested, having technical personnel present for trouble-shooting at the time of any such interconnection and disconnection. With the exception of Owner’s obligation to make the Owner Provided Work available to Contractor at the times specified therefor in the Key Date Schedule, Contractor hereby assumes full responsibility for interconnecting the Power Plant at the Interface Points within the time periods required therefor under this Contract.

11. LABOR RELATIONS

11.1  General Management of Employees. Subject to Section 11.5, and notwithstanding the provisions of Section 11.2, Contractor shall preserve its rights to exercise and shall exercise its management rights in performing the Work. Such management rights shall include the rights to hire, discharge, promote, and transfer employees; to select and remove foremen or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor saving Equipment and Materials; to determine the number of craftsmen necessary to perform a task, job, or project; and to establish, maintain, and enforce rules and regulations conducive to efficient and productive operations.

11.2  Labor Disputes. Contractor shall use reasonable efforts to adopt policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes, and to minimize the risk of labor-related delays or disruption of the progress of the Work. Contractor shall promptly take any and all reasonable steps that may be available in connection with the resolution of violations of collective bargaining agreements or labor jurisdictional disputes, including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin, or award damages resulting from violations of collective bargaining agreements or labor jurisdictional disputes. Contractor shall advise Owner promptly, in writing, of any actual or threatened labor dispute of which Contractor has knowledge that might materially affect the performance of the Work by Contractor or by any of its Subcontractors or Vendors. Notwithstanding the foregoing, the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the discretion of the Party having the difficulty, but no strike, walkout, lockout or other labor dispute shall be the basis for a claim for delay or a Force Majeure Event by Contractor.

11.3  Personnel Documents. Contractor shall ensure that all its personnel and shall require of its Subcontractors that its personnel performing the Work are in possession of all such documents (including, without limitation, visas, driver’s licenses and work permits) as may be required by any and all Applicable Laws.

11.4  Key Personnel. In addition to the Project Manager, Contractor shall provide a site manager who will, together with the Project Manager, supervise and coordinate the work of Contractor and Subcontractors on the Site. Any replacement of the Project Manager or site manager shall be subject to the prior written consent of Owner, which consent shall not be unreasonably withheld.

11.5  Replacement at Owner’s Request. Immediately after request by Owner, Contractor shall remove from the Site and performance of the Work, and cause any Subcontractor to remove from the Site and performance of the Work, and as soon as reasonably practicable, any Person performing the Work whom Owner informs by way of reasoned explanation is creating a safety hazard or a material risk of either (a) non-achievement of Substantial Completion by the Substantial Completion Guaranteed Date, or (b) material nonperformance by Contractor in accordance with this Contract.

11.6  Project Manager. Contractor’s Project Manager will be Mr. Reuven Schmucher. Contractor’s Project Manager has full responsibility for the prosecution of the Work and shall act as a single point of contact in all matters on behalf of Contractor.

12. INSPECTION; EFFECT OF REVIEW AND COMMENT

12.1  Right to Have Defective Work Remedied. Regardless of whether payment has been made therefor, Owner shall have the right to demand that any portion of the Work that contains any Defect be repaired or replaced. Upon such demand, Contractor shall promptly remedy, at its sole cost and expense, any Defect that is identified by Owner as giving rise to such demand.

12.2  Inspection. Contractor understands that Owner, and any Financing Entity authorized in writing by Owner and each of their respective representatives has the right to observe and inspect the Work, any item of Equipment and Materials (including Equipment and

Materials under fabrication), design, engineering, service, or workmanship (including in such description, but not limited to, all Contractor Deliverables, technical details and inspection and testing reports) to be provided hereunder and to observe all quality inspections and tests, results and data pertaining to the Work and the Power Plant (including factory or other tests performed at Contractor’s Affiliate’s manufacturing facilities). Subject to confidentiality undertakings and full compliance with all health, safety and security regulations and rules, Contractor shall at all times, and after prior coordination, allow Owner and its Financing Entities and their respective representatives access to the Power Plant and the Site, and upon reasonable Notice to Contractor by Owner, shall allow such Persons reasonable access to the other Work (including major Equipment and Materials under fabrication). Contractor shall use commercially reasonable efforts to incorporate such inspection rights in major Equipment and Materials purchase orders and subcontracts. To facilitate such observations and inspections, Contractor shall maintain at the Site a complete set of all Drawings and Specifications, Vendor reports, and a current Key Date Schedule.

12.3  Owner Review of Documents. Contractor shall submit to Owner for review hard (printed) copies and soft copies (in pdf format) of all Contractor Deliverables (including any revisions thereto) prepared in accordance with the requirements and which are specified for Owner review and/or approval under the provisions of Exhibit “A”. Owner shall have the right to make all such materials available to its consultants and representatives if necessary for the purposes of such timely review, and to the Financing Entities. After receipt of any Contractor Deliverable (or revision thereof) for which Owner has review rights, Owner shall have the right, during the time period for Owner’s review, which shall not exceed seven (7) Business Days, to describe any Defects in the design identified in such Contractor Deliverable. Owner reserves the right to reject any submittals for lack of legibility or completeness and shall retain the full time period for review of such submittal in accordance with the applicable review period. Notwithstanding anything in Article 7 to the contrary, Contractor shall not submit any Contractor’s Invoice with respect to any such Contractor Deliverable until Owner has completed or is deemed to have completed its review. In the event that Contractor (a) issues any purchase order based on any Contractor Deliverable for which Owner has not completed its review and approval, or (b) release any such Contractor Deliverable for use in connection with the Work, then Contractor shall cause such Work to be re-performed or re-committed, in each case as and if necessary, to conform to the finally approved Contractor Deliverables, in each case at Contractor’s sole cost and expense. Owner shall be deemed to have accepted any Contractor Deliverable with respect to which it has not completed its review and returned comments to Contractor within seven (7) Business Days after receipt thereof.

12.4  Remedy of Flaws. If Owner identifies any Defects in the design with respect to any Contractor Deliverable submitted for review, then Contractor shall incorporate changes into such Contractor Deliverable addressing and remedying the Defects and resubmit the same to Owner, and such incorporation of changes to address Owner’s comments shall not be considered a Change In Work.

12.5  Limitation on Owner’s Obligations. Inspection, review, approval or comment by Owner with respect to any subcontract or any Contractor Deliverable, samples, and other documents, or any other work or services performed by Contractor or any Subcontractor or Vendor, is solely at the discretion of Owner and shall neither in any way affect or reduce

Contractor’s obligations to complete the Work in accordance with the provisions of this Contract nor be deemed to be a warranty or acceptance by Owner with respect thereto.

12.6  Inspection by Contractor. Contractor shall perform all inspection, expediting, quality surveillance, and other like services required for performance of the Work, including inspecting all Equipment and Materials that comprise the Power Plant or that are to be used in the performance of the Work.

13. SITE CONDITIONS

13.1  Site Conditions. Contractor represents and warrants that Contractor has investigated the Site and each other location where any portion of the Work shall be performed and surrounding locations to the full extent Contractor deems necessary for Contractor’s purposes and that Contractor is familiar with, and has satisfied itself with respect to, the nature and location of the Work and Site Conditions (specifically including the lack of utilities, such as electricity, phone and water). Contractor shall further exercise due care to investigate and make itself aware of Site Conditions as the Work progresses, and shall promptly notify Owner of the existence of any variance between the condition of the Site indicated by this Contract and the Owner Provided Data, and the Site Conditions. Notwithstanding anything herein to the contrary, and without impairing any of Contractor’s rights under Section 9.6, Contractor shall, promptly upon the discovery of any such variance, cause the Work to be performed in a manner that accounts for such variance while still achieving the quality, efficiency and safety standards set forth in this Contract, and implement all safety measures reasonably necessary to assure the safety of all Persons at or near the Site and to prevent damage to property and bodily injury that may otherwise result as a consequence of continued performance of the Work in a manner that fails to account for such variance.

13.2  Differing Site Conditions. Contractor specifically acknowledges and accepts the Site Conditions and agrees that, except as set forth in Section 13.3, the Substantial Completion Guaranteed Date shall not be extended, the Contract Price shall not be modified, and Contractor shall not be entitled to request or be granted any Change In Work, as a result of any Site Conditions or any variance between the condition of the Site indicated by this Contract and the Owner Provided Data or expected to exist by Contractor, and the Site Conditions, including any unknown physical conditions above the surface of the ground.

13.3  Unforeseen Site Conditions. Owner accepts the risk that:

(a)

any subsurface conditions (including the presence of any Hazardous Materials or any archeological, biological or cultural resources); or

(b)

any above surface condition (other than weather and climatic conditions) at the Site that could not reasonably be discovered through the conduct of a reasonable investigation and physical verification at the Site of the information contained in the Owner Provided Data;

differ materially from those that Contractor reasonably should foresee or expect to exist at the Site, it being agreed that Contractor should expect to exist at the Site all Site Conditions set forth in, or which could reasonably have been concluded from a review of, the Owner Provided Data (each such materially differing condition, an “Unforeseen Site Condition”). Owner has had a geotechnical report of the Site prepared and Owner delivered a copy of such geotechnical report to Contractor on March 25, 2008. Contractor shall have ten (10) Business Days to review such geotechnical report following the date of this Contract and to raise any Unforeseen Site Conditions reflected in such report. At the end of such ten (10) Business Day period, Contractor shall be deemed to have accepted such geotechnical report, and the same shall thereafter constitute Owner Provided Data; it being understood, for the avoidance of doubt, that Contractor shall not be entitled to request or be granted any Change In Work as a result of any Site Conditions disclosed in such geotechnical report.

14. PERFORMANCE GUARANTEES AND TESTS.

14.1  Performance Guarantees and Other Requirements. Subject to Section 16.2, Contractor shall perform the Work so that the Power Plant satisfies the Performance Guarantees and other testing requirements set forth in Exhibit “I”. Contractor shall demonstrate that the Power Plant satisfies the Performance Guarantees and other testing requirements set forth in Exhibit “I” as a condition to Substantial Completion by satisfactorily running and completing the Performance Tests.

14.2  Performance Test Procedures. Contractor shall provide Owner, for Owner’s review and approval, detailed Performance Test Procedures and procedures for the start-up and commissioning of the Power Plant (each prepared in accordance with Exhibit “I”) not less than one hundred twenty (120) days prior to the date on which Contractor anticipates the commencement of the Performance Tests. Contractor and Owner shall cooperate reasonably to reach agreement on the Performance Test Procedures to be followed by Contractor not less than sixty (60) days prior to the date on which Contractor anticipates commencing the Performance Tests, and in any event prior to the start-up and commissioning of the Power Plant.

14.3 Performance Test Schedules. Contractor shall start-up and commission the Power Plant in accordance with the procedures therefore adopted pursuant to Section 14.2. Subject to Contractor’s obligation to pay Delay Liquidated Damages to the extent set forth herein, Contractor shall have the period (the “Performance Testing Period”) through and including the ninetieth (90th) day following the Substantial Completion Guaranteed Date during which Contractor shall run, and, if necessary, re-run each of the Performance Tests necessary to demonstrate compliance with Performance Guarantees. Contractor shall agree with Owner on Performance Test schedules within such Performance Testing Period, such agreement not to be unreasonably withheld or delayed.

14.4  Performance Tests. Contractor shall achieve Mechanical Completion, commission the Power Plant and shall satisfy all of its other obligations under this Contract to ensure that the Power Plant has been completed and that all components have been properly adjusted and tested prior to conducting the Performance Tests (except to the extent certain Performance Tests have already been Successfully Run to achieve Mechanical Completion). Contractor shall conduct the Performance Tests in accordance with the approved Performance Test Procedures and Exhibit “I”. The representatives of Owner and the Financing Entities shall have the right to be present during any Performance Tests performed by Contractor under this Article 14. Contractor must submit to Owner final test reports for each Performance Test as soon as practicable and in any event no later than seventy two (72) hours after the completion of such Performance Test, and Owner shall be afforded a period of two (2) days from receipt of such final reports to review and provide comments thereto.

14.5

Non-Conforming Work. At any time during and promptly after completion (whether or not successful) of the Performance Tests under Section 14.4 (or any re-performance of any Performance Test under Section 14.3 or Section 14.4), Owner shall advise Contractor and Contractor shall advise Owner in writing of any Defect that was discovered during any Performance Test. If Contractor is notified of or discovers any such Defect (other than with respect to any Defect which is the direct result of Owner’s or any Owner Controlled Subcontractor’s failure to perform the Owner Provided Work in accordance with this Contract or negligence, which shall be at Owner’s expense), Contractor shall at Contractor’s sole cost and expense correct such Defect and promptly provide Notice to Owner in writing that such corrective measures have been completed. Any dispute regarding the existence or correction of any such Defect shall be resolved pursuant to Article 34.

14.6

Certificate of Completion of Performance Test. Upon the Successful Run of a Performance Test as demonstrated by a test report delivered to Owner by Contractor, Owner shall issue a Notice that such test has been Successfully Run. For the avoidance of doubt, Contractor shall be entitled to repeat tests at its discretion within the Performance Testing Period.

14.7

Revenues. Any revenues generated by the Project during the performance of any Performance Test or otherwise performed shall be paid to and for the benefit of Owner.

15. MECHANICAL, SUBSTANTIAL AND FINAL COMPLETION OF THE PROJECT

15.1

Punchlist.

15.1.1  Creation of Punchlist. When Contractor believes that each system is ready for commissioning and startup, Contractor shall prepare and submit to Owner a list of all Non-Critical Deficiencies with respect to such system, which list shall include, for each Non-Critical Deficiency, a proposed schedule and estimated cost for the completion or repair of such Non-Critical Deficiency (the “Proposed Punchlist”). Owner may then promptly such system jointly with the Contractor to determine whether the Proposed Punchlist includes all Non-Critical Deficiencies for such system, whether the Proposed Punchlist includes only Non-Critical Deficiencies and whether the system is complete except for those items described in the Proposed Punchlist. If Owner’s inspection discloses any Non-Critical Deficiency that has been excluded from the Proposed Punchlist, any item described on the Proposed Punchlist that is not a Non-Critical Deficiency, any item of Work included in the system that is incomplete or contains any Defect (other than Non-Critical Deficiencies described on the Proposed Punchlist) or that the estimated cost for the completion or repair of any Non-Critical Deficiency is not a reasonable estimate of such costs, then Owner shall deliver Notice thereof to Contractor within five (5) Business Days after Owner receives the Proposed Punchlist, and if Owner does not deliver such a Notice to Contractor within such five (5) Business Day period, then the Proposed Punchlist shall be deemed acceptable to Owner . If Owner delivers such a Notice to Contractor, then Contractor shall complete any items of Work other than Non-Critical Deficiencies, revise the Proposed Punchlist to include all Non-Critical Deficiencies identified by Owner (whether or not such items are disputed by Contractor) and resubmit the revised Proposed Punchlist to Owner for review. Owner may then re-inspect the Power Plant and the foregoing process shall continue on an iterative basis until Owner has approved the Proposed Punchlist, such approval not to be unreasonably withheld or delayed. The aggregate of all Proposed Punchlists that are acceptable or deemed acceptable to Owner shall sometimes be referred to as the “Punchlist”. The Punchlist shall be finalized by the Parties no later than the Substantial Completion Date.

15.1.2  Completion of Punchlist. Contractor shall proceed promptly to complete and correct all items on the Punchlist. Failure to include an item on the Punchlist does not alter Contractor’s responsibility to complete all Work in accordance with this Contract. Contractor shall complete all items on the Punchlist promptly after Owner receives such Punchlist and in any event in accordance with the schedule set forth in such Punchlist. On a bi-weekly basis after Substantial Completion, Contractor shall revise and update the Punchlist to include the dates that items listed on such Punchlist are completed by Contractor and accepted by Owner. Notwithstanding any of the foregoing, the items listed on such Punchlist shall not be considered complete until Owner shall have inspected such Non-Critical Deficiencies and acknowledged, by notation on the updated Punchlist, that such item of Work is complete, such inspection and corresponding acknowledgment to be performed within a reasonable time following Contractor notification of completion of any such item (taking into consideration the number of outstanding items that remain listed on the Punchlist and the expected frequency with which Contractor may request such inspections, it being understood that Owner shall not be required to inspect completed Punchlist items more frequently than once per week).

15.1.3  Owner’s Punchlist Option. At any time after the Substantial Completion Date, Owner and Contractor may jointly elect that Owner perform one or more uncompleted items on the Punchlist and to invoice Contractor for an amount equal to the cost to complete the uncompleted items on the Punchlist in lieu of requiring Contractor to complete such items. If the Parties shall agree on any such items and costs, Contractor shall be relieved of the obligation to perform such items subject to Contractor payment to Owner or agreement to Owner to offset from amounts payable to Contractor an amount equal to the amount of such agreed costs. If Contractor fails to pay any such amounts, Owner shall be entitled to subtract an amount equal to the cost to complete the corresponding items on the Punchlist which the Parties have agreed to have Owner perform from the release of that portion of the Retainage that Owner continues to withhold after Substantial Completion pursuant to Section 7.6.2.

15.2  Notice of Mechanical Completion. When Contractor believes that it has achieved Mechanical Completion, Contractor shall deliver to Owner a Notice of Mechanical Completion. Such Notice of Mechanical Completion shall contain a report of the Work completed with sufficient detail to enable Owner to determine whether Mechanical Completion has been achieved. The Mechanical Completion Date shall be the date on which the last of the conditions of the definition of Mechanical Completion was satisfied or, in the sole discretion of Owner, waived. Promptly after Mechanical Completion has been achieved as provided above, Owner shall issue an Owner’s Certificate of Mechanical Completion dated to reflect the Mechanical Completion Date of the Power Plant.

15.3  Substantial Completion. The following are conditions precedent to Substantial Completion:

(a)

Contractor shall have paid all Delay Liquidated Damages due pursuant to Section 16.1;

(b)

Owner has received copies of all Contractor Acquired Permits and associated approvals required to be obtained by Contractor pursuant to Section 4.6;

(c)

Owner has received all Contractor Deliverables, other than those Contractor Deliverables that are expressly stated in Exhibit “A” to be provided at Final Completion;

(d)

Contractor shall have achieved Mechanical Completion;

(e)

all Work other than (i) as-built drawings and (ii) other items listed on the Punchlist shall have been completed without any Defect;

(f)

each Performance Test has been Successfully Run;

(g)

either of the following shall have occurred during the most recent run of the Performance Test with respect to the Performance Guarantee (Buy Down):

(i)

the Power Plant shall have achieved such Performance Guarantee (Buy Down); or

(ii)

all the Buy Down Amounts due pursuant to Section 16.2.2 shall have been paid and all of the other requirements set forth in Section 16.2 that are applicable with respect to such Performance Guarantee (Buy Down) shall have been satisfied;

(h)

subject to Contractor’s right to deliver a bond or letter of credit in lieu of certain lien waivers from Lienable Work Subcontractors and Vendors under Section 7.3, Contractor has delivered all applicable Conditional Waivers and Releases Upon Progress Payment, Unconditional Waivers and Releases Upon Progress Payment, Conditional Waivers and Releases Upon Final Payment, and Unconditional Waivers and Releases Upon Final Payment required to be delivered pursuant to Section 7.2 and Section 7.3;

(i)

all special tools included in the Statement of Work for delivery to Owner, if any, have been turned over to Owner;

(j)

all training of all Owner personnel as set forth in Section 4.16 is complete; and

(k)

the Punchlist shall have been developed by Contractor and approved by Owner.

15.4  Notice of Substantial Completion. When Contractor believes that it has satisfied the provisions of Section 15.3(a) through (k), Contractor shall deliver to Owner a Notice of Substantial Completion. Such Notice of Substantial Completion shall contain a report of the Work completed with sufficient detail to enable Owner to determine whether Substantial Completion has been achieved. The Substantial Completion Date shall be the first date on which the conditions of Section 15.3 have been satisfied in all material respects or, in the sole discretion of Owner, waived. Promptly after Substantial Completion has been achieved as provided above, Owner shall issue an Owner’s Certificate of Substantial Completion dated to reflect the Substantial Completion Date of the Power Plant.

15.5  Final Completion. Final Completion of the Work shall be deemed to have occurred only if all of the following have occurred:

(a)

Contractor shall have achieved Substantial Completion;

(b)

Contractor shall have completed all items on the Punchlist (unless Owner shall have relieved Contractor of its obligation to do so under Section 15.1.3);

(c)

Owner shall have received all Contractor Deliverables, including copies of final as-built drawings;

(d)

All Contractor’s and Subcontractors’ personnel, Equipment and Materials, surplus materials, waste materials, rubbish, and other Temporary Work other than those to which Owner holds title shall have been removed from the Site. All cleanup and disposal shall be conducted in accordance with all Applicable Laws and Permit Requirements;

(e)

Contractor shall have delivered to Owner a certification identifying all outstanding claims of Contractor under this Contract with documentation sufficient to support such claims;

(f)

Contractor shall have assigned to Owner all warranties or guarantees that Contractor received from Subcontractors and Vendors to the extent Contractor is obligated to do so pursuant to Article 18;

(g)

Contractor has delivered a Conditional Waiver and Release Upon Final Payment of Contractor conditioned only upon payment of the amounts set forth therein and (i) a Conditional Waiver and Release Upon Final Payment conditioned only upon payment of the amounts set forth therein from each Lienable Work Subcontractor and Vendor not otherwise delivered by Contractor, and (ii) for each Lienable Work Subcontractor and Vendor for which a Conditional Waiver and Release Upon Final Payment has already been delivered, an Unconditional Waiver and Release Upon Final Payment from such Subcontractor or Vendor, or the bonds or letters of credit, in accordance with Section 7.7, and has delivered such other documents and certificates as Owner has reasonably requested to ensure compliance with all applicable labor laws and regulations of United States;

(h)

Contractor has delivered to Owner a Notice of Final Completion stating that Contractor believes it has satisfied the provisions of Sections 15.5(a) through (g); and

(i)

Owner has delivered an Owner’s Certificate of Final Completion to Contractor evidencing that, based upon the certifications and Contractor and other deliverables required under this Section 15.5, all of Contractor’s other construction obligations under this Contract have been satisfied in full, which Owner’s Certificate of Final Completion Owner shall deliver as soon as possible, and in no event more than ten (10) days after satisfaction in full by Contractor of all of its obligations under the provisions of Sections 15.5(a) through (g). If Owner fails to notify Contractor of any alleged nonsatisfaction of Contractor’s obligations under Sections 15.5(a) through (g) within ten (10) days after the date Contractor gives Notice of Final Completion to Owner, Contractor shall be deemed to have satisfied such obligations; provided, however, that failure to so notify Contractor shall not void the Work Warranties or Materials Warranty.

Contractor shall expend all reasonable efforts to ensure that Final Completion shall occur on or before the Scheduled Final Completion Date. If Contractor fails to achieve Final Completion on or before the date which is four (4) months after the Scheduled Final Completion Date (as such date may be extended under the terms of this Contract), Owner shall have the right to suspend further performance of the Work by Contractor upon written Notice to Contractor, in which case Owner shall have the right to complete or have completed the remaining Work and apply any amounts in respect of the Contract Price that have been withheld by Owner hereunder, together with any unpaid portion of the Contract Price, to the cost of completion of such items, and such amounts applied by Owner shall be deemed to have been paid in respect of the Contract Price for purposes of the provisions of this Contract. If, as a result of the foregoing provisions of this paragraph crediting certain expenses to payment of the Contract Price, Owner has at any time paid to Contractor an amount greater than the Contract Price, Contractor shall promptly remit such excess amount to Owner.

15.6  Contractor’s Access After Substantial Completion. Following Substantial Completion, Owner shall provide Contractor with reasonable and timely access to complete all remaining Work. The Parties expect that Contractor shall accomplish any necessary modification, repairs or additional work with minimal interference with commercial operation of the Project and that reductions in and shut-downs of the Project’s operations will be required only when necessary, taking into consideration:

(a)

the length of the proposed reduction or shut-down, and

(b)

Owner’s obligations and liabilities to, suppliers, power purchasers or others.

Notwithstanding the foregoing, should a curtailment in or shut-down of the Project’s operations be required following Substantial Completion, then such curtailment or shut-down shall be not be scheduled at any time, and the Work to be performed in connection therewith shall not be performed in any manner, in each case that could reasonably be expected to expose Owner to a material risk of liability to any third party (including payment of costs for replacement electricity to any power purchaser), and Contractor shall use all reasonable efforts to complete such Work during such Owner scheduled curtailment or shut-down. Contractor acknowledges that Owner may schedule such curtailment or shut-down at any time, including off-peak hours, nights, weekends and holidays. To the extent that Owner’s limitations on curtailment or shut-down interfere with or delay Contractor’s ability to perform Work (i) in connection with any Remedial Plan within the corresponding Cure Period or (ii) required to achieve Final Completion prior to the Scheduled Final Completion Date, such Cure Period or Scheduled Final Completion Date, as applicable, shall be extended by the amount of time Contractor is actually delayed.

15.7 Changes in Guaranteed Dates. Except as otherwise set forth herein, no action by either Party required or permitted under this Article 15 shall affect the Substantial Completion Guaranteed Date.

16. DELAY DAMAGES, EARLY COMPLETION BONUS, BUY DOWN AMOUNTS AND PERFORMANCE BONUS

16.1 Delay Liquidated Damages and Early Completion Bonus.

16.1.1  Delay Liquidated Damages.

Contractor understands that if the Substantial Completion Date does not occur on or before the Substantial Completion Guaranteed Date, Owner will suffer substantial damages, including the loss of operating revenue, additional interest and financing charges on funds obtained by Owner to finance the Work, reduction of return on Owner’s equity investment in the Project, and other operating and construction costs and charges. Therefore, Contractor agrees that if Substantial Completion is not achieved by the Substantial Completion Guaranteed Date, then Contractor shall pay liquidated damages to Owner (“Delay Liquidated Damages”) [***] by which the Substantial Completion Date is delayed more than [***] but not in excess of [***] beyond the Substantial Completion Guaranteed Date (b) [***] by which the Substantial Completion Date is delayed more than [***] but not in excess of [***] beyond the Substantial Completion Guaranteed Date, and (c) [***] by which the Substantial Completion Date is delayed in excess of [***] beyond the Substantial Completion Guaranteed Date. Any amount Contractor is obligated to pay to Owner under this Section 16.1 shall be due and payable [***] after receipt of a request therefor from Owner.

16.1.2  Early Completion Bonus. The Parties agree that, if the Substantial Completion Date shall occur prior to the Early Completion Deadline, Owner shall enjoy economic benefit from such early works. Therefore, it is agreed that, if the Substantial Completion Date occurs prior to Early Completion Deadline, then Owner shall pay Contractor the amount of [***],computed for the period commencing on the Substantial Completion Date and ending on the Early Completion Deadline; provided that the aggregate Early Completion Bonus payable to Contractor hereunder shall not exceed [***]. Amounts payable by Owner in respect of any Early Completion Bonus shall be included as a separate line-item in Contractor’s next Contractor’s Invoice following the Substantial Completion Date.

16.2  Buy-Down for Performance Tests.

16.2.1  Where the Power Plant Achieves All of the Performance Guarantees. If, after the run of each Performance Test, Contractor has (a) Successfully Run each Performance Test, and (b) successfully achieved each of the Performance Guarantees, or in the case of a Deemed Satisfaction in respect of the Substantial Completion Date, then the remaining provisions of this Section 16.2 shall no longer apply; provided that if Substantial Completion occurs other than by reason of Deemed Satisfaction, and the “Capacity Test” (as defined in Exhibit “I”) utilized to satisfy the Substantial Completion requirements demonstrates that the Adjusted Net Deliverable Output exceeds the Performance Guarantee (Buy Down), then Owner shall pay Contractor a bonus in an amount equal to the “Excess Capacity” described under Section 3.3 of Exhibit “I” in kilowatts multiplied by [***]; provided, further, that (i) the aggregate Performance Bonus payable to Contractor hereunder shall not exceed [***], and (ii) no Performance Bonus shall be payable to Contractor if Contractor fails to achieve Substantial Completion on or before the Substantial Completion Guaranteed Date, and such failure to timely achieve Substantial Completion results in an inability of Owner to receive the benefit of production tax credits that would otherwise have been available to Owner had Contractor achieved Substantial Completion by the Substantial Completion Guaranteed Date. Amounts payable by Owner in respect of any Early Completion Bonus shall be included as a separate line-item in Contractor’s next Contractor’s Invoice following the Substantial Completion Date.

16.2.2  Where the Power Plant Fails to Meet the Performance Guarantee (Buy Down). If after the performance of the Performance Tests required to be conducted under Section 14.1 prior to Substantial Completion:

(a)

each such Performance Test has been performed; and

(b)

the results from the most recent Performance Tests shall have failed to satisfy the Performance Guarantee (Buy Down);

then Contractor shall pay Owner a Buy Down Amount equal to the “Capacity Deficiency” described under Section 3.3 of Exhibit “I” in kilowatts multiplied by [***] based on the results of the most recently completed corresponding Performance Test. Owner will deliver a Notice For Payment of Buy Down Amount to Contractor upon the earlier of request by Contractor if each such Performance Test has been Successfully Run or the end of the Performance Testing Period. For purposes of clarification hereunder, unless approved in writing by Owner (such approval to be made by Owner in its sole and absolute discretion), Contractor shall not have the right to buy down any failure of the Power Plant to achieve any of the Performance Guarantees (Non-Buy Down) or the Minimum Capacity Requirement; the obligations of Contractor with respect to such failures are more fully specified in Section 16.2.3.

16.2.3  Where the Power Plant Does Not Achieve the Performance Guarantees (Non-Buy Down). In addition to the provisions of Section 16.2.2 (to the extent they apply with respect to the Performance Guarantee (Buy Down)), if after the performance of the Performance Tests with respect to one or more Performance Guarantees (Non-Buy Down) the results from the most recent Performance Tests fail to achieve the guaranteed levels for such Performance Guarantees (Non-Buy Down), then Contractor shall, as part of its warranty obligations hereunder pursuant to Article 18, and consistent with the provisions of Section 15.6  and Section 16.4.4, perform all Work as necessary to cause the Power Plant to achieve the applicable Performance Guarantee.

16.3  Payment of Buy Down Amount. Within [***] after Owner delivers a Notice For Payment of Buy Down Amount to Contractor under Section 16.2.2, Contractor shall pay the Buy Down Amount to Owner. Upon receipt by Owner of the Buy Down Amount, whether by direct payment by Contractor, by offset, or both, the Performance Guarantee (Buy Down) shall be deemed amended to reflect the actual performance levels of the Power Plant used in calculation of the Buy Down Amount.

16.4  Cure Period. For the purposes of clarity, the following is intended to apply after any applicable Buy Down Amounts under Section 16.2.2 have been determined and paid to Owner, or, in the case of Remedial Plans under Section 16.4.4, after the completion of any Performance Test the results of which show that the Power Plant failed to achieve the guaranteed levels for any Performance Guarantee (Non-Buy Down) or the Minimum Capacity Requirement.

16.4.1  Duration of the Cure Period. After Substantial Completion is achieved, if any Buy Down Amount exists based on the Performance Tests required for Substantial Completion under Section 14.1 most recently run by Contractor, then Contractor may, at its option, submit a proposed Remedial Plan to Owner for Owner’s approval of such Remedial Plan, and, subject to Section 15.6, Contractor shall be granted reasonable access to the Power Plant for an additional [***] (such period, which shall be subject to extension as provided in Section 15.6, the “Cure Period”) to:

(a)

perform Corrective Actions pursuant to a Remedial Plan prepared and prosecuted in accordance with Section 16.4.4; and

(b)

re-perform any of the Performance Tests required for Substantial Completion under Section 14.1;

all in order to improve the performance results of the Power Plant and to reduce Contractor’s liability for amounts payable as Buy Down Amounts. Contractor shall keep Owner continuously apprised of the specific schedule, and changes therein, for the commencement and re-performance of the applicable Performance Tests.

16.4.2  Completion of Corrective Actions. Promptly after Contractor completes the Corrective Action described in any Remedial Plan conducted after Substantial Completion, Contractor shall re-run the applicable Performance Test (subject to Section 15.6).

16.4.3  End of Cure Period.

16.4.3.1

Performance of Power Plant. At the end of the Cure Period, if Contractor has not demonstrated by re-performing the Performance Tests that the Corrective Action has resulted in improved performance, then Contractor shall demonstrate by re-performing the Performance Tests that the Power Plant operates at a level consistent with or better than the results of the Performance Tests used to achieve Substantial Completion. If the results of the most recent Performance Tests performed during the Cure Period are not consistent with or better than the results of the Performance Tests used to achieve Substantial Completion, then Contractor shall:

(a)

within [***] after the end of the Cure Period, submit to Owner a Remedial Plan in accordance with Section 16.4.4 which shall describe Corrective Actions designed to cause the Power Plant to operate consistent with the results of the Performance Tests used to achieve Substantial Completion; and

(b)

commencing immediately after Owner approves of a Remedial Plan in accordance with Section 16.4.4, promptly and diligently make efforts to cause the Power Plant to operate in a manner consistent with the results of the Performance Tests used to achieve Substantial Completion by performing Corrective Actions in accordance with such Remedial Plan and Section 16.4.4.

16.4.3.2

Redetermination of Buy Down Amounts. Within [***] after the end of the Cure Period, Owner shall:

(a)

re-calculate the Buy Down Amounts that have been impacted as a result of the Corrective Actions undertaken by Contractor pursuant to this Section 16.4 based on Contractor’s most recently attempted Performance Tests (such buy-down amounts, the “Cure  Period Buy-Down Amounts”); and

(i)

if the Buy Down Amounts previously paid by Contractor are greater than the corresponding Cure Period Buy-Down Amount, then Owner shall refund the difference thereof to Contractor within [***] after Owner receives a Notice for such refund from Contractor; or

(ii)

if the Cure Period Buy-Down Amount is greater than the corresponding Buy Down Amount calculated pursuant to Section 16.2.2, then Contractor shall pay the difference thereof to Owner within [***] after Contractor receives a Notice for such payment from Owner.

16.4.4 Remedial Plan. All Corrective Action shall be performed in accordance with a plan (“Remedial Plan”). Contractor shall submit a Remedial Plan to Owner for approval within [***] after:

(a)

the time when Contractor achieves Substantial Completion, if there is any Buy Down Amount based on the Performance Tests most recently run by Contractor, and if Contractor wishes to attempt to perform Corrective Actions during the Cure Period;

(b)

the end of the Cure Period if Contractor does not demonstrate to Owner’s reasonable satisfaction that the Power Plant operates consistently with the results of the Performance Tests used to achieve Substantial Completion pursuant to the provisions of Section 16.4.3.1; or

(c)

the completion of any Performance Test applicable to any Performance Guarantee (Non-Buy Down) or the Adjusted Net Deliverable Output the results of which show that the Power Plant failed to achieve the guaranteed levels for such Performance Guarantee (Non-Buy Down) or the Minimum Capacity Requirement.

16.4.4.1

Minimum Requirements for Remedial Plan. Each Remedial Plan shall, at a minimum, specify:

(a)

the commencement date of the Corrective Action;

(b)

the Performance Test which Contractor proposes to re-perform;

(c)

the Corrective Actions that Contractor proposes to undertake with respect to its Work which Corrective Actions:

(i)

must be designed and intended to cause the Power Plant to satisfy the results of the Performance Tests used to satisfy the conditions of Substantial Completion, if such Remedial Plan is required for periods after the end of the Cure Period;

(ii)

must have a reasonable probability of success; and

(iii)

must not involve a material risk of damaging or diminishing the performance of any of the Work, including any material curtailment or shut-down of the Power Plant (except on a temporary basis as required for performance of the Remedial Plan and for retesting, and in each case in accordance with Section 15.6); and

(d)

the projected completion date for such Corrective Action (including any time required to re-run the applicable Performance Test), which completion date shall occur:

(i)

if the Cure Period has not ended, before the end of the Cure Period; and

(ii)

if the Cure Period has ended or if the Remedial Plan was delivered pursuant to Section 16.4.4(c), as soon as is reasonably practicable.

16.4.4.2

Approval of Remedial Plan. Owner shall, within [***] after receipt of a Remedial Plan, approve or provide written comments concerning such plan to Contractor. Unless Contractor accepts all of Owner’s comments with respect to such Remedial Plan, Contractor and Owner shall meet and confer as soon as practicable to discuss the Remedial Plan and Owner’s comments thereto. Contractor and Owner shall then endeavor to come to an agreement on the Remedial Plan. Notwithstanding any other provision of this Section 16.4, Owner may reject any proposed Remedial Plan if Owner in good faith believes that such plan has a significant possibility of resulting in the deterioration of the performance of the Power Plant or the Project (except on a temporary basis as required for performance of the Remedial Plan and for retesting, and in each case in accordance with Section 15.6). If either Contractor or Owner determines, after using its reasonable efforts to come to an agreement on a proposed Remedial Plan, that such an agreement cannot be reached, then such dispute shall be resolved in accordance with Article 34. If in any dispute between Owner and Contractor regarding the approval of a proposed Remedial Plan it is determined by the Tribunal that Owner’s failure to approve a proposed Remedial Plan was in violation of this Contract, the Cure Period shall be extended accordingly.

16.4.4.3

Prosecution of Remedial Plan. Upon satisfaction of the conditions of Section 16.4.4.2, Contractor shall:

(a)

promptly and diligently pursue completion of the Remedial Plan at Contractor’s sole cost; and

(b)

in performing the Corrective Action described in the Remedial Plan, neither cause the Power Plant to be unable to satisfy any Performance Guarantee (Non-Buy Down) or the Minimum Capacity Requirement, nor cause the Project to be unable to satisfy Applicable Law or any Permit Requirement, nor diminish the performance, efficiency or safety of the Work (except for temporary affects on performance as required for performance of the Remedial Plan and for retesting, and in each case in accordance with Section 15.6).

16.5 Offset. If Contractor is obligated to pay any amount to Owner, as applicable, pursuant to Section 16.1 and/or Section 16.2, and such amount is not paid within the time period referred to in Section 16.1 and/or Section 16.2, as applicable, then Owner shall have the right to offset any such amount against any amount then or thereafter due from Owner to Contractor under this Contract and to exercise its rights against any security provided by or for the benefit of Contractor in such order as Owner may elect in its sole discretion.

16.6  Sole Remedy. Subject to Section 16.7, the amounts payable under Sections 16.1  and Section 16.2, as limited by Article 33, and the other remedies provided for in this Article 16  and, if such failure constitutes a Contractor Event of Default under Section 20.1(h), the remedies provided for in Sections 20.2(a)-(g), shall be the sole and exclusive remedies of Owner and the sole and exclusive liability of Contractor for (i) Contractor’s failure to achieve Substantial Completion by the Substantial Completion Guaranteed Date, and (ii) if Contractor is required to pay Buy Down Amounts pursuant to Section 16.2.2 and such amounts are paid to Owner, Contractor’s failure to achieve the Performance Guarantee (Buy Down) for which Buy Down Amounts were paid. The Parties agree that Owner’s actual damages in the event of such delays and failures would be extremely difficult or impracticable to determine and that, after negotiation, the Parties have agreed that the Delay Liquidated Damages and Buy Down Amounts are a reasonable estimate of the damages that Owner would incur as a result of such delays or failures and are in the nature of liquidated damages, and not a penalty. For the avoidance of doubt, but subject to Contractor’s rights under Sections 20.4 and 20.5 (Owner Event of Default), 21 (Early Termination) and 33.2 (Limitations on Contractor's Liability),, Contractor shall have an absolute obligation (a) to successfully achieve Mechanical Completion and (b) to Successfully Run each Performance Test.

16.7  Enforceability. The Parties explicitly agree and intend that the provisions of this Article 16 be fully enforceable by any court or arbitration proceeding exercising jurisdiction over any dispute between the Parties arising under this Contract. Each Party hereby irrevocably waives any defenses available to it under law or equity relating to the enforceability of the provisions set forth in this Article 16. If, notwithstanding the express agreement of the Parties that the provisions of this Article 16 are enforceable at law and equity between themselves, Contractor challenges the enforceability of the liquidated damages set forth in this Article 16 in connection with any dispute between the Parties or otherwise as a defense to any claim hereunder, then the Parties agree that Owner shall have the right to avail itself of any right or remedy available to it in law or equity, including, but not limited to, the right to pursue Contractor for damages resulting from (a) a breach by Contractor of its obligation to achieve Substantial Completion by the Substantial Completion Guaranteed Date and/or (b) a breach by Contractor of its obligation to Successfully Run each Performance Test and to achieve each of the Performance Guarantees.

17.  CHANGES IN THE WORK

17.1  Change In Work. A Change In Work may result only from any of the following:

(a)

Changes in the Work required by Owner in writing in accordance with Section 17.2;

(b)

The occurrence of an Excusable Event (as and only to the extent permitted under the definition of Owner Caused Delay or by Section 9.6.2, as applicable);

(c)

The occurrence of a Force Majeure Event (as and only to the extent permitted by Section 9.6.1);

(d)

An Owner Directive (as and only to the extent permitted by Section 17.5);

(e)

Suspension (as and only to the extent permitted by Article 22);

(f)

A delay in receipt of insurance proceeds (as and only to the extent permitted by Section 24.1); or

(g)

A Contractor proposal which does not derive from any Contractor non performance hereunder, which may be adopted by Owner under Section 17.2 or rejected on a voluntary basis in Owner’s sole discretion.

17.2  By Owner. Owner shall have the right to make changes in the Work (including at the suggestion of Contractor in accordance with any proposal submitted by Contractor under Section 17.1(g)), within the general scope thereof, whether such changes are modifications, accelerations, alterations, additions, or deletions (but in no case may deletions be made in an aggregate amount in excess of 5% of the Contract Price without Contractor’s approval at Contractor’s sole discretion evidenced by its execution of an agreed Change In Work Form). All such changes shall be made in accordance with this Article 17, be documented in accordance with Section 17.4.1 and shall be considered, for all purposes of this Contract, as part of the Work. Notwithstanding the foregoing, and except as set forth in Section 17.5, unless Contractor and Owner shall have agreed upon a Change In Work Form in accordance with the provisions of Section 17.4 or Owner shall have issued an Owner Directive, Contractor shall have no obligation to, and shall not, perform or comply with any modification, acceleration, alteration, addition, or deletion by Owner to the Work that:

(a)

conflicts with this Contract or Industry Standards;

(b)

accelerates the Key Date Schedule;

(c)

could affect the performance of the Power Plant under the Performance Guarantees and those other requirements and guarantees set forth in Exhibit “I”; or

(d)

could increase the costs or delay the Work of the Contractor. 17.3  By Contractor.

17.3.1  Excusable Event. If an Excusable Event shall occur, then:

(a)

the Key Date Schedule (and the Substantial Completion Guaranteed Date referenced therein) shall be extended as and to the extent provided under the definition of Owner Caused Delay or in Section 9.6.2, as applicable, and as set forth in the Change In Work Form accepted by the Parties; and

(b)

the Contract Price shall be increased by the sum of (i) the difference of (A) the direct costs (without profit, overhead or contingency) incurred by Contractor because of such Change In Work, less (B) any savings or costs not incurred because of such Change In Work, plus (ii) an allowance for profit and overhead (1) in the case of Minor Changes In Work, calculated as the product of (x) the amount set forth in clause (i) above multiplied by (y) the Change Order Profit Margin, or (2) in the case of all other Changes In Work due to such

Excusable Event, by an equitable amount agreed upon by the Parties to compensate Contractor for the additional risk and incremental increase in potential aggregate liability it assumes hereunder by virtue of such increase in the Contract Price and scope of its Work. Such adjustments to the Contract Price shall be calculated pursuant to the procedures of Exhibit “B” to the extent applicable. The Contract Price shall not be modified as a result of such Change In Work except as provided in this clause (b).

17.3.2  Force Majeure. If a Force Majeure Event shall occur, then:

(a)

the Key Date Schedule (and the Substantial Completion Guaranteed Date referenced therein) shall be extended as and to the extent provided in Section 9.6.1 and as set forth in the Change In Work Form accepted by the Parties; and

(b)

the Contract Price shall be increased by the sum of (i) the difference of (A) the direct costs (without profit, overhead or contingency) incurred by Contractor because of the mitigation measures implemented in accordance with Section 9.6.1, less (B) any savings or costs not incurred because of such mitigation measures, plus (ii) an allowance for profit and overhead (1) in the case of Minor Changes In Work, calculated as the product of (x) the amount set forth in clause (i) above multiplied by (y) the Change Order Profit Margin, or (2) in the case of all other Changes In Work due to Force Majeure Events with respect to which additional mitigation measures have been implemented, by an equitable amount agreed upon by the Parties to compensate Contractor for the additional risk and incremental increase in potential aggregate liability it assumes hereunder by virtue of such increase in the Contract Price and scope of its Work. Such adjustments to the Contract Price shall be calculated pursuant to the procedures of Exhibit “B” to the extent applicable. The Contract Price shall not be modified as a result of such Change In Work except as provided in this clause (b).

17.3.3  Suspension

If a suspension shall occur, then the provisions of Section 22.3 shall govern.

17.4  Procedures.

17.4.1  Preparation of Change In Work Form.

17.4.1.1

Contractor’s Estimate. If any of the circumstances arises as described in Sections 17.2 or 17.3 pursuant to which a Change In Work is proposed (other than in circumstances under Section 17.2 where Contractor, in exercise of its professional expertise but subject to Section 17.5, recommends against execution of such a proposed Change in Work, in which case it shall provide a reasoned explanation for such recommendation) , then Contractor shall, as soon as practicable, prepare a Change In Work Form, which shall include, subject to the remaining provisions of this Section 17.4.1, a detailed proposal for such Change in Work, together with a detailed explanation and basis thereof:

(a)

the change, if any, to the Key Date Schedule and the Substantial Completion Guaranteed Date associated with such Change In Work; and

(b)

the increase, if any, in the cost required to complete the Work on the Change In Work Form (determined in accordance with the requirements of Section 17.3, in the case of an Excusable Event or a Force Majeure Event).

The adjustment in the Contract Price specified in this Section 17.4.1.1 and the Key Date Schedule shall be the sole adjustment related to a specific change order unless stated otherwise therein.

17.4.1.2

Execution of Change In Work Form. If Contractor and Owner reach agreement on the matters listed in the Change In Work Form submitted by Contractor pursuant to this Section 17.4.1, then Contractor shall execute such Change In Work Form in accordance with Section 35.4, and Owner shall sign “Accepted by Owner” on such Change In Work Form and execute such Change In Work Form (indicating any amendments necessary to reflect the agreement of the Parties) in accordance with Section 35.4. If the Parties cannot reach agreement on the matters listed in the Change In Work Form submitted as a result of any Excusable Event or Force Majeure Event, then such matter shall be referred to dispute resolution under Article 34.

17.4.2  No Obligation or Payment Without Executed Change In Work Form. IN NO EVENT SHALL CONTRACTOR BE ENTITLED TO UNDERTAKE OR BE OBLIGATED TO UNDERTAKE A CHANGE IN WORK UNTIL CONTRACTOR HAS RECEIVED A CHANGE IN WORK FORM SUBMITTED BY CONTRACTOR AND ACCEPTED BY OWNER AND, EXCEPT AS SET FORTH IN SECTION 17.5, ANY CHANGES IN WORK THAT CONTRACTOR UNDERTAKES IN THE ABSENCE OF A SIGNED CHANGE IN WORK FORM SHALL BE AT CONTRACTOR’S SOLE RISK AND EXPENSE, AND CONTRACTOR SHALL NOT BE ENTITLED TO ANY PAYMENT HEREUNDER FOR UNDERTAKING SUCH CHANGES IN WORK IN THE ABSENCE OF A SIGNED CHANGE IN WORK FORM.

17.5  Owner Directives. If Contractor and Owner are unable to agree on the matters described in the Change In Work Form submitted by Contractor pursuant to Section 17.2 with respect only to any Minor Change In Work (other than any Change In Work Form described in Section 8.7, with respect to which the Parties acknowledge that Owner shall not be entitled to issue an Owner Directive), then Contractor shall perform the Work as modified by the contemplated Minor Change In Work if Owner so directs in writing and such change is not illegal and does not affect the safe performance of the Work (an “Owner Directive”); provided  that Owner shall not issue any Owner Directive that, when take together with all prior Owner Directives, would cause the aggregate amount by which the Contract Price has increased as a result of Owner Directives to exceed [***].  In such an event:

(a)

in the event that Contractor has provided a reasoned explanation against such Change In Work as described in Section 17.2, and Owner issues an Owner Directive nonetheless, in addition to other relief specified in this Section 17.5, Contractor shall be entitled to require reasonable adjustment of its warranties, guaranties and indemnification undertakings hereunder that were specifically identified in its reasoned explanation;

(b)

the Contract Price shall be increased by the sum of (i) the difference of (A) the direct costs (without profit, overhead or contingency) incurred by Contractor because of such Minor Change In Work, less (B) any savings or costs not incurred because of such Minor

Change In Work, plus (ii) an allowance for profit and overhead calculated as the product of (x) the amount set forth in clause (i) above multiplied by (y) the Change Order Profit Margin, in each case under clauses (a)(i) and (a)(ii) as calculated pursuant to the procedures of Exhibit “B”; provided that in the event of a dispute as to the increase in the Contract Price, the disputed amount shall be held in an interest-bearing account (subject to the security interest of the Financing Parties) to be released to Contractor if the dispute is resolved in Contractor’s favor (it being understood that interest on such amounts shall accrue for the benefit of Owner); and

(c)

the Key Date Items on the Key Date Schedule and the Substantial Completion Guaranteed Date shall be equitably adjusted.

Unless Contractor and Owner (each in its sole discretion) otherwise agree, neither the Contract Price nor the Substantial Completion Guaranteed Date shall be modified as a result of such Owner Directive except as provided in this Section 17.5.

17.6  Additional Relief. Except as may be expressly set forth in Sections 17.3 and Section 17.5, unless Contractor and Owner (each in its sole discretion) otherwise agree, neither the Contract Price nor the Substantial Completion Guaranteed Date shall be modified as a result of any Change In Work executed pursuant to the provisions of Article 17.

17.7  No Suspension. Contractor shall not suspend the Work due to the fact that resolution of any proposed Change In Work is pending unless directed by Owner in writing in accordance with Article 22.

18. WARRANTIES CONCERNING THE WORK

18.1  Work Warranties. Contractor warrants and guarantees to Owner with respect to the Power Plant (the “Work Warranties”) that all Work (other than Work covered by the Materials Warranty), including the construction and design of the Power Plant and the installation of the Equipment and Materials:

(a)

shall be Industry Grade;

(b)

shall be free from Defects and other defects of manufacture, construction or design; and

(c)

shall conform to all applicable requirements of the Contract, Exhibit “A” and all Applicable Laws and Permit Requirements.

18.2  Materials Warranty. Contractor further warrants that all Equipment and Materials, and other items furnished by Contractor and any Subcontractors or Vendors hereunder (the “Materials Warranty”):

(a)

shall be new and of good and suitable quality when installed;

(b)

shall conform to the requirements of the Contract, Exhibit “A” and all Applicable Laws and Permit Requirements;

(c)

shall be free from any charge, lien, security interest or other encumbrance;

and

(d)

shall be free of any Defects including Defects in design, materials or fabrication.

If requested by Owner, Contractor shall provide Owner with satisfactory evidence that any item of Equipment and Materials satisfy the Materials Warranty.

18.3  Warranty Period. Contractor shall have no liability under Section 18.1 or 18.2 from and after the end of the Warranty Period (as such period may have been extended on a prior occasion pursuant to the following proviso); provided, however, that the Warranty Period for any Work, item or part required to be reperformed, repaired, corrected or replaced following discovery of a Defect during the original Warranty Period shall be extended from the time of such reperformance, repair, correction or replacement for a period equal to the original Warranty Period for such item or part; provided, further, that the Warranty Period for any Work, item or part shall not extend beyond twenty four (24) months after the Substantial Completion Date. Contractor shall perform all such reperformance, repairs, corrections and replacements so that the respective repair or replacement parts are complete and reasonably expected to perform satisfactorily for at least one year beyond the date of repair, correction or replacement.

18.4  Enforcement by Owner. Commencing on the expiration of the Warranty Period, as extended pursuant to Section 18.3, Owner shall be responsible for enforcing all remaining representations, warranties, and guarantees with respect to the Power Plant from Subcontractors or Vendors, and Contractor shall provide reasonable assistance to Owner, on a cost plus 15% reimbursable basis, in enforcing such representations, warranties, and guarantees, when and as reasonably requested by Owner. In addition, prior to the expiration of the Warranty Period with respect to any item of Work performed or provided by any Subcontractor or Vendor, Owner may, at its option and upon prior written Notice to Contractor, enforce the particular warranty, the Work Warranty or the Materials Warranty against such Subcontractor or Vendor if:

(a)

Owner determines that Contractor has not enforced such warranty against the Subcontractor or Vendor in a timely and diligent manner or performed the warranty work itself, Contractor is in default under this Contract and Owner reasonably determines the failure by Contractor to enforce such warranty could result in the lapse of the period allowed to present the applicable warranty claim under the applicable subcontract or purchase order, or

(b)

a Contractor Event of Default exists.

18.5  Exclusions. The Work Warranty set forth in Section 18.1 and the Materials Warranty set forth in Section 18.2 shall not apply to:

(a)

Damage to any Equipment and Materials to the extent such damage is caused by either the negligence of Owner or:

(i)

a failure to operate and maintain such Equipment and Materials in accordance with the recommendations set forth in the Required Manuals, but only if such failure occurs after Substantial Completion;

(ii)

operation of such Equipment and Materials in excess of operating specifications for such Equipment and Materials as set forth in the Required Manuals, but only if such failure occurs after Substantial Completion;

(iii)

the use of spare parts and normal consumables in the repair or maintenance of such Equipment and Materials that are not in accordance with specifications and recommendations set forth in the Required Manuals, but only if such failure occurs after Substantial Completion;

(iv)

a Force Majeure Event (which excludes warranty failure hereunder); or

(v)

abrasion, corrosion, erosion or chemical attack resulting from exposure to conditions after Substantial Completion that exceed the design range conditions for operating set forth in Exhibit “A” or the Required Manuals.

(b)

Normal operating consumables or items that require replacement due to normal wear and tear or casualty loss (other than as a result of any failure of the Work Warranty or the Materials Warranty).

18.6  Assignment of Subcontractor Warranties. Contractor hereby assigns its right, title and interest in and to all warranties and guarantees of all Subcontractors and Vendors to Owner or any Financing Entity, effective upon the earliest of (i) the end of the Warranty Period or (ii) termination or expiration of this Contract (other than as a result of an Owner Event of Default) and payment of all amounts required to be paid to Contractor hereunder; provided, however, that, notwithstanding such assignment, Contractor shall be entitled to enforce each such warranty and guarantee through the end of the Warranty Period. Contractor shall cause Owner to be an express third party beneficiary of all such warranties and guarantees under contracts Contractor enters into with Major Subcontractors and Vendors, and shall use reasonable efforts to cause Owner to be an express third party beneficiary of all warranties and guarantees of other Vendors and Subcontractors.

18.7  Correction of Defects

18.7.1  Generally. Owner shall promptly provide Notice to Contractor upon discovery that any of the Work fails to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period, and Contractor’s representatives shall have access to the Equipment and Materials, to the extent providing such access does not require a material change to Power Plant operations, and to test and operating records and other information that Contractor reasonably deems necessary to verify the validity of any claim hereunder. Contractor shall, in accordance with the Warranty Procedures and at its own cost and expense (including overtime, but excluding insurance proceeds to the extent actually received), re-perform any necessary engineering and purchasing relating to such Work, and shall pay the cost of removing any Defect and the cost of reperforming, repairing or replacing such subject Work, including any damage to the surrounding Work, as shall be necessary to cause the Work and the Power Plant to conform to the Work Warranty or Materials Warranty. Within ten (10) Business Days after receipt by Contractor of a Notice from Owner specifying a failure of any of the Work to satisfy Contractor’s Work Warranty or the Materials Warranty and requesting Contractor to correct the failure, Contractor and Owner shall mutually agree when Contractor shall remedy such failure. Coordination of the timing of any such remediation or repair shall be subject to Owner’s approval, which shall not be unreasonably withheld or delayed but shall in all cases be subject to Section 15.6. Such remediation or repair shall be considered complete upon the earlier of Owner review and approval of such remedial work or the date which is five (5) days after completion where Owner shall not have performed such review. Notwithstanding the foregoing and subject to Section 18.7.2.2, if any of the Work shall fail to satisfy Contractor’s Work Warranty or the Materials Warranty, and such failure endangers human health or property or materially and adversely affects the operation of the Project, then Contractor shall correct the failure as soon as is reasonably practicable. Subject to Section 18.7.2.2 and Section 18.3(b), the remedy set forth in this Section 18.7.1 shall be Owner’s sole and exclusive remedy with respect to any Defect discovered during the applicable Warranty Period.

18.7.2  Owner Performance

18.7.2.1 . Upon Contractor’s Request. Notwithstanding the foregoing, Contractor may request Owner to perform all or any portion of Contractor’s obligations with respect to any warranty claim, and, if Owner desires to perform such obligations, Owner shall perform such obligations for Contractor’s account in accordance with the Warranty Procedures; provided, however, that the failure to comply with such Warranty Procedures shall not void the Work Warranty or the Materials Warranty.

18.7.2.2.  Failure of Contractor to Perform Warranty Work. Contractor shall be given a reasonable opportunity to perform any Work under its Work Warranty or Materials Warranty. If Contractor does not use commercially reasonable efforts to proceed to complete such warranty Work pursuant to Section 18.7.1 within the agreed time, then Owner shall have the right to perform the necessary remedy, or have third parties perform the necessary remedy, in accordance with the Warranty Procedures, and Contractor shall bear the costs thereof as established pursuant to the Warranty Procedures; provided, however, that the failure to comply with such Warranty Procedures shall neither void the Work Warranty nor the Materials Warranty. In the event any of the Work fails to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period and any such failure occurs under circumstances in which there is an immediate need for repairs, then Owner may perform such warranty work for Contractor’s account in accordance with the Warranty Procedures; provided, however, that the failure to comply with such Warranty Procedures shall not, by itself, void the Work Warranty nor void the Materials Warranty.

18.8  Limitations On Warranties. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS CONTRACT (INCLUDING IN ANY EXHIBIT HERETO), CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND WHATEVER RELATING TO THIS CONTRACT, THE WORK, OR DESIGN, EQUIPMENT, OR MATERIALS TO BE SUPPLIED BY CONTRACTOR UNDER THIS CONTRACT OR TO THE POWER PLANT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A SPECIFIED PURPOSE, WHETHER SUCH MIGHT ARISE UNDER LAW OR EQUITY OR CUSTOM OF TRADE. SUBJECT TO SECTION 18.7.2.2, FROM AND AFTER THE SUBSTANTIAL COMPLETION DATE, THE REMEDIES SPECIFIED IN THIS ARTICLE 18 REPRESENT THE SOLE AND EXCLUSIVE REMEDY OF OWNER AND THE SOLE AND EXCLUSIVE LIABILITY OF CONTRACTOR WITH RESPECT TO ANY FAILURE TO SATISFY THE WORK WARRANTY OR THE MATERIALS WARRANTY, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.

19. EQUIPMENT IMPORTATION; TITLE

19.1

Importation of Equipment and Materials. Contractor, at its own cost and expense, shall make all arrangements, including the processing of all documentation, necessary to import into the United States Equipment and Materials to be incorporated into the Power Plant and any other equipment and other items necessary to perform the Work and shall coordinate with the applicable Governmental Authorities in achieving clearance of United States customs for all such Equipment and Materials and other items and, to the extent available under United States law but without limiting Contractor’s liability for any and all import duties, taxes and levies as specified in Section 6.2, achieving such importation duty- and tax-free. In no event shall Owner be responsible for any delays in customs clearance or any resulting delays in performance of the Work.

19.2

Title.

19.2.1  Contractor warrants good title, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, to all Equipment and Materials and other items furnished by it or any of its Subcontractors or Vendors that become part of the Power Plant or that are to be used for the operation, maintenance, or repair thereof.

19.2.2  Title to all Equipment and Materials and other items shall pass to Owner, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, upon delivery to the Site.

19.2.3  The transfer of title shall in no way affect Owner’s or Contractor’s rights as set forth in any other provision of this Contract. Subject to Owner’s obligations under Article 24, Contractor shall have care, custody, and control of all Equipment and Materials and other items and exercise due care with respect thereto until the earlier of the Substantial Completion Date and the termination of this Contract.

19.3

Protection. For the purpose of protecting Owner’s interest in all Equipment and Materials, and other items with respect to which title has passed to Owner pursuant to Section 19.2 but that remain in possession of another party, Contractor shall at Owner’s request provide the information available to it that is necessary to determine whether Owner should file with any security interest registry necessary to protect Owner’s title or to protect Owner against claims by other parties, and, if available to Contractor, provide the information necessary to make such filing.

19.4

Owner Possession. On the Substantial Completion Date, Owner shall take complete possession and control and assume responsibility for the daily operation and maintenance of the Power Plant. Risk of loss to all portions of the Work shall pass to Owner on the Substantial Completion Date.

20. DEFAULT

20.1

Contractor Events of Default. Contractor immediately shall be in material default of its obligations pursuant to this Contract upon the occurrence of any one or more events of default set forth below (each, a “Contractor Event of Default”):

(a)

Contractor becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors, or insolvency, receivership, reorganization, or bankruptcy proceedings are commenced by Contractor;

(b)

insolvency, receivership, reorganization, or bankruptcy proceedings are commenced against Contractor and such proceeding shall remain undismissed or unstayed for a period of [***];

(c)

any representation or warranty made by Contractor in Section 5.1 was materially false or misleading when made and Contractor fails to remedy such false or misleading representation or warranty, and to make Owner whole for any consequences thereof, within [***] after Contractor receives a Notice from Owner with respect thereto;

(d)

Contractor assigns or transfers this Contract or any right or interest herein, except as expressly permitted under Article 29;

(e)

Contractor fails to maintain any insurance coverages required of it in accordance with Article 23 and Contractor fails to remedy such breach within [***] after Contractor receives a Notice from Owner with respect thereto;

(f)

Contractor fails to perform or observe in any respect any provision of this Contract providing for the payment of money that is indisputably owed to Owner or any other material provision of this Contract not otherwise addressed in this Section 20.1, and such failure continues for [***] after receipt of Owner's written notice in the case of a payment obligation and [***] after receipt of Owner's written notice in the case of any other obligation, except such [***] limit shall be extended if (i) curing such failure reasonably requires more than [***] but can reasonably be accomplished within [***], (ii) Contractor commences such cure within such [***] period and diligently prosecutes such cure, and (iii) such cure is accomplished within [***] in each case after Contractor receives a Notice from Owner with respect thereto;

(g)

the Substantial Completion Date has not occurred by [***] after the Substantial Completion Guaranteed Date (as the Substantial Completion Guaranteed Date may be extended pursuant to Section 9.6 (in the case of Force Majeure Events or Excusable Events), Articles 17, 22, Section 24.1, or Section 30(d)); or

(h)

Contractor Abandons the Work.

20.2  Owner’s Rights and Remedies. Subject to the limitations set forth in this Contract, in the event of a Contractor Event of Default, Owner or its assignees shall have the following rights and remedies, in addition to any other rights and remedies that may be available to Owner or its assignees under this Contract and Applicable Law, and Contractor shall have the following right and obligations:

(a)

Owner, without prejudice to any of its other rights or remedies, may terminate this Contract;

(b)

If requested by Owner, Contractor shall withdraw from the Site, shall assign to Owner such of Contractor’s subcontracts as Owner may request, and shall deliver and make available to Owner information and contractual rights to patents, and licenses of Contractor related to the Work reasonably necessary to permit Owner to complete or cause the completion of the Work, and in connection therewith Contractor authorizes Owner and its respective agents to use such information in completing the Work, shall remove such materials, equipment, tools, and instruments used by and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct, and Owner may take possession of any or all Contractor Deliverables and Site facilities of Contractor related to the Work necessary for completion of the Work (whether or not such Contractor Deliverables and Site facilities are complete);

(c)

Owner shall have the right (either with or without the use of Contractor’s equipment) to have the Work finished whether by enforcing any security given by or for the benefit of Contractor for its performance under this Contract or otherwise;

(d)

Owner may seek equitable relief to cause Contractor to take action or to refrain from taking action pursuant to this Contract, or to make restitution of amounts improperly received under this Contract;

(e)

Owner may make such payments or perform such obligations as are required to cure any Contractor Event of Default and offset the cost of such payment or performance against payments otherwise due to Contractor under this Contract where such payments to Contractor shall include payments for Work completed prior to such termination for which Contractor has not previously been paid, to be determined in accordance with the Payment Schedule based upon completed payment milestones and actual, measurable and demonstrated Work in progress addressed by uncompleted payment milestones at the time of termination; and

(f)

Owner may seek damages as provided in Section 20.3, including proceeding against any bond, guarantee, letter of credit, or other security given by or for the benefit of Contractor for its performance under this Contract.

20.3  Damages for Contractor Default.

(a)

In the event of a Contractor Event of Default which has not been cured in accordance with the cure periods hereunder, if any, Owner may terminate this Contract by delivery of written notice to Contractor, and, subject to Article 33, Contractor shall be liable to Owner for any and all actual damages to Owner as a result of such Contractor Event of Default (including damages for the actual Loss to Owner occasioned by any delay in completing the Power Plant that arises out of Owner’s termination of this Contract under this Article 20), it being understood that, to the extent that the actual costs of completing the Work, including compensation for obtaining a replacement contractor or for obtaining additional professional services required as a consequence of such Contractor Event of Default, exceed those costs that would have been payable to Contractor but for such Contractor Event of Default, Contractor shall be obligated to pay the difference to Owner. In the event of a Contractor Event of Default which has not been cured in accordance with the cure periods hereunder, if any, Contractor shall promptly mark the Letter of Credit “cancelled” and return the same to Owner. In addition, in the event of a Contractor Event of Default, Owner shall be entitled to withhold further payments to Contractor for the Work performed prior to termination of this Contract until Owner determines the liability of Contractor, if any, under this Section 20.3. Upon determination of the total cost of the Work, Owner shall notify Contractor in writing of the amount, if any, that Contractor shall pay Owner or Owner shall pay Contractor. Contractor acknowledges that in the event of such a termination, Owner may enter into a turn-key contract for the completion of the Power Plant with the same performance guarantees, completion deadlines and liquidated damages as are provided for in this Contract and that the cost to complete the Power Plant in such event may greatly exceed the cost hereunder.

(b)

If it is determined for any reason that Contractor was not in default or that its default was excusable (including because Owner was in default of a payment obligation to Contractor) or that Owner was not entitled to the remedy against Contractor provided above, the termination will be deemed to be a termination for convenience/early termination pursuant to Article 21.

20.4 Owner Event of Default. Owner immediately shall be in material default of its obligations pursuant to this Contract upon the occurrence of any one or more events of default set forth below (each, an “Owner Event of Default”):

(a)

Owner becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors, or insolvency, receivership, reorganization, or bankruptcy proceedings are commenced by Owner;

(b)

Insolvency, receivership, reorganization, or bankruptcy proceedings are commenced against Owner and such proceeding shall remain undismissed or unstayed for a period of thirty (30) days;

(c)

any representation or warranty made by Owner in Section 5.2 was materially false or misleading when made and Owner fails to remedy such false or misleading representation or warranty, and to make Contractor whole for any consequences thereof, within thirty (30) days after Owner receives a Notice from the Contractor with respect thereto;

(d)

Owner fails to maintain any insurance coverages required of it in accordance with Article 23 and Owner fails to remedy such breach within five (5) days after Owner receives a Notice from Contractor with respect thereto;

(e)

Owner fails to maintain or replenish the Letter of Credit required of it in accordance with the requirements of the LNTP and this Contract, or the issuing bank of such Letter of Credit shall revoke such Letter of Credit prior to the scheduled expiry thereof; or

(f)

Owner fails to perform or observe in any respect any provision of this Contract providing for the payment of money that is indisputably owed to Contractor or any other material provision of this Contract not otherwise addressed in this Section 20.4, and such failure continues for [***] after receipt of Contractor’s written notice in the case of a payment obligation and [***] after receipt of Contractor’s written notice in the case of any other obligation, except such [***] limit shall be extended if (i) curing such failure reasonably requires more than [***] but can reasonably be accomplished within [***], (ii) Owner commences such cure within such [***] period and diligently prosecutes such cure, and (iii) such cure is accomplished within [***], in each case after Owner receives a Notice from Contractor with respect thereto.

20.5  Contractor’s Rights and Remedies. Upon the occurrence and during the continuance of an Owner Event of Default and subject to Article 33, Contractor shall only have the following rights or remedies:

(a)

Contractor may suspend performance of the Work until Owner cures such Owner Event of Default (in which event, Contractor shall be compensated by Owner in the manner specified in Section 22.3);

(b)

to terminate this Contract (in which event Contractor shall be compensated in the manner described in Section 21.1.1 for termination by Owner without cause);

(c)

Contractor may avail itself of any equitable remedy or remedy at law to enforce the obligations of Owner under this Contract ; and

(d)

Contractor may draw on the Letter of Credit to the extent of any accrued and unpaid amounts payable to Contractor by Owner under this Contract.

21.  EARLY TERMINATION

21.1  General. Owner may in its sole discretion terminate the Work with or without cause (including, without limitation, in circumstances where inability to obtain an Applicable Permit prevents continuation or completion of the Project) at any time by giving Notice of termination to Contractor, to be effective upon the receipt of such Notice by Contractor or upon such other termination date specifically identified by Owner therein; provided that if NGP Blue Mountain I LLC terminates this Agreement without cause it shall not enter into any other engineering, procurement and construction contract for a binary power plant similar to the Power Plant for a period of three (3) years. If Owner terminates the Work without cause or for any cause other than a Contractor Event of Default specified in Section 20.1 or if Contractor terminates this Contract under Section 9.7, 20.5 or 22.2, then Owner and Contractor shall have the following rights, obligations and duties:

21.1.1  Cancellation Charge

21.1.1.1  Termination Prior to Full Notice to Proceed Date. If this Contract is terminated pursuant to Section 21.1 prior to the Full Notice to Proceed Date, then the terms and conditions of the LNTP Agreement and the second limited notice to proceed agreement (if any) shall apply.

21.1.1.2  Termination After the Notice to Proceed Date. The Parties acknowledge that a portion of the Work is not subject to cancellation or early termination, including those items marked on Exhibit D as “Non Terminable Items”. In the event this Contract is terminated pursuant to Section 21.1 on or after the Full Notice to Proceed Date, as full compensation for the Work performed through the effective date of termination pursuant to Section 21.1 (including all taxes, fees and charges for which Contractor is responsible hereunder), Owner shall pay to Contractor, (a) any outstanding payments in respect of the Contract Price that have accrued and become due and payable for Work performed in accordance with the Payment Schedule (including, if applicable, deferred amounts for payments scheduled in May and June of 2008), plus (b) an amount equal to the actual Retainage withheld by Owner corresponding to the portion of the Contract Price that has been paid prior to termination, plus (c) the amount of costs incurred by Contractor in performing the Work for which payment has not yet been invoiced through the date of such termination (as calculated pursuant to the procedures set forth in Exhibit “B”), plus (d) that portion of the Contract Price that is attributable to the Non Terminable Items and was not otherwise paid under (a) or (c), plus (e) reasonable demobilization costs and actual cancellation costs payable by Contractor to third parties plus (as calculated pursuant to the procedures set forth in Exhibit “B”) (f) an allowance for profit and overhead calculated as the product of (i) [***] multiplied by (ii) the difference of (x) the Contract Price , minus (y) the sum of the total amount of payments described in clauses (a) through (e) above and, without duplication, payments received by Contractor prior against the Contract Price.

21.1.2  Adjustment for Defects. Notwithstanding the foregoing, but without duplication to the extent that any payments calculated pursuant to Sections 21.1.1 have already been reduced to account for Defects, the amount owed pursuant to Sections 21.1.1 shall be subject to adjustment to the extent any Work contains Defects.

21.1.3  Assumption of Contractor Contracts. Owner shall have the right at its sole option, provided that it pays the termination costs set forth herein, and, if required by such third party, Owner's adequate assurance to such third party regarding Owner's ability to pay, to assume and become liable for any written obligations and commitments that Contractor may have in good faith undertaken with third parties in connection with the Work to be performed at the Site. If Owner elects to assume any obligation of Contractor as described in this Section 21.1.3, then simultaneously with and conditioned upon Owner’s compliance with its payment obligations, including under this Article 21, Contractor shall execute all papers and take all other reasonable steps requested by Owner which may be required to vest in Owner all rights, set-offs, benefits and titles necessary to such assumption by Owner of such obligations described in this Article 21, and Owner shall simultaneously agree to indemnify Contractor against liabilities thereafter arising under the assumed obligations or commitments, and Contractor shall be relieved from all warranties and guarantees (including, without limitation, all Performance Guarantees) hereunder (provided that nothing in this Section shall be deemed to relieve Contractor from liabilities accrued prior to such termination).

21.2 Claims for Payment.  All claims for accrued and outstanding payment obligations by either Party under this Article 21 must be made within sixty (60) days after the effective date of a termination hereunder, and payment must be made within thirty (30) days of submission of a Contractor invoice for such payment. with supporting information and documents as described in this Article 21. Section 7.12 shall apply to such payments.

If Owner disputes any portion of an invoiced payment, Owner shall pay the undisputed portion of the requested payments within such thirty (30) Day period, shall escrow the disputed portion for release to Contractor to the extent such dispute is determined in favor of Contractor, and the dispute over the balance of the claimed remaining payments may be resolved pursuant to the expedited payment dispute mechanism in Section 34.

22.  SUSPENSION

22.1  General. Owner may suspend performance of the Work at any time by giving Notice thereof to Contractor. Such suspension shall continue for the period specified in the suspension Notice. Owner shall pay in accordance with the terms hereof any amounts due to Contractor for Work completed prior to the giving of such Notice notwithstanding such suspension. The Contract Price shall be adjusted as provided in clause (b) of Section 22.3 to reflect any additional increased costs of Contractor resulting from any such suspension, as demonstrated by Contractor to Owner’s reasonable satisfaction. No adjustment shall be made to the extent that performance is suspended, delayed, or interrupted for any cause due to Contractor’s negligence, willful misconduct, or noncompliance with the terms of this Contract. At any time after the effective date of the suspension, Owner may require Contractor to resume performance of the Work within a reasonable period of time following delivery of Notice thereof.

22.2  Contractor’s Termination Right.

(a)

If at the end of the specified suspension period Owner has not requested a resumption of the Work or has not notified Contractor of any extension of the suspension period (but in no event beyond one hundred eighty (180) days in the aggregate for all suspensions under this Contract, other than suspensions for any reason due to Contractor’s negligence, willful misconduct or noncompliance with the terms of this Contract) at Contractor’s option the Work shall be deemed terminated as of the commencement date of the suspension period, and Owner shall pay Contractor in accordance with Section 21.1.1.

(b)

Contractor shall have the right to suspend Work in the event of an Owner Event of Default (including for failure to make payment of money indisputably owed to Contractor to the extent, and within the time periods, provided in Section 20.4(f)) as provided in Section 20.5(b).

22.3  Extension of Time and Compensation Rights. In the case of any suspension under this Article 22 or any suspension by Contractor under Section 20.5, other than a Suspension for Cause (as defined below):

(a)

the Substantial Completion Guaranteed Date and every other Contractor milestone shall be extended by the period of time that Contractor is delayed in the performance of activities or milestones as a result of such suspension, plus a reasonable period for demobilization and remobilization as approved by Owner;

(b)

Owner shall pay Contractor within thirty (30) days after receipt of Contractor’s invoice (which invoices shall be submitted monthly during the applicable suspension period) for those costs incurred during the suspension period that are documented by Contractor to the reasonable satisfaction of Owner, to the extent attributable to the suspension, and that are:

(i)

for the purpose of safeguarding and/or storing the Work and the Equipment and Materials at the point of fabrication, in transit, or at the Site;

(ii)

for personnel, Subcontractors, Vendors, or rented Equipment and Materials, the payments for which, with Owner’s prior written concurrence, are continued during the suspension period;

(iii)

for reasonable costs of demobilization and remobilization; or

(iv)

for rescheduling the Work (including penalties or additional payments to Subcontractors or Vendors for the same); and

(c)

the Key Date Items on the Key Date Schedule and the Payment Schedule shall be adjusted to account for same.

Notwithstanding the foregoing, neither the Contract Price nor the Substantial Completion Guaranteed Date shall be adjusted for a Suspension for Cause. A suspension shall be a Suspension for Cause if both of the following conditions are satisfied (a “Suspension for  Cause”):

(x)

Contractor shall be materially in default of any provision hereunder; and

(y)

unless such default creates imminent danger to persons or property or constitutes a failure to provide insurance in accordance with this Contract in which case no Notice thereof shall be required, Owner shall have given Notice of such default to Contractor, at least five (5) days shall have elapsed since the delivery of such Notice, and Contractor shall have failed to cure such default within such five (5) days.

23. INSURANCE

23.1

General.

23.1.1  Contractor’s Insurance. Contractor, at its expense, shall procure or cause to be procured and maintain or cause to be maintained in full force and effect at all times commencing no later than upon commencement of the Work at the Site and until the expiration of the Warranty Period, all insurance coverages specified in Exhibit “Q-1”. All insurance coverage shall be in accordance with the terms of this Article 23 and Exhibit “Q-1”, using companies, to the extent required by Applicable Law, authorized to do business in the State of Nevada.

23.1.2 Owner’s Insurance. Owner, at its expense, shall procure or cause to be procured and maintain or cause to be maintained in full force and effect at all times during the periods described in Exhibit “Q-2”, all insurance coverages specified in Exhibit “Q-2”. All insurance coverages shall be in accordance with this Article 23 and Exhibit “Q-2”, using companies, to the extent required by Applicable Law, authorized to do business in the State of Nevada.

23.1.3  Non-Violation. Neither Party shall knowingly violate nor knowingly permit to be violated any conditions of the policies provided by the other Party under the terms of this Contract and shall at all times satisfy the requirements of the insurance companies issuing them.

23.2  Subrogation Waivers. Contractor’s policies (except for worker's compensation and employer’s liability policies) shall provide for a waiver of subrogation rights against Owner, the Financing Entities, and, to the extent permitted under this Contract, their respective assigns, subsidiaries, Affiliates, directors, officers and employees, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under any such policy. Contractor releases and waives any and all rights of recovery against Owner, the Financing Entities, and all their respective assigns, subsidiaries, Affiliates, directors, officers and employees that Contractor may otherwise have or acquire in or from or in any way connected with any loss covered by policies of insurance maintained or required to be maintained by Contractor pursuant to this Contract or because of deductible clauses in, or inadequacy of limits of, any such policies of insurance.

Owner's Policies shall provide for a waiver of subrogation rights against Contractor and (to the extent permitted under this Contract), its respective assigns, and Contractor's and its' respective assigns, subsidiaries, Affiliates, directors, officers and employees, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under any such policy. Owner releases and waives any and all rights of recovery against Contractor, and (to the extent permitted under this Contract), its respective assigns, subsidiaries, Affiliates, directors, officers and employees that Owner may otherwise have or acquire in or from or in any way connected with any loss covered by policies of insurance maintained or required to be maintained by Owner pursuant to this Contract or because of deductible clauses in, or inadequacy of limits of, any such policies of insurance.

23.3  Subcontractor Insurance. Contractor, at its election, shall either add its SubContactors as additional insureds under Contractor's policies, or shall require Subcontractors who perform services at the Site to obtain insurance coverage sufficient in consideration of the size of its Subcontract.

23.4  Insurance Coverages. All amounts of insurance coverage specified in Exhibits “Q-1”, “Q-2” and “Q-3” are required minimums. Owner and Contractor shall each be solely responsible for determining the appropriate amount of insurance, if any, in excess thereof. The required minimum amounts of insurance shall not operate as limits on recoveries available under this Contract. Failure to Maintain Insurance. If at any time the insurance to be provided by Owner or Contractor hereunder shall be reduced or cease to be maintained, then (without limiting the rights of the other Party in respect of any default that arises as a result of such failure) the other Party may at its option maintain the insurance required hereby (subject to the provisions of Section 23.4) but only after the Party in default has had ten (10) Business Days prior Notice of such failure to provide such insurance in order to cure the same. In such event (a) Owner may withhold the cost of insurance premiums expended for such replacement insurance from any payments to Contractor, or (b) Owner shall reimburse Contractor for the premium of any such replacement insurance, as applicable.

24.  RISK OF LOSS OR DAMAGE

24.1  Contractor Assumption of Risk. Until the Substantial Completion Date, Contractor shall have care, custody and control of the Power Plant. Subject to Section 25.2, until the Substantial Completion Date:

(a)

Contractor assumes risk of loss for, and full responsibility for the cost of replacing or repairing any damage to, the Power Plant and all Equipment and Materials and maintenance equipment (including temporary materials, equipment and supplies) which are purchased by Contractor or Owner for permanent installation in or for use during construction of the Power Plant regardless of whether Owner has title thereto under this Contract, unless the same is the direct result of Owner or Owner Controlled Subcontractor negligence; and

(b)

if any portion of the Power Plant is lost or damaged, then Contractor shall replace or repair any such loss or damage and complete the Work in accordance with this Contract; provided, however, that Contractor shall not be obligated to replace or repair any such loss or damage unless Owner has properly carried and maintained the insurance which Owner is required to maintain pursuant to Article 23 and Contractor has received reasonable assurances from Owner or the Financing Entities that Owner has received sufficient insurance proceeds or has other committed sources to pay the Contract Price, as adjusted to give effect to any resulting Change In Work due to such loss or damage, paid in accordance with the disbursement provisions of this Contract and the Financing Entities’ definitive financing documents.

24.2 Risk of Loss After Substantial Completion. Subject to Section 25.1, Owner shall bear the risk of loss for, and full responsibility for, the cost of replacing or repairing any damage to the Power Plant from and after Substantial Completion.

25.  INDEMNIFICATION

25.1  By Contractor. To the fullest extent permitted under Applicable Law, Contractor shall defend, indemnify, and hold harmless Owner, the Financing Entities, any Person acting for or on behalf of Owner and each of their respective employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns (each an “Owner Indemnitee”), from and against the following:

(a)

all Losses that directly arise out of or result from any negligent, reckless, or otherwise tortious act or omission (including strict liability) during the performance of the Work, or any curative action under any warranty following performance of the Work, of Contractor or any Affiliate thereof, any Subcontractor, or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable;

(b)

all Losses that directly arise out of or result from:

(i)

all claims for payment, whether or not reduced to a lien or a mechanics lien, filed by Contractor or any Subcontractor or Vendor, or any other Persons performing any portion of the Work, including reasonable attorneys’ fees and expenses incurred by any Owner Indemnitee in discharging any Contractor Lien; or

(ii)

employer’s liability or worker’s compensation claims filed by any employees of Contractor or any of its Subcontractors or Vendors;

(c)

all Losses that directly arise out of or result from the failure of Contractor or any of its Subcontractors or Vendors to comply with the terms and conditions of Applicable Laws or Permit Requirement;

(d)

all Losses that directly arise out of or result from the failure of the Power Plant, as designed, constructed and completed by Contractor, to comply with, or be capable of operating in conjunction with the entire Project in compliance with, Applicable Laws and Permit Requirements;

(e)

all Losses that directly arise out of or result from any insurance policy procured under Article 23 being vitiated as a result of Contractor’s failure to comply with any of the requirements set forth in such policy or any other act by Contractor or any Subcontractor;

(f)

all Losses that directly arise out of or result from the presence or existence of Contractor Hazardous Materials;

(g)

all Losses resulting from claims of landowners under the leases and easements for the Site and nearby real property in which Owner or its Affiliates hold an interest that directly arise out of or result from Contractor’s breach of Section 4.14; and

(h)

all Losses directly that arise out of or result from the failure of Contractor to pay, as and when due, all taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which Contractor is obligated to pay pursuant to the terms of this Contract.

Provided that, to the extent any provision of this Section 25.1 is not enforceable under Applicable Law, such provision shall be deemed to have been rewritten so that such provision is enforceable and is consistent with the Parties’ original intent to the maximum extent possible, and provided further that Contractor's liability with respect to reimbursement of deductibles shall be limited to the extent provided in Section 8 of Exhibit Q-3.

25.2 By Owner. To the fullest extent permitted under Applicable Law, Owner shall defend, indemnify, and hold harmless Contractor, any Person acting for or on behalf of Contractor and each of their respective employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns (each a “Contractor Indemnitee”), from and against the following:

(a)

all Losses that directly arise out of or result from any negligent, reckless, or otherwise tortious act or omission (including strict liability) during the performance of the Owner Provided Work of Owner, any Owner Controlled Subcontractor, or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable;

(b)

all Losses that directly arise out of or result from the failure of Owner or any Owner Controlled Subcontractor to comply with the terms and conditions of Applicable Laws or Applicable Permits;

(c)

all Losses that directly arise out of or result from the failure of the portion of the Project located outside of the Power Plant Fence-Line, as designed, constructed and completed by Owner, to be capable of operating in conjunction with the Power Plant in compliance with Applicable Laws or Applicable Permits;

(d)

all Losses that directly arise out of or result from any insurance policy procured under Article 23 being vitiated as a result of Owner’s failure to comply with any of the requirements set forth in such policy or any other act by Owner or any Owner Controlled Subcontractor;

(e)

all Losses that directly arise out of or result from the presence or existence of Owner Hazardous Materials; and

(f)

all Losses directly that arise out of or result from the failure of Owner to pay, as and when due, any taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which Owner is obligated to pay pursuant to the terms of this Contract, or by delivery by Owner to Contractor of an exemption certificate under Section 6.3.3 that fails to satisfy the requirements for a proper exemption from the Nevada Sales and Use Taxes.

Provided that, to the extent any provision of this Section 25.2 is not enforceable under Applicable Law, such provision shall be deemed to have been rewritten so that such provision is enforceable and is consistent with the Parties’ original intent to the maximum extent possible and provided further that Owner's liability with respect to reimbursement of deductibles shall be limited to the extent provided in Section 8 of Exhibit Q-3.

25.3  Actions by Government Authorities. Contractor shall defend, indemnify, and hold the Owner Indemnitees harmless from and against all claims by any Governmental Authority claiming taxes based on gross receipts or on income of Contractor, any of its Subcontractors or Vendors, or any of their respective agents or employees with respect to any payment for the Work made to or earned by Contractor, any of its Subcontractors or Vendors, or any of their respective agents or employees under this Contract.

25.4  Patent Infringement and Other Indemnification Rights. Contractor shall defend, indemnify, and hold harmless the Owner Indemnitees against all Losses arising from any Intellectual Property Claim. Without limiting the provisions of Section 25.5, if Owner provides Notice to Contractor of the receipt of any such claim, Contractor shall, at its own expense, settle or defend any such Intellectual Property Claim and pay all damages and costs awarded in such Intellectual Property Claim against Owner and either (a) procure for Owner, or reimburse Owner for procuring, the right to continue using the infringing service, Equipment and Materials, or other Work, as the case may be, (b) modify the infringing service, Equipment and Materials, or other Work, as the case may be, so that the same becomes non-infringing, or (c) replace the infringing service, Equipment and Materials, or other Work, as the case may be, with noninfringing service, Equipment and Materials, or other Work, as the case may be. If Owner is enjoined from completing the Project or any part thereof, or from the use, operation, or enjoyment of the Project or any part thereof, as a result of such claim or legal action or any litigation based thereon, then Contractor shall promptly use its best efforts to have such injunction removed and to take one or more of the actions under the preceding clauses (a), (b) or (c); provided, that in no case shall Contractor take any action which materially adversely affects Owner’s continued use and enjoyment of the applicable service, Equipment and Materials, or other Work, as the case may be, without the prior written consent of Owner. Owner’s acceptance of the Contractor Deliverables or supplied Equipment and Materials shall not be construed to relieve Contractor of any obligation hereunder.

25.5  Claim Notice. An indemnitee hereunder shall provide Notice to the indemnifying party, within ten (10) Days after receiving written notice of the commencement of any legal action or of any claims or threatened claims against such indemnitee in respect of which indemnification may be sought pursuant to the foregoing provisions of this Article 25 or any other provision of this Contract providing for an indemnity (such notice, a “Claim Notice”). The indemnitee’s failure to give, or tardiness in giving, such Claim Notice will reduce the liability of the indemnifying party by the amount of damages attributable to such failure or tardiness, but shall not otherwise relieve the indemnifying party from any liability that it may have under this Contract. In case any such claim or legal action shall be made or brought against an indemnitee hereunder and such indemnitee shall notify (by sending a Claim Notice) the indemnifying party thereof, the indemnifying party shall have the right, by Notice given to the indemnitee within ten (10) Days after the date of the applicable Claim Notice, and if applicable, after notifying and consulting with any insurers who may provide claims coverage for the claim subject to such Claim Notice, to assume and control the defense of the claim that is the subject of such Claim Notice, including the employment of counsel selected by the indemnifying party after consultation with the indemnitee and the indemnifying party shall pay all expenses of the conduct of such defense. The indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be borne by the indemnitee unless the indemnifying party shall agree otherwise; provided, however, if the named parties to any such proceeding (including any impleaded parties) include both the indemnitee and the indemnifying party, the indemnifying party requires that the same counsel represent both the indemnitee and the indemnifying party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the indemnitee shall have the right to retain its own counsel at the cost and expense of the indemnifying party. If the indemnifying party shall have failed to assume or diligently prosecute the defense of any claim in accordance with the provisions of this Section 25.5, then the indemnitee shall have the absolute right to control the defense of such claim and the fees and expenses of such defense, including reasonable attorneys’ fees of the indemnitee’s counsel and any amount determined to be owed by the indemnitee pursuant to such claim shall be borne by the indemnifying party, provided that the indemnifying party shall be entitled, at its expense, to participate in (but not control) such defense. Subject to the foregoing, (a) the indemnifying party shall control the settlement of all claims, in coordination with any insurer as required under the applicable insurance policies set forth in Exhibit “Q-1” or Exhibit “Q-2”, as applicable, as to which it has assumed the defense; provided, however, that such settlement shall include a dismissal with prejudice of the claim and an explicit and unconditional release from the party bringing such claim or other proceedings of all indemnitees; and (b) except as provided in the preceding sentence concerning the indemnifying party’s failure to assume or to diligently prosecute the defense of any claim, no indemnitee seeking reimbursement pursuant to the foregoing indemnity shall, without the prior written consent of the indemnifying party, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding for which indemnity is afforded hereunder unless such indemnitee reasonably believes that the matter in question involves potential criminal liability. The indemnitee shall provide reasonable assistance to the indemnifying party when the indemnifying party so requests, at the indemnifying party’s expense, in connection with such legal action or claim, including executing any powers-of-attorney or other documents required by the indemnifying party with regard to the defense or indemnity obligations.

26.  TREATMENT OF CONFIDENTIAL INFORMATION

26.1  Confidential Information.

26.1.1  Any Confidential Information is disclosed in confidence, and the transferee shall restrict its use of such information solely to uses related to the Project or performance of this Contract. Contractor shall cause each of its Subcontractors and Vendors performing work on the Site, and shall use commercially reasonable efforts to cause all other Subcontractors and Vendors with whom it enters into a contract, to abide by the terms and conditions relating to Confidential Information contained herein (or their equivalent). Neither the transferee nor any consultant or other person to whom any confidential or proprietary information is provided in connection with the Project, the Power Plant or performance of this Contract shall publish or otherwise disclose such information to others or use such information for any purpose except as expressly provided above without the written approval of the transferor; provided, however, that nothing herein shall limit:

(a)

the right of Owner to provide any information regarding Contractor, any Subcontractor or Vendor, this Contract, or the Work to (i) its legal, technical and other officers, (ii) its then existing or prospective successors or assigns, (iii) the Owner Controlled Subcontractors to the extent necessary for purposes of causing the Owner Provided Work to conform to the requirements of this Contract or (iv) any Financing Entity (or advisors retained on their behalf) or its successors and assigns; provided, that Owner shall inform each such recipient that such information is confidential and that the provisions of this Contract restrict disclosure of such information;

(b)

the right of either Party to supply such information to any Governmental Authority asserting a right to such information, or as may be required by Applicable Law or any securities exchange; or

(c)

the right of Owner to reproduce and/or use as many copies of any Drawings and Specifications or other documents provided to Owner as it considers useful or necessary for the furtherance of the Work, operation and maintenance of the Project, or otherwise related to the Project.

26.1.2  All right and title to, and interest in, Owner’s Confidential Information shall remain with Owner. All Confidential Information obtained, developed or created by or for Contractor for the Project, including copies thereof, is and shall remain the exclusive property of Contractor whether delivered to Owner or not; provided, that Owner is granted a non-exclusive, royalty-free license to use such information contained in drawings, specifications or other documents or deliverables provided to Owner under this Contract for the operation, maintenance or repair of the Project. No right or license is granted to Contractor or any third party respecting the use of such Confidential Information by virtue of this Contract, except to the extent required for Contractor’s performance of its obligations hereunder. Contractor shall deliver all Owner’s Confidential Information, including all copies thereof, to Owner upon request.

27.  INVENTIONS AND LICENSES

27.1  Contractor Patents and Proprietary Licenses. Contractor agrees to grant and hereby grants to Owner an irrevocable, non-exclusive, royalty-free license under all patents,

copyrights and other proprietary information of Contractor related to the Work now or hereafter owned or controlled by Contractor to the extent reasonably necessary for the operation, maintenance or repair of the Project or any subsystem or component thereof designed, specified, or constructed by Contractor under this Contract. No other license in such patents and proprietary information is granted pursuant to this Contract.

27.2  Software Licenses. To the extent Contractor purchases any software which is necessary for the continued operation of the Project after Substantial Completion, Contractor shall register the Owner as the licensee of such software with the applicable Vendor or otherwise ensure Owner’s right to use such software.

28.

ASSIGNMENT BY OWNER. Without the prior consent of Contractor, Owner may, upon reasonable advance written notice, assign all or part of its right, title, and interest in this Contract to any Financing Entity. Any such Financing Entity may further sub-assign all or any portion of Owner’s rights and obligations hereunder to Owner. Provided that all payments that have become due and payable to Contractor under this Contract have been (or concurrently are) paid, any Financing Entity may, in connection with any default under any financing document related to the Project and without the consent of Contractor or Owner, assign any rights assigned to it hereunder to any Person who succeeds to substantially all the assets of Owner and otherwise has (or will concurrently with such assignment have) committed available sources to fund the remaining payments in respect of the Contract Price as and when due. Except as set forth above, Owner shall not assign all or part of its right, title, interest or obligations in or under this Contract to any other Person without the prior written approval of Contractor. Contractor agrees that, upon receipt of written notice of such assignment, it shall deliver copies of all documents, data, Notices, and other communications required to be delivered to Owner hereunder to the Financing Entities and any other permitted assignee at such address as they shall designate to Contractor in writing. Upon any assignment by Owner under this Section 28, the definition of “Owner Indemnitee” shall be deemed modified to include the assignor and assignee under such assignment and each of their respective employees, agents, partners, Affiliates, shareholders, directors, officers and, to the extent permitted under this Contract, assigns. Any attempted assignment by Owner in derogation of the conditions described in this Section 28 shall be null and void and shall be ineffective to relieve Owner of its responsibilities hereunder.

29.

ASSIGNMENT BY CONTRACTOR. Subject to Contractor’s ability to engage Subcontractors and Vendors (including Affiliates of Contractor) to perform portions of the Work as provided hereunder, Contractor shall not assign all or part of its right, title, interest or obligations in or under this Contract to any other Person without the prior written approval of Owner. Upon any assignment by Contractor under this Section 29, the definition of “Contractor Indemnitee” shall be deemed modified to include the assignor and assignee under such assignment and each of their respective employees, agents, partners, Affiliates, shareholders, directors, officers and assigns. Any attempted assignment by Contractor in derogation of the conditions described in this Section 29 shall be null and void and shall be ineffective to relieve Contractor of its responsibilities hereunder.

30.

HAZARDOUS MATERIALS. Contractor shall not and shall not permit any of its Subcontractors, directly or indirectly to, permit the manufacture, storage, transmission or presence of any Hazardous Materials on the Site except in accordance with Applicable Laws and Permit Requirements. Contractor shall not and shall not permit any of its Subcontractors to release, discharge or otherwise dispose of any Hazardous Materials on the Site. Contractor shall promptly comply with all lawful orders and directives of all Governmental Authorities regarding Applicable Laws and Permit Requirements except to the extent any such orders or directives are being contested in good faith by appropriate proceedings in connection with the Work. If Contractor discovers, encounters or is notified of the existence of any contaminated materials or Hazardous Materials at the Site, then:

(a)

Contractor shall promptly notify Owner thereof and cordon off the area containing such contaminated materials or Hazardous Materials;

(b)

Contractor shall take reasonable steps to stop and contain the release of Hazardous Materials;

(c)

if such Hazardous Materials are Contractor Hazardous Materials, then (i) Contractor shall not be entitled to any extension of time or additional compensation hereunder for any delay or costs incurred by Contractor as a result of the existence of such Contractor Hazardous Materials, and (ii) Contractor shall (x) at Contractor’s sole expense and risk, arrange for disposal and all associated handling, storage, transportation, treatment and delivery required for disposal of such Hazardous Materials, and remediate the Site in accordance with all Applicable Permits or as directed or requested by any Governmental Authorities and (y) indemnify, release and save Owner harmless from all Losses incurred by Owner resulting from the presence, or in connection with the disposal of, such Contractor Hazardous Materials, or resulting from such remediation of the Site by Contractor; and

(d)

if such Hazardous Materials are Owner Hazardous Materials, then, whether located above or below surface, these circumstances shall be an Excusable Event, and (i) Contractor shall be entitled to adjustments to the Contract Price and/or the Substantial Completion Guaranteed Date, in each case to the extent provided under Section 9.6.2, and (ii) Owner shall (x) be responsible, at Owner’s sole expense and risk, for disposal and all associated handling, storage, transportation, treatment and delivery required for disposal of such Owner Hazardous Materials, and for remediation of the Site in accordance with all Applicable Permits or as directed or requested by any Governmental Authorities and (y) indemnify, release and save Contractor harmless from all Losses incurred by Contractor resulting from the presence, or in connection with the disposal of, such Owner Hazardous Materials, or resulting from such remediation of the Site by Owner.

31.

NON-PAYMENT CLAIMS. Contractor shall not directly or indirectly create, incur, assume or suffer to be created by it or any Subcontractor or Vendor, employee, laborer, materialman or other supplier of goods or services any right of retention, mortgage, pledge, assessment, security interest, lease, advance claim, levy, claim, lien, charge or encumbrance on the Work, the Site, the Project or any part thereof or interest therein (each a “Contractor Lien”). Contractor shall keep the Site, the Power Plant, the Work and all Subcontractor and Vendor equipment and materials free of Contractor Liens. Contractor shall promptly pay or discharge, and discharge of record, any such Contractor Lien or other charges which, if unpaid, might be or become a Contractor Lien. Contractor shall immediately notify the Owner of the assertion of any Contractor Lien. If any Owner Indemnitee becomes aware of any Contractor Lien, then such Owner Indemnitee, together with Owner, may so notify contractor in writing, and Contractor shall then (a) satisfy such Contractor Lien, or (b) defend the Owner Indemnitees against any such Contractor Lien and provide assurances of payment as described in the last sentence of this Section 31. If Contractor does not promptly, and in any event within fifteen (15) days after such Notice, satisfy such Contractor Lien, give Owner reasons in writing that are satisfactory to such Owner for not causing the release of such Contractor Lien, or contest such Contractor Lien in accordance with the provisions of the last sentence of this Section 31, then Owner shall have the right, at its option, after written notification to Contractor, to cause the release of, pay, or settle such Contractor Lien, and Owner at its sole option may (x) require Contractor to pay, within five (5) days after request by Owner, or (y) offset against any Retainage or withhold other amounts due or to become due to Contractor (in which case Owner shall, if it is not the applicable Owner Indemnitee, pay such amounts directly to the Owner Indemnitee causing the release, payment, or settlement of such liens or claims), all costs and expenses incurred by the Owner in causing the release of, paying, or settling such Contractor Lien, including administrative costs, attorneys’ fees, and other expenses. Contractor shall have the right to contest any such Contractor Lien, provided it first provides to Owner a bond, letter of credit or other security or assurances of payment reasonably satisfactory to Owner in the amount of such Contractor Lien and in form and substance reasonably satisfactory to Owner.

32. NOTICES AND COMMUNICATIONS

32.1 Requirements. Any Notice pursuant to the terms and conditions of this Contract shall be in writing and deemed effective as follows: (a) if delivered personally, upon delivery; (b) if sent by certified mail, return receipt requested, upon certified receipt; (c) if sent by a recognized mail or courier service, with delivery receipt requested, upon receipt; or (d) if sent by facsimile transmission, when dispatched and acknowledge by recipient as having been received in full and in legible form. Notices shall be addressed to the following persons and address (or to such other persons or addresses as the respective Parties may add or substitute by written Notice):

If to Owner:                                        NGP Blue Mountain I LLC

1755 East Plumb Lane, Suite 220

Reno, Nevada 89502

Attention: Max Walenciak

Fax: (775) 786-3394

with a copy to:                         Nevada Geothermal Power Inc.

Suite 900-409 Granville Street

Vancouver, BC V6C 1T2

Canada

Attention: Brian Fairbank & Andrew Studley

Fax: (604) 688-5926

and with a copy for

any notice of

claim or dispute

to:                                            Latham & Watkins LLP

600 West Broadway, Suite 1800

San Diego, CA 92101

Attention: Kelley Gale, Esq.

Fax: (619) 696-7419

If to Contractor:                                  Ormat Nevada Inc.

6225 Neil Road

Reno, Nevada 89511

Attn: President

Telephone: (775) 356-9029

Facsimile: (775) 356-9039

with a copy to:                          Ormat Nevada Inc.

6225 Neil Road

Reno, Nevada 89511

Attn: Blue Mountain Project Manager

Telephone: (775) 356-9029

Facsimile: (775) 356-9039

and with a copy for

any notice of

claim or dispute

to:                                             Perkins Coie LLP

1201 Third Avenue, 40th Floor

Seattle, WA 98 101-3099

Attention: Robert E. Giles, Esq.

Fax: 206-359-9000

32.2  Representatives. Any technical or other communications pertaining to the Work shall be with the Parties’ designated representative. Each Party shall notify the other in writing of the name of such representatives. The Project Manager and the Project Representative each shall have knowledge of the Work and be available at all reasonable times for consultation. Each Party’s representative shall be authorized on behalf of such Party to administer this Contract, agree upon procedures for coordinating the efforts of the Parties, and, when appropriate, to furnish information to or receive information from the other Party in matters concerning the Work.

33. LIMITATIONS OF LIABILITY AND REMEDIES

33.1 Limitations on Damages. Except for the damages and obligations specified under Sections 16.1, and notwithstanding anything else in this Contract to the contrary, no Party shall be liable to the other for any loss of profits, loss of revenue, or loss of use of the Project or any indirect consequential, exemplary, or special damages arising from a failure to perform any obligation under this Contract, whether such liability arises in contract, tort (including negligence or strict liability), or otherwise.

33.2  Limitations on Contractor’s Liability.

33.2.1  In no event shall Contractor’s liability pursuant to this Contract, whether arising in contract, warranty, or otherwise, be greater in the aggregate than an amount equal to [***] of the Contract Price (as the same may increase or, subject to Section 17.2, decrease from time to time in accordance with the terms of this Contract).

33.2.2  In no event shall Contractor’s aggregate liability (a) under Section 16.1  for Delay Liquidated Damages exceed the Maximum Contractor Delay Liquidated Damages, (b) under Section 16.2 for Buy Down Amounts exceed the Maximum Contractor Buy Down Amounts, or (c) for the aggregate amount of all Delay Liquidated Damages and Buy Down Amounts payable by Contractor under this Contract exceed a collective sum of [***] of the Contract Price (as the same may increase or, subject to Section 17.2, decrease from time to time in accordance with the terms of this Contract). Notwithstanding any of the foregoing, the limitations of this Section 33.2.2 shall not limit Owner’s remedies for any other breach of this Contract other than the specific liquidated damages claims specified in this Section, and specifically such limitations shall not limit Owner’s remedies for Contractor’s failure to Successfully Run those Performance Guarantees (Non-Buy Down) for which Buy Down Amounts are not paid.

3 3.2.3  Notwithstanding anything herein to the contrary, for purposes of determining whether the limit on a Party's liability pursuant to this Contract has been exceeded, there shall be excluded from the calculation of such Party's aggregate liability any liabilities covered by any insurance proceeds actually paid or reimbursed to the liable Party from insurance proceeds.

33.3 Limitation on Owner’s Liability. In no event shall the aggregate liability of Owner pursuant to this Contract, whether arising in contract warranty, or otherwise, be greater than the Contract Price (as the same may increase from time to time in accordance with the terms of this Contract). Contractor’s sole recourse for any damages or liabilities due to Contractor by Owner pursuant to this Contract shall be limited to the assets of Owner without recourse individually or collectively to the assets of the members or the Affiliates of Owner, the Financing Entities or their respective officers, directors, employees or agents, or members or Affiliates.

33.4 Releases, Indemnities and Limitations. Except as expressly set forth herein, releases, assumptions of and limitations on liabilities and limitations on remedies expressed in this Contract as well as waivers of subrogation rights shall apply even in the event of fault, negligence, or strict liability of the party released or whose liability is limited or assumed or against whom right of subrogation are waived and shall extend to the officers, directors, employees, licensees, agents, partners, or entities of such partners such as partners and related entities.

33.5  Representations and Remedies. Each Party makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein and in the Exhibits hereto. The Parties’ rights, liabilities, responsibilities and remedies with respect to this Contract, the Work and the Equipment and Materials shall be exclusively those expressly set forth in this Contract.

34.  DISPUTES

34.1  Negotiations. Notwithstanding anything herein to the contrary, each of the Parties reserves for itself the right to dispute any claim or assertion by the other Party under this Contract, or to dispute whether such other Party has complied with the provisions of this Contract, in each case in accordance with the provisions of this Article 34. Any disputes arising under this Contract shall first be referred to Owner’s Project Representative and the Project Manager. Any dispute that cannot be resolved between Owner’s Project Representative and the Project Manager within fourteen (14) days, or in the case of payment disputes five (5) days, after receipt by each thereof of Notice of such dispute (specifically referencing this Section 34.1) shall be referred, by Notice signed by Owner’s Project Representative and the Project Manager, to the executive officers of the Parties designated by them as their designated representatives (which shall not be the Owner’s Project Representative or the Project Manager) for resolution. If the Parties, negotiating in good faith, fail to reach an agreement within a reasonable period of time, not exceeding twenty (20) days or, in the case of payment disputes, ten (10) days after such referral, then the dispute shall be finally resolved through arbitration in accordance with the following provisions of this Article 34.

34.2  Arbitration. Any dispute that is not settled pursuant to Section 34.1 shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of the Notice of dispute described in Section 34.1 (except as they may be modified herein or by mutual agreement of the disputing Parties), as follows:

(a)

The place of arbitration shall be New York City, New York, and the language of the arbitration shall be English. The disputing Party initiating recourse to arbitration shall submit a request for arbitration (“Request for Arbitration”) as provided under the rules of arbitration of the ICC.

(b)

The arbitration proceeding shall be conducted by a tribunal (the “Tribunal”) comprised of three (3) English-speaking arbitrators. Within fifteen (15) Business Days after receipt by the respondent disputing Party of the Request for Arbitration, each disputing Party shall nominate one arbitrator. Within thirty (30) Business Days after their confirmation by the ICC International Court of Arbitration (the “ICC Court”), the two party-nominated arbitrators shall nominate the third arbitrator, who shall serve as president of the Tribunal. In the event that either disputing Party fails to timely nominate its arbitrator, or the party-nominated arbitrators are unable to agree on the third arbitrator, the president of the Tribunal shall be appointed by the ICC Court.

(c)

After the “Answer” (as defined under the rules of arbitration of the ICC) has been submitted, and before any subsequent substantive submission, each disputing Party shall have the right to request the other disputing Party and any nonparties to produce certain specified documents or categories of documents. In making any determination regarding the scope of production, including the production of documents, the Tribunal shall be guided by the International Bar Association (“IBA”) Rules on the Taking of Evidence in International Commercial Arbitration adopted by the IBA Council on June 1, 1999, as amended from time to time; provided, however, that the arbitrator(s) shall have the power and authority to, and to the fullest extent practicable shall, be instructed to abbreviate arbitration discovery in a manner that is fair to the Parties (including, in particular, limiting such discovery to written documents alone, where such discovery is consistent with the nature of the dispute) in order to expedite the arbitration proceedings and render a decision within the applicable period of time as provided above.

(d)

Initially, and unless the Tribunal directs otherwise, each disputing Party shall bear its own expenses in connection with any arbitration hereunder, including attorneys’ fees, and shall share equally the costs of arbitration. As part of the arbitration award, the Tribunal shall decide how the disputing Parties shall bear such costs of arbitration. In accordance with the rules of arbitration of the ICC, the Tribunal may require the unsuccessful disputing Party to bear all or part of the other disputing Party’s reasonably incurred costs and legal fees associated with the arbitration.

34.3  Entry of Judgment. The award of the Tribunal shall be final and binding upon the Parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any claims for Loss, counterclaims, issues, or accounting presented to the Tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. To the extent permitted by Applicable Laws, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of a competent court in any jurisdiction in which a Party may have assets and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

34.4  Confidentiality. Any arbitration relating to a dispute (including a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) shall be confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 26) to the extent necessary to enforce this Article 34 or any arbitration award, to enforce other rights of a party to the dispute, or as required by Applicable Laws or the rules of any stock exchange to which a Party or its Affiliates may be subject; provided, however, that breach of this confidentiality provision shall not void any settlement, determination or award.

34.5  Work to Continue. Unless otherwise agreed in writing, Contractor shall diligently carry on the Work during the pendency of any disputes so long as all undisputed amounts payable to Contractor hereunder have been paid. If it shall be determined by any Tribunal that any payment of the Contract Price or any other amount payable to Contractor hereunder shall have been unduly paid by Owner to Contractor, Contractor shall promptly refund the amount of such excess payment together with interest thereon at the lesser of the Prime Rate in effect from time to time plus two percent (2%) per annum and the highest rate permitted by Applicable Law, from the day following the date of such payment until the date of full refund to Owner. If it shall be determined by any Tribunal that any payment of the Contract Price or other amount payable to Contractor hereunder shall have been unduly withheld by Owner, Owner shall pay or cause to be paid to Contractor within thirty (30) days after the final judgment is awarded such withheld amount together with interest thereon at the lesser of the Prime Rate in effect from time to time plus two percent (2%) per annum and the highest rate permitted by Applicable Law, from the day following the date on which such payment is determined to have been unduly withheld (as so determined) until the date of payment in full to Contractor.

34.6  Claims. In the event of a claim under this Contract involving an amount greater than $10,000, Contractor shall provide to Owner relevant documentation to support such claim.

35.  MISCELLANEOUS

35.1  Severability. The invalidity or unenforceability of any portion or provision of this Contract shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Contract and the balance of the Contract shall be construed and enforced as if the Contract did not contain such invalid or unenforceable portion or provision. If any such provision of this Contract is so declared invalid, the Parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Contract as near as possible to its original intent and effect.

35.2  Governing Law. This Contract shall be governed by the internal laws of the State of Nevada, excluding its conflict of laws provisions.

35.3  Survival of Termination. The provisions of this Contract which by their nature are intended to survive the termination, cancellation, completion or expiration of the Contract including, but not limited to, any indemnity and any express limitations of or releases from liability and any payment undertakings with respect to obligations or claims which accrued prior to such termination, cancellation, completion or expiration shall continue as a valid and enforceable obligation of the Party notwithstanding any such termination, cancellation, completion or expiration.

35.4  No Oral Modification. No oral or written amendment or modification of this Contract (including a Change In Work Form accepted under Article 17) by any officer, agent, or employee of Contractor or Owner, either before or after execution of this Contract, shall be of any force or effect unless such amendment or modification is in writing and is signed by any officer of the Party (or of the managing member or managing partner of the Party on behalf of the Party) to be bound thereby.

35.5  No Waiver. Either Party’s waiver of any breach or failure to enforce any of the terms, covenants, conditions, or other provisions of this Contract at any time shall not in any way affect, limit, modify, or waive that Party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition, or other provision hereof, any course of dealing or custom of the trade notwithstanding. All waivers must be in writing and signed on behalf of Owner and Contractor in accordance with Section 35.4.

35.6  Time is of the Essence. Contractor acknowledges that timely achievement of Substantial Completion by the Substantial Completion Guaranteed Date is essential to Owner, and therefore is of importance in performing of Contractor’s obligations set forth herein; provided, however, that notwithstanding the forgoing, the Parties expressly agree that payment of Delay Liquidated Damages and Owner’s remedies under Sections 20.2 and 20.3 in the case of a Contractor Event of Default shall be the sole and exclusive remedy for Contractor’s failure to achieve Substantial Completion by the Substantial Completion Guaranteed Date.

35.7  Headings for Convenience Only. The headings contained herein are not part of this Contract and are included solely for the convenience of the Parties.

35.8  Third Party Beneficiaries. The Financing Parties are express third party beneficiaries of the provisions of this Contract within which the term “Financing Entity” or “Financing Entities” appears. Except as set forth in the preceding sentence, the provisions of this Contract are intended for the sole benefit of Owner and Contractor and there are no third party beneficiaries hereof.

35.9  Financing Matters.

35.9.1  Contractor Cooperation. Owner contemplates that it may obtain financing for the Project and/or the Power Plant consisting of: (a) one or more bridge, construction or permanent loans, to be secured by all or a portion of the Project and/or the Power Plant and Owner’s rights under this Contract; (b) lease financing pursuant to which Owner may assign this Contract to one or more Financing Entities that may then collaterally assign this Contract to other Financing Entities or sub-assign all or any portion of Owner’s rights and obligations hereunder to Owner or an Affiliate of Owner; or (c) a combination thereof. In connection therewith, Contractor shall promptly execute a consent to collateral assignment in form and substance customary for project financings of projects similar to the Project, and, to the extent reasonably required by the Financing Entities, deliver customary legal opinions of counsel to Contractor. Owner shall provide reasonably adequate advanced Notice of any requirement to provide any of the foregoing. Contractor shall respond promptly to reasonable requests for information regarding the qualifications, experience, past performance and financial condition of Contractor and other matters pertaining to Contractor’s obligations hereunder.

3 5.9.2  Documents Requested by Financing Entities. Contractor shall provide such data, reports, certifications, opinions of counsel, and other documents, up to a maximum of ten (10) copies each, or assistance related to the Work or this Contract as may be reasonably requested by the Financing Entities with respect to the financing of the Project; provided, however, that the provision of this information shall not in any manner modify Contractor’s rights or obligations under any other provision of this Contract.

35.9.3  Other Assistance. Contractor shall (a) to the extent reasonably requested by Owner, cooperate with Owner in dealing with the Transmitting Utilities, Owner Provided Subcontractors, suppliers, power purchasers, transporters, Governmental Authorities and Financing Entities in any and all matters relating to the Work (including any Interface Points), and (b) cooperate to the extent reasonably necessary to enable Owner to perform its respective obligations under their agreements with the Financing Entities.

35.10  Further Assurances. Owner and Contractor will each use its best efforts to implement the provisions of this Contract, and for such purpose each, at the request of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such assistance, or assignments, consents or other instruments in addition to those required by this Contract, in form and substance satisfactory to the other, as the other may reasonably deem necessary or desirable to implement any provision of this Contract.

35.11  Record Retention. Contractor agrees to retain for a period of three (3) years from the Final Completion Date all records relating to its performance of the Work or Contractor’s warranty obligations herein, and, if reasonably possible, to cause all Major Subcontractors and Major Vendors engaged in connection with the Work or the performance by Contractor of its warranty obligations herein to retain for the same period all their records relating to the Work.

35.12  Binding on Successors, Etc. Subject to Articles 28 and 29, this Contract shall be binding on the Parties hereto and on their respective successors, heirs and permitted assigns.

35.13  Merger of Prior Contracts. Except with respect to the LNTP Agreement and the second limited notice to proceed (if any) as set forth in Article 8, this Contract supersedes any other agreement, whether written or oral, that may have been made or entered into between Owner and Contractor or by any office or officer of such Party relating to the Power Plant or the Work. This Contract and Exhibits hereto constitute the entire agreement between the Parties with respect to the Power Plant, and there are no other agreements or commitments with respect to the Power Plant except as set forth herein.

35.14  [reserved].

35.15  Counterpart Execution. This Contract may be executed by the Parties hereto in any number of counterparts (and by each of the Parties hereto on separate counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

35.16 [reserved].

35.17  Set-Off. Either Party may at any time, but shall be under no obligation to, set off any and all sums due from the other Party against sums due to such Party hereunder.

35.18  Attorneys’ Fees. In the event any action by legal proceeding shall be instituted between Owner and Contractor in connection with this Contract, the Party prevailing in such action shall, if allowed by the Applicable Laws of the jurisdiction in which such legal proceeding is instituted, be entitled to recover from the other Party all of its reasonable costs and expenses incurred in connection with such action by arbitration or other legal proceeding, including reasonable attorneys’ fees.

35.19  Announcements; Publications. Each Party shall coordinate with the other Party with respect to, and provide advance copies to the other Party for review of, the text of any proposed announcement or publication that include any non-public information concerning the Work prior to the dissemination thereof to the public or to any Person other than Subcontractors, Vendors, the Financing Entities or advisors of Contractor., in each case, who agree to keep such information confidential. If a Party delivers written notice to the other Party rejecting any such proposed announcement or publication within two (2) Business Days after receiving such advance copies, the proposing Party shall not make such public announcement or publication; provided. however, that Contractor may disseminate or release such information in response to requirements of Governmental Authorities, the rules of any stock exchange to which it or its Affiliates are subject, or internally within Contractor.

35.20  Independent Contractor. Contractor is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with Owner other than that of owner and independent contractor, or as creating any relationship whatsoever between Owner and Contractor’s employees. Neither Contractor nor any of its employees is or shall be deemed to be an employee of Owner.

35.21  Audit. With respect to any Change In Work which adjusts the Contract Price in a manner other than by lump sum adjustment, or with respect to Work performed pursuant to an Owner Directive other than on a lump sum basis, Contractor shall maintain, in accordance with generally accepted accounting principles consistently applied, records and books of account. Owner, and its authorized representatives shall be entitled to inspect and audit such records and books of account during normal business hours and upon reasonable advance notice (provided Owner’s audit rights shall not extend to any overhead profit margin, or other allocated costs, or any agreed upon multipliers, unit rates or other agreed to allowances or rates). In the event of a dispute hereunder in which the cost of the Work relating to a Change In Work (other than where such Change In Work is on a lump sum basis) or Owner Directive is properly in issue, Contractor shall grant to Owner the right to conduct an audit with respect to all documentation pertaining to such dispute. Owner and Contractor shall mutually agree on an independent certified public accounting firm for such audit and the reasonable cost of any audit will be borne by the prevailing Party of such audit. Audit data shall not be released by the auditor to parties other than Contractor, Owner and its respective directors, officers, employees, and agents in connection with any such audit. In any case where Contractor is instructed to proceed to comply with a Change In Work prior to the agreement of the lump sum price for such change under Article 17, Contractor shall keep contemporary records of the cost of complying with the Change In Work and of time expended thereon. Such records shall be open to inspection by Owner at all reasonable times. If, as a result of any audit conducted pursuant to this Section 35.21, the results of such audit indicate that Contractor received more or less than the amount to which it was entitled under this Contract, either Owner shall pay the additional amount owed to Contractor or Contractor shall refund any overpayment to Owner, as applicable, in either case within ten (10) days of a written request therefor. Owner shall be responsible for all costs and expenses of such audit unless an overpayment of five percent (5%) is discovered, in which case Contractor shall be responsible for such costs and expenses.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Engineering, Procurement, and Construction Contract to be executed as of the date and the year first above written.

OWNER:

NGP BLUE MOUNTAIN I LLC, a Delaware limited liability company

/s/ Brian D. Fairbank

Name: Brian D. Fairbank

 Title: President and Chief Executive Officer

CONTRACTOR:

ORMAT NEVADA INC., a Delaware corporation

/s/ Connie Stechman

Name: Connie Stechman

 Title: Assistant Secretary

[SIGNATURE PAGE TO EPC CONTRACT]